 As filed with the Securities and Exchange Commission on October 26, 1999

                                                Registration No. 333-87325

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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                              ------------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                              ------------------

                      OFFICIAL PAYMENTS CORPORATION
            (Exact name of registrant as specified in its charter)

                              ------------------

          Delaware                   7374                    52-2190781
       (State or other         (Primary Standard          (I.R.S. Employer
     jurisdiction of             Industrial             Identification No.)
      incorporation or        Classification Code
      organization)                Number)

                  2333 San Ramon Valley Boulevard, Suite 450
                          San Ramon, California 94583

                              (925) 855-5000
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              ------------------
                                Thomas R. Evans
                            Chief Executive Officer

                       445 Park Avenue, 10th Floor

                         New York, New York 10022

                              (917) 322-2540
           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:

          Dennis J. Block, Esq.                   Daniel Clivner, Esq.
      Cadwalader, Wickersham & Taft            Simpson Thacher & Bartlett
             100 Maiden Lane
         New York, New York 10038          10 Universal City Plaza, Suite 852

              (212) 504-6000                Universal City, California 91608
                                                     (818) 755-7000

       Approximate date of commencement of proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                              ------------------

                     CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
                                                          Proposed
                                             Proposed      Maximum
 Title of Each Class of       Amount         Maximum      Aggregate   Amount of
    Securities to be          to be       Offering Price  Offering   Registration
       Registered         Registered(1)    Per Share(2)   Price(2)       Fee
---------------------------------------------------------------------------------
Common Stock, par value
 $0.01 per share.......  5,750,000 shares     $15.00     $86,250,000  $23,978(3)
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

(1) Includes 750,000 shares subject to an over-allotment option granted to the underwriters by us. See "Underwriting."

(2) Estimated solely for purposes of computing the registration fee pursuant to Rule 457(o).

(3) Of this fee, $16,680 was paid upon the first filing of the registration statement.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to
Section 8(a), may determine.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+We will amend and complete the information in this prospectus. Although we + +are permitted by U.S. federal securities law to offer these securities using + +this prospectus, we may not sell them or accept your offer to buy them until + +the documentation filed with the SEC relating to these securities has been + +declared effective by the SEC. This prospectus is not an offer to sell these + +securities or our solicitation of your offer to buy these securities in any +
+jurisdiction where that would not be permitted or legal.                      +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                     SUBJECT TO COMPLETION--    , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Prospectus

     , 1999

                       OFFICIAL PAYMENTS CORPORATION

                     5,000,000 Shares of Common Stock

--------------------------------------------------------------------------------

                          The Offering:
    Symbol & Market:

    . OPAY/Nasdaq National. We are offering
      Market                5,000,000 shares of
                            our common stock.

                          . We have granted the
                            underwriters an
                            option to purchase
                            up to an additional
                            750,000 shares from
                            us to cover over-
                            allotments.

                          . This is our initial
                            public offering, and
                            no public market
                            currently exists for
                            our shares. We
                            anticipate that the
                            initial public
                            offering price will
                            be between $13.00
                            and $15.00 per
                            share.

 Investing in our common stock involves risks. See "Risk Factors" beginning on page 5.

    ---------------------------------------------------------------------------
                                                      Per Share           Total
    ---------------------------------------------------------------------------

     Public offering price:                             $                 $
     Underwriting fees:
     Proceeds to us:

    ---------------------------------------------------------------------------

--------------------------------------------------------------------------------

Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

Donaldson, Lufkin & Jenrette

                            CIBC World Markets

                                                                  DLJdirect Inc.

                          [Inside Front Cover Artwork]

                               TABLE OF CONTENTS

                                      Page
Prospectus Summary..................     1
Risk Factors........................     5
Forward-Looking Statements..........    15
Use of Proceeds.....................    16
Dividend Policy.....................    16
Capitalization......................    17
Dilution............................    18
Selected Financial Data.............    19
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................    20
Business............................    33
Management..........................    49

                                       Page
Certain Relationships and Related
 Transactions.......................    57
Principal Stockholders..............    59
Description of Capital Stock........    61
Shares Eligible for Future Sale.....    63
Underwriting........................    65
Legal Matters.......................    67
Experts.............................    67
About this Prospectus...............    67
Where You Can Find Additional
 Information........................    67
Index to Financial Statements ......   F-1

                               PROSPECTUS SUMMARY

   This summary highlights selected information contained elsewhere in this prospectus. We urge you to read the entire prospectus carefully.

                                    SUMMARY

Our Business

   We believe we are the leading provider of electronic payment options to government entities enabling consumers to use their credit cards to pay, by telephone or through the Internet, personal federal and state income taxes, sales and use taxes, property taxes and fines for traffic violations and parking citations. Our government clients include the IRS, the States of California and New Jersey, the District of Columbia and approximately 425 municipalities. Our pilot program for personal federal income taxes processed approximately 45,000 tax payments totaling more than $174 million in payments to the IRS from January 15, 1999 to April 15, 1999. According to IRS data, we had a 95% market share, based on dollar volume, for credit card payments of personal federal income taxes due April 15, 1999. We also processed over 293,000 payments for our state and municipal government clients totaling $82.7 million in the first nine months of 1999.

   Our interactive toll-free telephone number, 1-888-2PAY-TAX SM, allows consumers to make payments and receive certain customer service information. We began offering payment services through the Internet in August 1999. Our 8882paytax.com Web site currently allows consumers to make payments of property taxes, business license fees, parking citations and utility bills for two municipalities. Pursuant to agreements with two states and eight additional municipalities, we expect to provide the ability to make similar payments and state income tax payments to those government entities through the Internet by the end of 1999. We are working with our other government clients, including the Internal Revenue Service (IRS), to enable consumers to make additional tax and other payments through the Internet. We are also enhancing our Web site so that consumers will be able to print receipts, save their personal data to facilitate future payments, obtain information regarding our services and access additional tax and other information.

   We combine expertise in facilitating credit card transactions, an Internet focus and targeted marketing techniques to attract both government clients and consumers to our services. Our services allow our government clients to provide their constituents with user-friendly electronic payment options at no charge to the government entity. Consumers who use our payment services pay us a convenience fee that is added to their payment. We believe that consumers use our services for the convenience, the payment flexibility and the perquisites associated with paying by credit card.

   We had revenues of $2.4 million in 1998 and $7.2 million in the first nine months of 1999. We incurred net losses of $325,000 in 1998 and $1.3 million in the first nine months of 1999. Our accumulated deficit was $994,000 at December 31, 1998 and $2.3 million at September 30, 1999.

Our Market Opportunity and Solution

   In addition to payments made automatically on a taxpayer's behalf, such as payroll withholding taxes, individuals and small businesses make a variety of payments to government entities at the federal, state and local levels. Based on government data and our estimates, federal and state personal income taxes, state sales and use taxes, local real estate taxes and fines for traffic violations and parking citations total $670 billion annually.

   We believe our electronic payment solutions are attractive to government entities because they provide an added service to consumers while reducing paperwork and encouraging the electronic filing of tax forms. Our services address the IRS' publicly-stated goal to substantially increase taxpayer access to electronic filing, payment, and communication products and services. Many government entities lack the expertise, technical personnel and economies of scale to cost-effectively implement and maintain the hardware and software necessary to accept credit card payments from consumers by telephone or through the Internet. Our services are designed to work with their existing information systems, require minimal implementation and are provided at no cost to government entities.

   Individuals and small businesses who utilize a particular payment service can be grouped into user communities, distinguished by specific demographics and psychographics, that may utilize related products and services. For example, we may be able to facilitate the sale of consulting or other related services to small businesses that use our services to pay sales taxes, or the sale of automobile insurance or online driving school services to consumers paying fines for traffic violations.

Our Strategy

   Our goal is to continue to be the leading provider of, and further develop the market for, electronic payment services using credit cards to pay government obligations. The following are key elements of our strategy:

  . Expand and enhance our service offerings for personal federal income tax payments. For the 1998 tax year, we processed only balance-due personal federal income tax payments. By early 2000, we expect to also process personal estimated and extension tax payments.

  . Obtain additional state and municipal clients. We currently provide our credit card payment services to the States of California and New Jersey, the District of Columbia and approximately 425 municipal government clients. We are focusing on establishing relationships with additional states and municipalities by leveraging our existing relationships with the IRS and other clients.

  . Continue the roll-out of our Internet services. Within the next 6 to 12 months, we expect to offer our existing government clients the option to add Internet payments services while new clients will have the option to sign up for both Internet and interactive telephone payment services.

  . Broaden our payment service offerings. We expect to expand our services to include solutions for personal state estimated and extension income tax payments, corporate taxes and fees, public university tuition and building permit fees.

  . Cross-sell related services to small business and individual users. By grouping consumers according to the type of payments they make, we intend to target distinct groups of users to cross-sell related products and services.

  . Increase brand awareness and consumer usage. We have relied on our government clients and credit card issuers, and will continue to work with them, to publicize our services through government publications and credit card billing and promotional inserts. In addition, we intend to advertise directly in order to publicize our services.

  . Pursue strategic relationships and acquisitions to reach additional consumers and provide related services.

General Information

   We are located on the Internet at www.8882paytax.com. Our executive offices are located at 2333 San Ramon Valley Boulevard, Suite 450, San Ramon, California 94583 and our telephone number is 925-855-5000. We changed our name from U.S. Audiotex Corporation on October 20, 1999.

                                ----------------

   References in this prospectus to a particular income tax year mean taxes for that calendar year due in April of the next calendar year.

   Unless otherwise indicated, all share and per share information in this prospectus:

  . Assumes that the underwriters will not exercise their over-allotment option; and

  . Reflects the merger of U.S. Audiotex, LLC into us, which was effective as of September 30, 1999.

                                  The Offering

 Common stock offered.............  5,000,000 shares
 Common stock to be outstanding
  after this offering.............  20,000,000 shares
 Use of proceeds..................  We intend to use the net proceeds of this offering, which are estimated to be approximately $63.0 million

                                   .  to repay the outstanding balance of promissory
                                      notes, evidencing advances made to us by our
                                      stockholders and

                                   .  for working capital and general corporate purposes.

                                   For a more detailed discussion of the advances made to
                                   us by our stockholders, please see "Use of Proceeds" on
                                   page 16 and "Certain Relationships and Related
                                   Transactions" on page 57.
Proposed Nasdaq National Market
 symbol..........................  OPAY

   Unless otherwise indicated, this prospectus reflects a 3-for-1 stock split as of October 26, 1999, and assumes that the underwriters do not exercise the option granted by us to purchase additional shares in the offering to cover over-allotments.

   The number of shares of common stock to be outstanding after this offering is based on shares outstanding as of October 26, 1999, and excludes:

  . 4,488,012 shares of common stock issuable upon exercise of options that have been granted under our 1999 Stock Incentive Plan at an exercise price of $1.33 per share;

  . 2,411,988 shares of common stock reserved as of October 26, 1999 for issuance under our 1999 Stock Incentive Plan.

   For a more detailed description of our capitalization, please see "Capitalization" on page 17.

                             Summary Financial Data

   You should read the following summary financial data in conjunction with "Selected Financial Data" on page 19 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 20 and our audited financial statements and the related notes included elsewhere in this prospectus.

                               Year Ended                   Nine Months
                              December 31,              Ended September 30,
                          ----------------------------  ----------------------
                          1996(1)        1997    1998     1998(2)   1999(2)
                            (In thousands, except per share data)
Statements of Operations
 Data:
Total revenues........... $  786        $1,202  $2,369  $   1,434  $    7,208
Total cost of revenues...    305           696   1,080        606       5,427
                          ------        ------  ------  ---------  ----------
Gross profit.............    481           506   1,289        828       1,781
Operating expenses.......    766         1,002   1,559      1,099       3,042
                          ------        ------  ------  ---------  ----------
Income (loss) from
 operations..............   (285)         (496)   (270)      (271)     (1,261)
                          ------        ------  ------  ---------  ----------
Net income (loss)........ $ (323)       $ (502) $ (325) $    (308) $   (1,290)
                          ======        ======  ======  =========  ==========
Basic and diluted net
 income (loss) per
 share:.................. $(0.01)(/3/)  $(0.03) $(0.02) $   (0.02) $    (0.09)
                          ======        ======  ======  =========  ==========
Shares used in computing
 basic and diluted
 net income (loss) per
 share:..................  5,000         5,000   5,000      5,000       5,000
                          ======        ======  ======  =========  ==========

                                                           September 30, 1999
                                                         -----------------------
                                                         Actual   As Adjusted(4)
Balance Sheet Data:
Cash and cash equivalents............................... $   514     $61,681
Working capital (deficit)...............................  (1,050)     61,799
Total assets............................................     206      63,228
Total debt including current portion....................   1,946         113
Stockholders' equity ...................................    (472)     65,528

--------
(1) Includes the results of operations of the predecessor company for the period from January 1, 1996 to June 26, 1996.

(2) September 30, 1998 and 1999 information is derived from our unaudited financial statements.

(3) Basic and diluted net income (loss) per share excludes net income (loss) of $(156,000) of the predecessor company.

(4) Reflects (a) the issuance and sale of shares of common stock in this offering at an assumed initial offering price of $14.00 per share (the midpoint of the range set forth on the cover page of this prospectus), and
    (b) the use of the net proceeds from this offering as described in "Use of Proceeds" on page 16. See "Certain Relationships and Related Transactions" on page 57 and Note 2 to our financial statements.

                                  RISK FACTORS

   Before you invest in our common stock, you should be aware of various risks, including those risks described in the risk factors below. You should carefully consider these risk factors, together with all of the other information included in this prospectus, before you decide whether to purchase shares of our common stock. You should keep these risk factors in mind when you read forward-looking statements elsewhere in this prospectus. Any or all of these risks could have a material adverse effect on our business, operating results and financial condition.

                         Risks Related to Our Business

We have a history of losses and expect to continue to incur losses.

   We have incurred net losses of approximately $2.3 million for the period from our inception on June 26, 1996 to September 30, 1999. We expect to incur losses from operations for the foreseeable future. We cannot assure you that we will become or remain profitable. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 20.

   In addition, in the third quarter of 1999 we recorded on our balance sheet a deferred stock compensation expense totaling $41.2 million. This expense consists of an amount of $10.0 million, representing the minimum value of the options, guaranteed by Imperial Bank, granted to Thomas R. Evans, our Chairman and Chief Executive Officer, and an amount of $31.2 million, representing the difference between the estimated value of the common stock underlying options we granted to certain of our other officers and employees and the exercise price of those options. The total amount of this expense may increase as a result of additional options that we will grant concurrent with the completion of this offering. The $10.0 million expense related to Mr. Evans' options and $27.0 million of expense related to options granted to our other officers will be amortized, using a straight-line method, over a three-year period, starting in the third quarter of 1999. The remaining $4.2 million of expenses related to options granted to our other employees will be expensed upon completion of this offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" on page 20, "Management--1999 Stock Incentive Plan" on page 53 and "--Employment Agreements" on page 55 and Note 8 to our financial statements.

   We intend to expend significant resources on increasing our sales and marketing staff and capabilities and systems development. As a result, we will need to significantly increase our revenues to achieve and maintain profitability. We cannot assure you that we will be able to achieve the necessary revenue growth. If our revenues do not increase sufficiently, our operating results and financial condition could be materially and adversely affected.

Because our business model is unproven and evolving, it is difficult to evaluate our business.

   The use of credit cards to make payments to government agencies is relatively new and evolving. To date, our business has consisted primarily of providing credit card payment options for the payment of balance-due federal and state personal income taxes, property taxes, and fines for traffic violations and parking citations. Because we have only a limited operating history, it is difficult to evaluate our business and prospects and the risks, expenses and difficulties that we may face in implementing our business model. Our success will depend on maintaining our relationship with the IRS and on developing additional relationships with state and local government agencies, especially state taxing authorities, and their respective constituents. We cannot assure you that we will be able to develop new relationships or maintain existing relationships, and our failure to do so could have a material and adverse effect on our business, operating results and financial condition.

Our future growth depends on the acceptance of our payment systems as a method for making payments to government entities.

   We work with government entities to allow us to provide credit card payment services to their constituents. While many government entities have initiatives or legislative mandates in place to foster the growth of electronic payments, our business, operating results and financial condition would suffer if there were a reduction in these initiatives. Traditionally, individuals and small businesses have made substantially all payments to government entities by check or money order. We are providing our payment services through our interactive telephone conduit and have developed and will continue to expand the availability of our Internet conduit. However, we cannot assure you that we will be successful in attracting enough additional consumers to use our interactive telephone and Internet conduits to make their payments to our government clients. The lack of meaningful growth in the market for credit card payments to government entities could have a material adverse effect on our business, operating results and financial condition.

If consumers are unwilling to pay convenience fees for our services, our business model will fail.

   Our business model is based on consumers' willingness to pay a convenience fee in addition to their required government payment in order to use our credit card payment option. If consumers are not receptive to paying a convenience fee, demand for our services will decline or fail to grow, which could jeopardize the implementation of our business plan and would have a material and adverse effect on our business, operating results and financial condition.

If credit card associations change their rules and do not allow us to charge convenience fees, our operating results would be materially and adversely affected.

   Credit card association rules governing the use of Visa(R) and MasterCard(R) at merchant locations generally prohibit merchants from charging a convenience fee for cardholder purchases. We and Imperial Bank, our majority stockholder, have worked with these credit card associations to permit convenience fees for credit card payments for government services and taxes. We cannot assure you that credit card association rules will continue to allow us to charge convenience fees. To date, Visa(R) permits a convenience fee but only if it is a flat amount for a particular government service and will not allow fees that are variable in amount depending on the kind of service provided or the amount involved. If our ability to charge convenience fees is limited or eliminated, our business, operating results and financial condition would be materially and adversely affected.

The IRS currently accounts for 60% of our revenues, and the loss of the IRS as a client would materially and adversely impact our operating results.

   In the first nine months of 1999, convenience fees from payments to the IRS accounted for approximately 60% of our total revenues. For the 2000 tax year, we will be required to respond to an IRS request for proposal for electronic payment services for us to continue to provide our services. We expect that the IRS will select one or more electronic payment service providers for the 2000 tax year within the next several months. If the IRS does not accept our proposal, our business, operating results and financial condition would be materially and adversely affected.

Most of our contracts with government clients are not exclusive or long-term contracts and, as a result, large government clients may terminate their relationships with us on short notice.

   Most of our agreements with government clients are non-exclusive, short-term contracts or memoranda of understanding and can be terminated without cause on short notice, generally 30 to 90 days. In addition, a government client may choose not to renew its contract with us or may not choose our proposal in response to a government request for proposal. If one of our larger existing government clients chooses to terminate its contract or memorandum of understanding with us, or does not choose our proposal, our business, operating results and financial condition could be materially and adversely affected.

Increased competition in the market for payment services to government entities could result in lower operating margins and decreased market share.

   Our credit card payment services face competitive pressures from various card issuing banks for Visa(R) and MasterCard(R), which send out checks that function as cash advances and can be used for payments to government entities. In addition, a number of data and bill processing companies have the technical capability and other resources to commence providing credit card payment services, and have indicated an intent to do so. Increased competition from other providers of payment options to government entities could have a material and adverse effect on our business, operating results and financial condition.

   Many of our current and potential competitors have significantly greater financial, marketing, technical, sales, and customer support and other resources than we do. In addition, some of these competitors may be able to devote greater resources to the development, promotion and sale of their services, adopt more aggressive pricing strategies and devote substantially more resources to the development of technology and systems than we will be able to devote or adopt. Increased competition may result in lower operating margins and loss of market share. We may not be able to compete successfully against current and future competitors, and competitive pressures could have a material and adverse effect on our business, operating results and financial condition.

If our services do not function as designed, we may incur significant liability for the processing of fraudulent or erroneous transactions.

   Our electronic payment services are designed to provide payment management functions and to limit our government clients' risk of fraud or loss in effecting transactions with their constituents. As electronic services become more critical to our government clients, there is the potential for significant liability claims for the processing of fraudulent or erroneous transactions. In addition, defects or programming errors in the software we use could cause service interruptions. Our services depend on complex software that is both internally developed and licensed from third parties. Although we conduct extensive testing, complex software may contain defects or programming errors, or may not properly interface with third party systems, particularly when first introduced or when new versions are released. We encountered an incident where a date coding error in a pilot program resulted in approximately 13,700 transactions being posted for tax year 1999 rather than 1998, which required reposting by the IRS to the correct year. In addition, duplicate transactions by consumers and processing errors by the Company during April 1999 resulted in duplicate payments to the IRS. To the extent that defects or errors are undetected in the future and cannot be resolved satisfactorily or in a timely manner, our business could suffer. If a liability claim or claims were brought against us, even if not successful, their defense would likely be time-consuming and costly and could damage our reputation. Any such liability or claim could have a material and adverse effect on our business, operating results and financial condition.

If our system security is breached, we may be liable to government clients and consumer users for damages resulting from the breach.

   Our failure to prevent system security breaches could have a material and adverse effect on our business, operating results and financial condition. A fundamental requirement for electronic payment services is the secure transmission of confidential information over public communication networks. Third parties may attempt to breach our system security or that of our government clients or consumer users. If they are successful, we may be liable to our government clients or consumer users for any damages resulting from a breach in our system security, and any breach could harm our reputation. We may be required to expend significant capital and other resources to license additional encryption and other technologies to protect against system security breaches or to alleviate problems caused by any such breaches.

If our systems fail, we may not be able to provide adequate service, and our operations could be damaged.

   Our success depends on the efficient and uninterrupted operation of our computer and communications systems. The majority of our computer and communications systems are located in San Ramon and San Francisco, California. Our systems and operations are vulnerable to damage or interruption from:

  .  telecommunication failures;

  .  power loss;

  .  earthquakes, fires or floods;

  .  computer viruses;

  .  physical and electronic break-ins; and

  .  acts of sabotage, vandalism and similar events.

   Any failure of our systems could impede the timely processing of consumer user payments and other data and the day-to-day management of our business. Despite any precautions we take, a natural disaster or other unanticipated problem that leads to the corruption or loss of data at our facilities could result in an interruption of our services. Service interruptions could have a material and adverse effect on our reputation, business, operating results and financial condition and would have a significant adverse effect if they occurred on or near April 15.

A constraint in our capacity to process transactions could impair the quality and availability of our service.

   Capacity constraints may cause unanticipated system disruptions, impair quality and lower the level of our service, all of which could have a material and adverse effect on our business, operating results and financial condition. Although we believe that we have sufficiently expanded our system capacity to accommodate expected additional personal federal income tax payments and our other anticipated growth, we cannot assure you that we will not suffer capacity constraints caused by a sharp increase in the use of our services. Due to the large number of tax payments made in March and early April, there is an increased risk that we will suffer a capacity constraint during that period, which would have an adverse effect on our business, operating results and financial condition.

If we fail to respond to rapid technological change, our systems and services could be rendered obsolete.

   The electronic payment industry is characterized by rapid technological change. If we cannot adapt or respond in a cost-effective and timely manner to technological changes, our business, operating results and financial condition will be materially and adversely affected, and our technology and systems, and thus our services, could be rendered obsolete. The development of our technologies and necessary service enhancements entails significant technical and business risks and requires substantial lead-time and expenditures. We may not be able to keep pace with the latest technological developments, successfully identify and meet the demands of our government clients and consumer users, use new technologies effectively, or adapt our services to emerging industry standards or to our government clients' or consumer users' requirements.

Our operating results may fluctuate significantly from quarter to quarter, which may negatively impact our stock price.

   We believe our quarterly operating results will fluctuate significantly in the future as a result of a variety of factors, many of which are outside of our control. These factors include:

  . the seasonality of our business, which is due primarily to the fact that the majority of federal and state personal income tax payments is being made on or near April 15 and to the fact that property tax payments are made only once or twice per year in most jurisdictions;

  . the amount and timing of costs related to our sales and marketing efforts and other initiatives; and

  . our ability to upgrade, enhance and maintain our systems and infrastructure in a timely and cost-effective manner.

   Because of these factors, we believe that comparisons of our quarterly operating results are not necessarily meaningful. In addition, it is possible that in some future quarters our operating results will be below the expectations of research analysts and investors, in which case the price of our common stock is likely to decline. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality and Fluctuation of Quarterly Results" on page 30.

If government clients and credit card issuers cease to publicize our services, consumer use of our services may slow, and we would suffer a large increase in advertising costs.

   Currently, our government clients and credit card issuers provide most of the publicity for our services, without any cost to us. If these entities cease to publicize our services, or charge us for this publicity, our advertising costs will increase substantially, which could have a material and adverse effect on our business, operating results and financial condition. Our government clients and credit card issuers have no obligation to continue to provide this publicity, and we cannot assure you that they will continue to do so. In addition, the government clients may publicize other services, including those of our competitors.

If we do not expand our sales and marketing and other staff and capabilities or effectively manage our internal growth, we may not be able to expand our business.

   We are currently experiencing a period of rapid expansion. In order to manage our expected growth, accommodate our needs and take advantage of new opportunities in our market, we will need to attract additional key personnel in the near future. We also will need to expand our sales and marketing, technical, finance, administrative, systems and operations staff. This expansion involves a number of risks, including:

  . our ability to hire and retain qualified personnel in a competitive environment; and

  . our ability to successfully integrate new personnel with our existing personnel.

   We cannot assure you that our current and planned personnel levels, systems, procedures and controls will be adequate to support our future operations. If inadequate, we may not be able to exploit existing and potential strategic relationships and market opportunities. Any delays or difficulties we encounter could impair our ability to attract new, and enhance our relationships with existing government clients and consumer users. If we are unsuccessful in hiring, integrating and retaining new personnel, or unable to effectively manage our internal growth, our business, operating results and financial condition could be materially and adversely affected.

A number of members of our management team have little experience working together; we depend on a few key employees.

   Our future success will depend upon the continued service of key management and technical personnel. Thomas Evans, our Chairman and Chief Executive Officer, joined us in August 1999. Given his limited experience with our business and other members of management, it is possible that Mr. Evans may not integrate well into our business. The failure of key personnel to integrate well would have a material and adverse effect on our business, operating results and financial condition.

   We currently do not maintain key man life insurance policies on any of our employees. The loss of the services of any of our key employees or our inability to hire and retain additional key employees would have a material and adverse effect on our business, operating results and financial condition.

If we do not adequately address year 2000 issues, we may incur significant costs, which could negatively impact our operating results.

   Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field and cannot reliably distinguish dates beginning on January 1, 2000 from dates prior to the year 2000. Many of these computer systems and software products may need to be upgraded or replaced in order to correctly process dates beginning in 2000. The failure to correct any year 2000 issues in the software and computer systems used for our services could materially and adversely affect our business, operating results and financial condition.

   We rely on interfacing with computer hardware and software provided by third parties that may not be year 2000 compliant. Currently, these third parties primarily consist of our government clients. For many of these government clients, we have installed our systems onto their computer networks. As our Internet roll-out continues, these third parties will include our consumer users, who will access our services through their own computer systems. The failure of third party hardware or software to properly process dates for the year 2000 and any failure by these third parties to resolve any year 2000 issues they may have could cause us to incur unanticipated expenses. These expenses could have a material adverse effect on our business, operating results and financial condition.

   We believe that we have identified substantially all local installations at our government clients' sites that require remediation to be year 2000 compliant. We are currently remediating those identified local installations. If we are unable to properly remediate all local installations requiring remediation, or complete such remediation in a timely manner, our government clients will experience year 2000 problems, which could expose us to liability and damage our reputation and result in a material and adverse effect on our business, operating results and financial condition.

   Additionally, to the extent that year 2000 issues have a negative impact on consumer users and undermine the public's faith in the Internet as a medium for the exchange of information and commerce, growth of Internet commerce could slow, which in turn could materially and adversely affect our business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Readiness" on page 31.

We may not be able to protect our intellectual property rights, which may result in damages to us; or we may infringe on the rights of others, which may subject us to liability for damages caused to third parties.

   We protect our intellectual property rights through a combination of trademark, service mark, copyright and trade secrets laws. We cannot assure you, however, that the steps we have taken to protect our intellectual property rights will be adequate to deter misappropriation of those rights. We do not have any proprietary technology or patent protections. In addition, we cannot be certain that our services do not infringe on valid patents, copyrights and intellectual property rights held by third parties. We may be subject to legal proceedings and claims from time to time in the ordinary course of our business, including claims of alleged infringement of the intellectual property rights of third parties. Intellectual property litigation is expensive and time-consuming and could divert our management's attention away from running our business.

We may not be able to license technologies, including Web server and encryption technologies, from third parties on favorable terms, and we may not be able to utilize these technologies successfully.

   We intend to continue to license technology from third parties, including our Web server and encryption technology. Our business is evolving, and we may need to license additional technologies to remain competitive or adequately protect the security of our systems. We may not be able to license these technologies on commercially reasonable terms or at all. In addition, we may fail to successfully integrate any licensed technology into our services. These third party licenses may fail to generate revenues sufficient to offset associated acquisition and maintenance costs, or may divert our resources from the development of our own proprietary technology. Our inability to obtain any of these licenses could delay product and service development until equivalent technology can be identified, licensed and integrated. Any such delays in services could cause our business and operating results to suffer.

We substantially depend on Imperial Bank's sponsorship to maintain our status as a credit card member service provider or certified processor; and our status in each credit card association could be suspended or terminated if we cannot comply with standards or if the associations change their membership rules.

   Termination of our member service provider registrations or our status as a certified processor of credit cards, or any changes in the rules of the credit card associations that limit our ability to provide processing and marketing services, could have a material adverse effect on our business, operating results and financial condition. As a nonbank processor, in order to process credit card transactions, we must be sponsored by a financial institution that is a principal member of a credit card association. Through Imperial Bank, our majority stockholder, we are registered with Visa(R) and MasterCard(R) as a certified processor and member service provider. See "Certain Relationships and Related Transactions" on page 57. We are a merchant agent for American Express(R). Our status in each association and with American Express(R) depends on our compliance with their standards, which may change and may vary from association to association, and could be suspended or terminated if we are unable to comply. We cannot assure you that the credit card associations will maintain our registrations or keep their current rules in effect. Additionally, some of the member financial institutions that set the rules for each credit card association are our or Imperial Bank's competitors, and may help effect rules that are less favorable to us.

Our failure to successfully integrate any future acquisitions could strain our managerial, operational and financial resources.

   As part of our business strategy, we intend to pursue opportunistic acquisitions that would provide additional technologies, products, services or experienced personnel. Acquisitions present a number of potential risks that could have a material and adverse effect on our business, operating results and financial condition, including:

  . difficulty in assimilating the acquired company's personnel, operations and technologies;

  .  entrance into markets in which we have limited or no prior experience;

  .  the potential loss of key employees of the acquired company;

  . the distraction of our management's attention from other business concerns; and

  . the potentially dilutive issuance of our common stock, the use of significant amounts of cash or the incurrence of substantial amounts of debt.

                         Risks Related to Our Industry

If the growth in the use and capacity of the Internet does not continue, or the Internet is not secure, the growth of our business will be negatively impacted.

   The growth of our business would be materially and adversely affected if Internet usage does not continue to grow rapidly. Internet usage may be inhibited for a number of reasons, including:

  .  concerns about the security of confidential information;

  .  lack of reliability and ease of access;

  .  lack of cost-effective, high-speed service;

  .  inconsistent quality and interruption of service;

  .  inadequate network infrastructure; and

  .  adoption of onerous laws or governmental regulations.

   The Internet infrastructure may not be able to support the demands placed on it by increased usage and its performance and reliability may decline. Internet Web sites have experienced interruptions and delays in their service as a result of outages occurring throughout the Internet network infrastructure. If these outages or delays occur frequently in the future, Internet usage, as well as the use of our Internet payment service, could grow more slowly than projected or decline. In addition, because a number of our services involve the transfer of confidential information, our business, operating results and financial condition could be materially and adversely affected if Internet users significantly reduce their use of the Internet due to security concerns.

We may become subject to Federal Reserve Board licensing laws or to expanded electronic fund transfer rules, which could increase our operating costs and restrict our business activities.

   Our management believes that we are not required to be licensed by the Federal Reserve Board, or other federal or state agencies that regulate or monitor banks or other types of providers of electronic commerce services. We cannot assure you that a federal or state agency will not attempt, either now or in the future, to require that providers of services like ours be licensed. This would impede our ability to do business in the areas within the regulator's jurisdiction.

   In conducting several aspects of our business, we are subject to various laws and regulations relating to commercial transactions generally, such as the Uniform Commercial Code. We are also subject to the electronic fund transfer rules embodied in Regulation E issued by the Federal Reserve Board. Given the expansion of the electronic commerce market, it is possible that the Federal Reserve Board might revise Regulation E or adopt new rules for electronic fund transfers affecting users other than consumers. It is possible that Congress or individual states could enact laws regulating the electronic commerce market. If enacted, these laws, rules and regulations could be imposed on our business and industry and could have a material and adverse effect on our business, operating results and financial condition.

Because of Imperial Bank's ownership of our shares, we are subject to federal and state banking laws, which, if changed, could further restrict our business activities or increase our operating cost.

   We are subject to federal and state banking laws and regulations because of Imperial Bank's ownership of our stock. In order to allow Imperial Bank to comply with applicable laws and regulations, we are restricted from entering into certain business activities. These restrictions limit our discretion in operating our business. We cannot assure you that the banking laws and regulations will not be amended, replaced or construed differently, the effect of which could materially and adversely affect our business, operating results and financial condition. See "Business--Regulatory Matters" on page 47 and "Certain Relationships and Related Transactions" on page 57.

If there are changes in tax laws which decrease the amount, the methods or the frequency of our consumer tax payments, our revenues could decrease.

   Congress, as well as individual states and municipalities, regularly consider a wide array of tax proposals. These tax proposals may result in a reduction of federal, state or local tax rates, collection of a greater percentage of taxes through withholding or other changes that could result in a decrease in the number and amount of payments that consumer users have to make directly to a government entity. In addition, some of these proposals may result in taxation of credit card perquisites, such as frequent flyer miles. If any of these proposals were to be passed, it may reduce the number and amount of tax payments effected through our services and the dollar amount of our revenue derived from the convenience fees charged to consumer users. If enacted, these laws could have a material and adverse effect on our business, operating results and financial condition.

If there is a general economic downturn, the amount of income tax paid could decrease, which would reduce our operating results.

   Income taxes are dependent on the amount of income earned by tax paying citizens. A significant economic downturn could reduce the per capita income of citizens, and thus reduce the amount of income tax payments consumer users have to make to a government entity, which may reduce our revenues from convenience fees. If the United States experiences an economic downturn, it could have a material and adverse effect on our business, operating results and financial condition.

                         Risks Related to This Offering

Our directors, executive officers and principal stockholders will be able to exert significant influence over us.

   After this offering, our directors, executive officers and our current stockholders, Imperial Bank and Beranson Holdings, Inc., will beneficially own approximately 75.0% of our outstanding common stock, or 72.3% if the underwriters exercise their over-allotment option in full. These stockholders, if they vote together, will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also delay or prevent a change in control of us or discourage a potential acquirer from attempting to obtain control of us, any of which could have an adverse effect on the market price of our common stock. See "Management" and "Principal Stockholders" on page 59.

The tangible book value of our common stock is substantially lower than the offering price, resulting in immediate and substantial dilution to you.

   The initial public offering price will be substantially higher than the tangible book value per share of our outstanding common stock. If you purchase our common stock in this offering, the shares you buy will experience an immediate and substantial dilution in tangible book value per share. The shares of common stock owned by the existing stockholders will experience a material increase in the tangible book value per share. The dilution to investors in this offering will be approximately $10.87 per share. As a result, if we were to distribute our tangible assets to our stockholders immediately following this offering, purchasers of shares of common stock in this offering would receive less than the amount paid for such shares. See "Dilution" on page 18.

Anti-takeover provisions in our charter and Delaware law could inhibit others from acquiring us, which could adversely affect the market price of our common stock.

   Some of the provisions of our certificate of incorporation, bylaws and Delaware law could, together or separately:

  .  discourage potential acquisition proposals;

  .  delay or prevent a change in control; and

  . limit the price that investors may be willing to pay in the future for shares of our common stock.

   In particular, our certificate of incorporation and bylaws provide, among other things, that stockholders may not take actions by written consent, that special meetings of stockholders may only be called by a majority of our board of directors or by our Chairman and that approval by stockholders owning 80% of our shares is required for the removal of our directors, the adoption, amendment or repeal of our bylaws and the consummation of certain business combinations with any related person. We are also subject to Section 203 of the Delaware General Corporation Law which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any interested stockholder, as defined in the statute, for a period of three years following the date on which the stockholder became an interested stockholder.

Our stock has not been publicly traded before and there may be volatility in our stock price.

   Prior to this offering, there has been no public market for our common stock. We cannot predict the extent to which investor interest will lead to the development of an active and liquid trading market. The initial public offering price for the shares will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of the market price of the common stock that will prevail in the trading market. See "Underwriting" on page 65. The market price of the common stock may decline below the initial public offering price. In recent years, the securities markets have experienced substantial volatility in prevailing price levels that is unrelated or disproportionate to the operating performance of individual companies. The market prices of the securities of Internet-related companies have been especially volatile. Some companies that have had volatile stock prices have been subject to securities class action suits filed against them. If a suit were to be filed against us, regardless of the outcome, it could result in substantial costs and a diversion of our management's attention and resources. This could have a material adverse effect on our business, operating results and financial condition.

Management has broad discretion as to the use of proceeds from this offering.

   Our management will have broad discretion with respect to the use of proceeds from this offering. Most of the proceeds from this offering will be used for expenses of the business, such as hiring sales and marketing personnel, repayment of stockholder loans and general working capital. You will be relying on the judgment of our management about these uses. See "Use of Proceeds" on page 16. If we do not use the proceeds of this offering beneficially, our business, operating results and financial condition could be materially and adversely affected.

There may be an adverse effect on the market price of our stock as a result of shares being available for sale in the future.

   Sales of a substantial amount of our common stock in the public market, or the perception that these sales may occur, could adversely affect the prevailing market price of our common stock. This could also impair our ability to raise additional capital through the sale of our equity securities. After this offering, we will have 20,000,000 shares of common stock outstanding, or 20,750,000 shares if the underwriters exercise their over-allotment option in full. Of these shares, the shares sold in this offering will be freely tradable, except for shares purchased by any of our affiliates, which will be subject to the limitations of Rule 144 under the Securities Act. The remaining shares are "restricted securities," and will become eligible for sale in the public market at various times after 180 days after the date of this prospectus, subject to the limitations and other conditions of Rule 144 under the Securities Act. In addition, in connection with this offering, holders of all shares of restricted securities and options to purchase our common stock have agreed not to sell the shares of common stock they now own or acquire upon exercise of such options without the prior written consent of Donaldson, Lufkin & Jenrette for a period of 180 days from the date of this prospectus. See "Shares Eligible for Future Sale" on page 63.

                           FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. The factors listed in the sections entitled "Risk Factors" on page 5 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 20, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in the "Risk Factors" section and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section and elsewhere in this prospectus could have a material adverse effect on our business, operating results and financial condition.

                                USE OF PROCEEDS

   We will receive approximately $63.0 million in net proceeds from the sale of the shares of common stock we are offering. If the underwriters exercise their over-allotment option in full, our net proceeds will be approximately $72.8 million. Net proceeds is what we expect to receive after paying underwriting discounts and commissions and estimated offering expenses. For the purpose of estimating net proceeds, we are assuming that the initial public offering price will be $14.00 per share, which represents the midpoint of the range set forth on the cover page of this prospectus.

   We expect to use approximately $2.8 million of the net proceeds to repay the outstanding balance of the advances available to us by our stockholders to fund our ongoing operations. These advances are evidenced by promissory notes bearing interest at a floating rate equal to Imperial Bank's prime rate plus 2% per year. We expect that the outstanding balance of the promissory notes will increase as a result of additional advances made to us by our stockholders during the period from September 30, 1999 to the closing of this offering. For a more detailed discussion, please see "Certain Relationships and Related Transactions" on page 57.

   We intend to use the balance of the net proceeds for working capital and general corporate purposes, including developing new payment and Internet services, increasing our sales and marketing staff and capabilities and making acquisitions. While we expect to evaluate potential acquisitions from time to time, we have no present understandings, commitments or agreements with respect to any acquisitions.

                                DIVIDEND POLICY

   We have neither declared nor paid any cash dividends on our common stock. We do not anticipate paying any cash dividends for the foreseeable future. Any future determination as to the payment of dividends will be at the discretion of our board of directors.

                                 CAPITALIZATION

   The following table sets forth our capitalization as of September 30, 1999:

  .  on an actual basis; and

  . as adjusted to reflect the sale of 5,000,000 shares of common stock in this offering at an assumed offering price of $14.00 per share, which represents the midpoint of the range set forth on the cover page of this prospectus, less underwriting discounts and commissions and estimated offering expenses.

You should read the following table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 20 and our financial statements and related notes included elsewhere in this prospectus.

                                                          As of September 30,
                                                            1999 (unaudited)
                                                          ---------------------
                                                           Actual   As Adjusted
                                                             (In thousands)
Cash and cash equivalents................................ $    514   $ 61,681
                                                          ========   ========
Debt:
  Notes payable and capital lease obligations............ $    314   $    113
  Notes payable to stockholders..........................    1,632        --
Stockholders' equity:
  Common stock, $0.01 par value; 150,000,000 shares
   authorized; 15,000,000 shares issued and outstanding,
   as of September 30, 1999; 20,000,000 shares issued and
   outstanding, as adjusted .............................      150        200
  Additional paid-in capital.............................   42,373    105,323
  Deferred stock compensation............................  (40,711)   (40,711)
  Retained earnings (deficit)............................   (2,284)    (2,284)
                                                          --------   --------
    Total stockholders' equity ..........................     (472)    62,528
                                                          --------   --------
      Total capitalization............................... $  1,474   $ 62,641
                                                          ========   ========

                                    DILUTION

   Our net tangible book value as of September 30, 1999 was $(472,000) or approximately $(0.03) per share, based on 15,000,000 shares of common stock outstanding. Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the total number of shares of common stock outstanding at September 30, 1999.

   Our net tangible book value as of September 30, 1999 would have been $62,528,000, or $3.13 per share, after giving effect to the sale of the shares of common stock in this offering at an assumed initial public offering price of $14.00 per share, which represents the midpoint of the range set forth on the cover page of this prospectus, less the underwriting discounts and commissions and estimated offering expenses payable by us. This represents an immediate increase in the net tangible book value of approximately $3.15 per share to our existing stockholders and an immediate dilution of $10.87 per share to new investors purchasing shares of common stock in this offering. The following table illustrates this per share dilution:

     Initial public offering price per share...................         $14.00
       Net tangible book value per share as of September 30,
        1999................................................... $(0.03)
       Increase in net tangible book value per share
        attributable to new stockholders.......................   3.15
                                                                ------
     Net tangible book value after this offering...............           3.13
                                                                        ------
     Dilution per share to new stockholders....................         $10.87
                                                                        ======

   The following table summarizes, as of September 30, 1999, the number of shares of common stock we have sold, the total consideration paid to us and the average price per share paid to us by existing stockholders and by the investors purchasing shares of common stock in this offering, before deducting underwriting discounts and commissions and estimated offering expenses:

                             Shares Purchased  Total Consideration Average Price
                            ------------------ ------------------- -------------
                              Number   Percent   Amount    Percent   Per Share
Existing stockholders...... 15,000,000   75.0% $ 1,396,000    2.0%    $ 0.09
New stockholders...........  5,000,000   25.0   70,000,000   98.0      14.00
                            ----------  -----  -----------  -----     ------
  Total.................... 20,000,000  100.0% $71,396,000  100.0%    $ 3.57
                            ==========  =====  ===========  =====     ======

   In the event that we issue additional shares of common stock in the future, purchasers of common stock in this offering may experience further dilution.

   The tables above assume no exercise of stock options outstanding on September 30, 1999. Options to purchase 4,488,012 shares of common stock, having a weighted average exercise price of $1.33 per share, were outstanding as of September 30, 1999. When and if these options are exercised, new stockholders will experience further dilution.

                            SELECTED FINANCIAL DATA

   The following selected historical financial data for each of the years in the three year period ended December 31, 1998 and as of December 31, 1997 and 1998 have been derived from our financial statements, which have been audited by KPMG LLP, our independent auditors and are included elsewhere in this prospectus. The results of operations for the year ended December 31, 1995 and 1996 includes the results of operations of our predecessor company for the period from January 1, 1995 to June 26, 1996. The selected financial data as of December 31, 1995 and September 30, 1998 and 1999 and for the year ended December 31, 1995 and the nine months ended September 30, 1998 and 1999 have been derived from our unaudited financial statements, which include, in the opinion of our management, all adjustments, consisting only of normal recurring adjustments and deferred stock compensation, that we consider necessary for a fair presentation of financial position and results of operations for that period and at that date. The results of operations for the nine months ended September 30, 1999 are not necessarily indicative of results to be expected for any future period. The information set forth below should be read along with the financial statements and the related notes included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 20.

                                  Year Ended                       Nine Months
                                 December 31,                  Ended September 30,
                          -----------------------------------  ---------------------
                          1995   1996(1)        1997    1998     1998        1999
                               (In thousands, except per share data)
Statements of Operations
 Data:
Revenues:
 Transaction fees.......  $ 102  $  351        $  935  $2,076  $   1,286  $    6,995
 Other revenues.........    559     435           267     293        148         213
                          -----  ------        ------  ------  ---------  ----------
     Total revenues.....    661     786         1,202   2,369      1,434       7,208
Total cost of revenues:
 Cost of transaction
  fees..................     24     221           412   1,009        593       5,306
 Cost of other
  revenues..............     63      84           284      71         13         121
                          -----  ------        ------  ------  ---------  ----------
     Total cost of
      revenues..........     87     305           696   1,080        606       5,427
                          -----  ------        ------  ------  ---------  ----------
Gross profit............    574     481           506   1,289        828       1,781
Operating expenses:
 Sales and marketing....    236     222           330     356        287         622
 Development costs......    113     238           206     608        475         648
 General and
  administrative........    673     306           446     595        337       1,138
 Deferred stock
  compensation..........    --      --             20     --         --          516
 Allocated expenses
  from related party....    --      --            --      --         --          118
                          -----  ------        ------  ------  ---------  ----------
     Total operating
      expenses..........  1,022     766         1,002   1,559      1,099       3,042
                          -----  ------        ------  ------  ---------  ----------
Income (loss) from
 operations.............   (448)   (285)         (496)   (270)      (271)     (1,261)
Other income (expense),
 net....................     (8)    (38)           (6)    (55)       (37)        (29)
                          -----  ------        ------  ------  ---------  ----------
Net income (loss).......  $(456) $ (323)       $ (502) $ (325) $    (308) $   (1,290)
                          =====  ======        ======  ======  =========  ==========
Basic and diluted net
 income (loss) per
 share..................  $ --   $(0.01)(/2/)  $(0.03) $(0.02) $   (0.02) $    (0.09)
                          =====  ======        ======  ======  =========  ==========
Shares used in computing
 basic and diluted net
 income (loss) per
 share..................    --   15,000        15,000  15,000     15,000      15,000
                          =====  ======        ======  ======  =========  ==========
Balance Sheet Data:
Cash and cash
 equivalents............  $  44  $  221        $  182  $  631  $     361  $      514
Working capital
 (deficit)..............     64     (60)         (221)    392       (313)     (1,050)
Total assets............    584     695           764   1,747      1,159       2,061
Total debt including
 current portion........    383     476           389     810        318       1,946
Stockholders' equity
 (deficit)..............    141     (11)          (91)    184        182        (472)

--------
(1) Includes the results of operations of the predecessor company for the period from January 1, 1996 to June 26, 1996.
(2) Basic and diluted net income (loss) per share excludes the net income
    (loss) of $(156,000) of the predecessor company for the period from January 1, 1996 to June 26, 1996.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements relating to future events or our future financial performance which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, those set forth under "Risk Factors" on page 5 and "Business" on page 33.

Overview

   We believe we are the leading provider of electronic payment options to government entities enabling consumers to use their credit cards to pay, by telephone or through the Internet, personal federal and state income taxes, sales and use taxes, property taxes and fines for traffic violations and parking citations. The use of credit cards to make payments to government entities is relatively new and evolving. We commenced our current operations on June 26, 1996, initially offering our credit card payment services for the payment of fines for traffic violations, parking citations and property taxes. We currently offer these services to approximately 425 municipalities. In January 1999, we signed a credit card payment contract with the IRS and we began providing our services for the balance-due payment of personal federal income taxes. We started providing services for the payment of personal state income taxes in California in January 1999, in New Jersey in March 1999 and in the District of Columbia in July 1999. Consumers can make payments through our toll-free interactive telephone system. Since August 1999, consumers have also been able to make certain payments through our Web site, www.8882paytax.com.

   Our predecessor company was originally founded in 1986 as a provider of interactive voice response applications for the classified advertising industry. In July 1996, our predecessor company made the decision to discontinue those operations to focus on our current business. In April 1997, our predecessor company sold those operations.

   Our revenues consist primarily of convenience fees, which are transaction fees paid by consumers for using our credit card payment services. In the first nine months of 1999, our convenience fees ranged from 2.5% to 8.8% of the amount paid per transaction. We charge a convenience fee that either varies depending on the dollar amount of the payment or is fixed. For processing personal federal and state income tax payments and property tax payments, the convenience fee that we charge is a percentage of the payment amount. For processing fines for traffic violations and parking citations, we charge a fixed amount per ticket. We also derive a small amount of other revenues from sales of our systems to government entities and other miscellaneous fees such as for maintenance and consulting. Revenues are recognized upon installation of the software for system sales. Our revenues have increased significantly since we started providing services in January 1999 for personal federal income tax payments.

   Our primary cost of revenues is merchant discount fees paid to our credit card processors, which, in the first nine months of 1999, ranged from 2.1% to 2.6% of the total amount paid by the consumer, depending on the credit card used and the type of transaction. We also incur telecommunications costs of approximately $0.50 per completed transaction through our telephone conduit. Although there are no telecommunications costs associated with payments made through our Internet conduit, we pay a third party license fee of $0.15 per completed transaction for certain technology used in our Internet conduit. We may also pay referral fees for transactions completed as a result of referrals by third parties. We retained between 11.6% to 64.2% of the convenience fee after paying the merchant discount fee and telecommunication costs for payments processed through our telephone conduit and 12.0% to 67.0% of the convenience fee for payments processed through the Internet for the first nine months of 1999. Our cost of revenues has increased significantly since January 1999 because of the large number of personal federal income payments processed.

   Processing fines for traffic violations and parking citations produces a higher gross margin than processing personal federal and state income tax payments and property tax payments because the convenience fee as a percentage of fines processed is significantly higher than the convenience fee as a percentage of federal and state income tax payments and property tax payments processed.

   Operating expenses include sales and marketing expenses, development costs, general and administrative expenses, deferred stock compensation and allocated expenses for related party. Sales and marketing expenses consist primarily of salaries and commissions for sales and marketing personnel. We expect to significantly increase our sales, marketing, advertising, customer service and new customer implementation expenditures during the next twelve months. We believe these expenditures will enable us to increase the number of consumers that use our electronic payment services and grow our government client base. Development costs consist primarily of salaries for engineering personnel and depreciation of computer equipment used to enhance our interactive telephone system and develop our Internet services. We expense our development costs as they are incurred. We expect to increase our development costs in the future as we enhance our Internet conduit and develop new service offerings. This increase will primarily relate to the hiring of additional employees performing technical support and computer programming functions. The impact of our strategy to expand our Internet offerings and capabilities will have minimal effect on our results of operations and liquidity and capital resources. General and administrative expenses consist primarily of salaries for executive, accounting and administrative personnel. We also expect general and administrative expenses to increase significantly as we continue to hire additional members of our management team. We recorded $516,000 related to the amortization of deferred stock compensation in the nine-month period ended September 30, 1999. Allocated expenses from related party is due to Imperial Bank employees providing consulting services to us related to this offering.

   We have incurred significant losses since our inception and we expect to continue to incur losses for the foreseeable future. As of September 30, 1999, we had an accumulated deficit of approximately $2.3 million. We have recorded on our balance sheet a deferred stock compensation expense totaling $41.2 million in the third quarter of 1999. This expense consists of an amount of $10.0 million, representing the guaranteed value of options granted to Thomas
R. Evans, our Chairman and Chief Executive Officer, and an amount of $31.2 million, representing the estimated value of the common stock underlying options we granted to certain of our other officers and employees in August and September of 1999 in excess of the exercise price of those options. The total amount of this expense will increase as a result of additional options that we will grant on or prior to the completion of this offering. The $10 million expense related to Mr. Evans' options and $27.0 million of expense related to new options granted to other of our officers and employees will be amortized, using a straight-line method, over a three-year period, starting in the third quarter of 1999. The remaining $4.2 million of expenses related to options previously granted to other officers and employees will be expensed upon completion of this offering. See "Management--1999 Stock Incentive Plan" on page 53 and "--Employment Agreements" on page 55 and Note 8 to our financial statements.

Significant Government Contracts

   Our agreements with our government clients are non-exclusive and short-term, and can generally be terminated without cause on short notice, in most cases 30 to 90 days. Under these agreements, we provide our services at no charge to our government clients and we pay the credit card discount and transaction fees.

   In January 1999, we entered into an agreement with the IRS to provide credit card payment services for the balance-due payment of personal federal income taxes. The initial agreement expired in October 1999, and the IRS subsequently renewed our contract. Under the terms of our agreement with the IRS, we will provide:

  .   services for balance-due payments from January 14, 2000 to October 16,
     2000;

  .   services for extension payments from January 14, 2000 to April 17,
     2000; and

  .   services for estimated payments from March 1, 2000 to January 31, 2001.

   Under the terms of the agreement, we must comply with availability, access and reporting requirements specified by the IRS.

   In September 1999, we entered into an agreement with the IRS to provide services allowing taxpayers to use computer software programs both to file personal income tax returns and to pay the balance due by credit card. According to the agreement, we would provide these integrated filing and payment services from January 14, 2000 to October 16, 2000. We intend to partner with electronic filing software providers such as OrrTax Software Inc. to provide these services. Under the agreement, the average convenience fee on the payments cannot exceed 3% of the tax payment.

   In November 1998, we entered into an agreement with Novus Services, Inc. by which we assumed Novus' obligations under its contract with the California Franchise Tax Board to provide credit card payment services for balance-due personal state income taxes. The term of the agreement is indefinite.

   In January 1999, we entered into a contract with the Division of Purchase and Property of the State of New Jersey to provide credit card payment services for balance-due and estimated personal state income taxes. The initial term of the contract is two years, expiring in February 2001.

   In December 1998, we entered into a contract with the Office of the Chief Financial Officer of the District of Columbia to provide credit card payment services for balance-due personal income taxes. The contract includes provisions relating to the convenience fees we may charge, and any changes to our fees must be approved by the District of Columbia. The initial term of the contract is one year, expiring in December 1999, and the District of Columbia has the option to extend the contract for periods of up to four additional years.

Results of Operations

   The following table sets forth, for the periods illustrated, certain statements of operations data expressed as a percentage of total revenues:

                                            As a Percentage of Revenues
                                            -------------------------------------
                                                                  Nine Months
                                              Year Ended             Ended
                                             December 31,        September 30,
                                            ------------------   ----------------
                                            1996   1997   1998    1998      1999
Revenues:
  Transaction fees.........................  45 %   78 %   88 %      90 %      97 %
  Other revenues...........................  55     22     12        10         3
                                            ---    ---    ---    ------    ------
    Total revenues......................... 100    100    100       100       100
Cost of revenues:
  Cost of transaction fees.................  28     34     43        41        73
  Cost of other revenues...................  11     24      3         1         2
                                            ---    ---    ---    ------    ------
    Total cost of revenues.................  39     58     46        42        75
                                            ---    ---    ---    ------    ------
Gross profit...............................  61     42     54        56        25
Operating expenses:
  Sales and marketing......................  28     27     15        20         9
  Development costs........................  30     17     26        33         9
  General and administrative...............  39     39     25        24        15
  Deferred stock compensation..............  --     --     --        --         2
  Allocated expenses from related party
   expense.................................  --     --     --        --         7
                                            ---    ---    ---    ------    ------
    Total operating expenses...............  97     83     66        77        42
                                            ---    ---    ---    ------    ------
Income (loss) from operations.............. (36)   (41)   (12)      (19)      (17)
Other income (expense), net................  (5)    (1)    (2)       (2)       --
                                            ---    ---    ---    ------    ------
Net income (loss).......................... (41)%  (42)%  (14)%     (21)%     (17)%
                                            ===    ===    ===    ======    ======

Nine Months Ended September 30, 1999 Compared to Nine Months Ended September 30, 1998

 Revenues

   Total revenues. Total revenues increased $5.8 million to $7.2 million for the nine months ended September 30, 1999 from $1.4 million for the nine months ended September 30, 1998, an increase of 414%. This increase is primarily attributable to revenues generated from processing personal federal and state income tax payments as well as increases in revenues from processing property taxes and fines for traffic violations and parking citations.

   Personal federal income tax. Revenues from processing personal federal income tax payments, a service we introduced on January 15, 1999, were $4.3 million for the nine months ended September 30, 1999, representing 60% of our total revenues. We processed approximately 44,840 transactions totaling $174.0 million during this period. On average, we charged a 2.5% convenience fee based upon the dollar amount of the IRS payment for processing personal federal income taxes during this period.

   Personal state income tax. Revenues from processing personal state income tax payments, a service we introduced in January 1999 for California and in March 1999 for New Jersey, were $291,000 for the nine months ended September 30, 1999, representing 4.0% of our total revenues. We processed approximately 23,100 transactions totaling $10.0 million during this period. On average, we charged a 2.9% convenience fee based upon the dollar amount of the payment for processing personal state income taxes during this period.

   Property taxes. Revenues from processing property tax payments increased $597,000 to $954,000 for the nine months ended September 30, 1999 from $356,000 for the nine months ended September 30, 1998, an increase of 167%. For the nine months ended September 30, 1999, we processed approximately 55,000 transactions totaling $33.2 million, compared to 15,800 transactions totaling $12.6 million for the nine months ended September 30, 1998. This increase is primarily attributable to new local jurisdictions added subsequent to September 30, 1998. As of September 30, 1999, we had 150 local government clients for property tax payment services, compared to 43 as of September 30, 1998. Because of an increase in the rate of convenience fee charged that became effective during the second quarter of 1999, we also collected a higher convenience fee based upon dollar amount of payment, for the nine months ended September 30, 1999 compared to the nine months ended September 30, 1998. Revenues from processing property tax payments represented 13% of total revenues for the nine months ended September 30, 1999 compared to 25% for the nine months ended September 30, 1998.

   Fines for traffic violations. Revenues from processing fines for traffic violations increased $308,000 to $888,000 for the nine months ended September 30, 1999 from $580,000 for the nine months ended September 30, 1998, an increase of 53%. For the nine months ended September 30, 1999, we processed approximately 59,000 transactions totaling $8.7 million, compared to 42,500 transactions totaling $6.2 million for the nine months ended September 30, 1998. This increase is primarily attributable to higher utilization rates and new local jurisdictions added subsequent to September 30, 1998. The convenience fee charged remained relatively constant. As a result, the increase in revenues was driven by increases in the number of transactions. As of September 30, 1999, we had 166 local government clients for traffic violation payment services, compared to 109 as of September 30, 1998. Revenues from processing fines for traffic violations represented 12% of total revenues for the nine months ended September 30, 1999 compared to 40% for the nine months ended September 30, 1998.

   Fines for parking citations. Revenues from processing fines for parking citations increased $91,000 to $206,000 for the nine months ended September 30, 1999 from $115,000 for the nine months ended September 30, 1998, an increase of 79%. For the nine months ended September 30, 1999, we processed approximately 69,000 transactions totaling $2.4 million, compared to approximately 39,400 transactions totaling $1.3 million for the nine months ended September 30, 1998. This increase is primarily attributable to one local jurisdiction being added in July of 1998. The convenience fee charged remained relatively constant. As a result, the increase in revenues was driven by an increase in the number of transactions processed. Revenues from processing fines for parking citations represented 3% of total revenues for the nine months ended September 30, 1999 compared to 8% percent for the nine months ended September 30, 1998.

   Other transaction fees. Other transaction fees, which include revenues from fax filing and processing payments to utilities, increased $79,000 to $314,000 for the nine months ended September 30, 1999 from $235,000 for the nine months ended September 30, 1998, an increase of 34%.

   Other revenues. Other revenues increased $65,000 to $213,000 for the nine months ended September 30, 1999 from $148,000 for the nine months ended September 30, 1998, an increase of 87%. The largest component of other revenues, system sales, increased $90,000 due to two local jurisdictions purchasing a computer system during the nine months ended September 30, 1999 compared to one local jurisdiction purchasing a computer system during the nine months ended September 30, 1998.

 Expenses

   Cost of transaction fees. Cost of transaction fees increased $4.7 million to $5.3 million for the nine months ended September 30, 1999 from $593,000 for the nine months ended September 30, 1998, an increase of 793%. The largest component of cost of transaction fees, merchant discount fees, increased by $4.3 to $5.1 million for the nine months ended September 30, 1999 from $825 for the nine months ended September 30, 1998, an increase of 521%. The cost of telephone charges for our toll-free interactive telephone system increased by $132 to $195 for the nine months ended September 30, 1999 from $63 for the nine months ended September 30, 1998, an increase of 210%. Cost of transaction fees was 73% of total revenues for the nine months ended September 30, 1999 compared to 41% for the nine months ended September 30, 1998. The increase is due to the lower gross margins for federal income tax payment services as compared to other payment services.

   Cost of other revenues. Cost of other revenues increased $108,000 to $121,000 for the nine months ended September 30, 1999 from $13,000 for the nine months ended September 30, 1998, an increase of 831%. These costs are composed of computer hardware costs and direct labor costs for consulting and maintenance work performed.

   Sales and marketing expenses. Sales and marketing expenses increased $335,000 to $622,000 for the nine months ended September 30, 1999 compared to $287,000 for the nine months ended September 30, 1998. This increase was primarily attributable to an increase in the number of sales and marketing personnel to handle additional growth in business and in anticipation of future growth and an increase in commission payments. Sales and marketing expenses represented 9% of total revenues for the nine months ended September 30, 1999 compared to 20% for the nine months ended September 30, 1998.

   Development costs. Development costs increased $173,000 to $648,000 for the nine months ended September 30, 1999 compared to $475,000 for the nine months ended September 30, 1998. This increase was primarily attributable to an increase in the number of engineering personnel and development of our internet conduit. Development costs represented 9% of total revenues for the nine months ended September 30, 1999 compared to 33% for the nine months ended September 30, 1998.

   General and administrative expenses. General and administrative expenses increased $763,000 to $1.1 million for the nine months ended September 30, 1999 compared to $337,000 for the nine months ended September 30, 1998. This increase was primarily attributable to hiring additional management personnel. General and administrative expenses represented 15% of total revenues for the nine months ended September 30, 1999 compared to 24% for the nine months ended June 30, 1998.

   Deferred stock compensation. Deferred stock compensation was $516,000 for the nine months ended September 30, 1999. This was the result of $41.2 million of deferred compensation expenses recorded in

August 1999 for options granted to our employees to purchase approximately 4,488,000 shares of our common stock at an exercise price of $1.33 per share.

   Allocated expenses from related party. Related party expense was $118,000 for the nine months ended September 30, 1999. This was due to Imperial Bank employees providing consulting services to us related to this offering. Related party expense represented 2% of total revenues for the nine months ended September 30, 1999.

Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

 Revenues

   Total Revenues. Total revenues increased $1.2 million to $2.4 million for the year ended December 31, 1998, from $1.2 million for the year ended December 31, 1997, an increase of 97%. This increase is primarily attributable to higher revenues generated from processing a greater amount of property tax payments for existing and new clients.

   Property taxes. Revenues from processing property tax payments increased $587,000 to $765,000 for the year ended December 31, 1998 from $178,000 for the year ended December 31, 1997, an increase of 330%. For the year ended December 31, 1998, we processed 33,900 transactions totaling $28.2 million, compared to 8,700 transactions totaling $7.1 million for the year ended December 31, 1997. This increase is primarily attributable to higher utilization rates and new municipal government clients being added throughout 1997 and 1998. As of December 31, 1998, we had 73 municipal government clients for property tax payment services, compared to 10 as of December 31, 1997. We also collected a higher average convenience fee for the year ended December 31, 1998 compared to the year ended December 31, 1997. Revenues from processing property tax payments represented 32% of total revenues for the year ended December 31, 1998 compared to 15% for the year ended December 31, 1997.

   Fines for traffic violations. Revenues from processing fines for traffic violations increased $381,000 to $827,000 for the year ended December 31, 1998 from $446,000 for the year ended December 31, 1997, an increase of 85%. For the year ended December 31, 1998, we processed 59,200 transactions totaling $8.6 million, compared to 29,600 transactions totaling $4.4 million for the year ended December 31, 1997. This increase is primarily attributable to higher utilization rates and new municipal government clients being added throughout 1997 and 1998. The average convenience fee charged remained relatively constant. The increase in revenues was driven by an increase in the number of transactions processed. As of December 31, 1998, we had 114 municipal government clients for traffic violation payment services, compared to 52 as of December 31, 1997. Revenues from processing fines for traffic violations represented 35% of total revenues for the year ended December 31, 1998 compared to 37% for the year ended December 31, 1997.

   Fines for parking citations. Revenues from processing fines for parking citations increased $52,000 to $157,000 for the year ended December 31, 1998 from $105,000 for the year ended December 31, 1997, an increase of 50%. For the year ended December 31, 1998, we processed 52,700 transactions totaling $1.7 million, compared to 37,600 transactions totaling $1.1 million for the year ended December 31, 1997. This increase is primarily attributable to higher utilization rates at existing government clients in 1998 and one new local government entity added in July 1998. The average convenience fee charged remained relatively constant. The increase in revenues was driven by an increase in the number of transactions processed. Revenues from processing fines for parking citations represented 7% of total revenues for the year ended December 31, 1998 compared to 9% for the year ended December 31, 1997.

   Other transaction fees. Other transaction fees increased $121,000 to $327,000 for the year ended December 31, 1998 from $206,000 for the year ended December 31, 1997, an increase of 59%. This increase is primarily attributable to additional utility and fax filing clients added during 1998. These revenues represented

14% of total revenues for the year ended December 31, 1998 compared to 17% for the year ended December 31, 1997.

   Other revenues. Other revenues increased $27,000 to $293,000 for the year ended December 31, 1998 from $267,000 for the year ended December 31, 1997, an increase of 10%. The increase in other revenues was primarily due to additional consulting and maintenance fees earned related to current and prior computer system sales.

 Expenses

   Cost of transaction fees. Cost of transaction fees increased $384,000 to $1.1 million for the year ended December 31, 1998 from $696,000 for the year ended December 31, 1997, an increase of 55%. Merchant discount fees increased by $554,000 to $825,000 for the year ended December 31, 1998 from $271,000 for the year ended December 31, 1997, an increase of 204%. Cost of telephone charges increased $43,000 to $99,000 for the year ended December 31, 1998 from $56,000 for the year ended December 31, 1997, an increase of 77%. These increases were primarily attributable to the corresponding increase in revenue. Cost of revenues was 46% of total revenues for the year ended December 31, 1998 compared to 58% for the year ended December 31, 1997.

   Cost of other revenues. Cost of other revenues decreased $213,000 to $71,000 for the year ended December 31, 1998 from $284,000 for the year ended December 31, 1997, a decrease of 75%. This was due to a one time reclassification adjustment that was recorded in 1997 for $261,000.

   Sales and marketing expenses. Sales and marketing expenses increased $26,000 to $356,000 for the year ended December 31, 1998 compared to $330,000 for the year ended December 31, 1997. Sales and marketing expenses represented 15% of total revenues for the year ended December 31, 1998 compared to 27% for the year ended December 31, 1997.

   Development costs. Development costs increased $402,000 to $608,000 for the year ended December 31, 1998 compared to $206,000 for the year ended December 31, 1997. This increase was primarily attributable to an increase in the number of engineering personnel. Development costs represented 26% of total revenues for the year ended December 31, 1998 compared to 17% for the year ended December 31, 1997.

   General and administrative expenses. General and administrative expenses increased $129,000 to $595,000 for the year ended December 31, 1998 compared to $466,000 for the year ended December 31, 1997. This increase was primarily due to an increase in audit fees, higher depreciation expenses due to additional capital expenditures and higher salary expenses from hiring additional support staff. General and administrative expenses represented 25% of total revenues for the year ended December 31, 1998 compared to 39% for the year ended December 31, 1997.

Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

 Revenues

   Total revenues. Total revenues increased $416,000 to $1.2 million for the year ended December 31, 1997 from $786,000 for the year ended December 31, 1996, an increase of 53%. This increase is primarily attributable to revenues generated from processing property tax payments as well as increases in revenues from processing fines for traffic violations and parking citations.

   Property taxes. Revenue from processing property tax payments increased $172,000 to $178,000 for the year ended December 31, 1997 from $6,000 for the year ended December 31, 1996, an increase of 2867%. For the year ended December 31, 1997, we processed 8,700 transactions totaling $7.1 million, compared to 123 transactions totaling $100,000 for the year ended December 31, 1996. We collected a slightly lower average convenience fee for the year ended December 31, 1998 compared to the year ended December 31, 1997. Revenues from processing property tax payments represented 15% of total revenues for the year ended December 31, 1997, compared to 1% for the year ended December 31, 1996.

   Fines for traffic violations. Revenues from processing fines for traffic violations increased $181,000 to $446,000 for the year ended December 31, 1997 from $265,000 for the year ended December 31, 1996, an increase of 68%. For the year ended December 31, 1997, we processed 29,600 transactions totaling $4.4 million, compared to 19,500 transactions totaling $2.9 million for the year ended December 31, 1996. This increase is primarily attributable to higher utilization rates and new municipal governmental clients being added throughout 1996 and 1997. The average convenience fee charged remained constant. The increase in revenues was driven by an increase in the number of transactions processed. As of December 31, 1997 we had 52 municipal government clients, compared to 15 as of December 31, 1996. Revenues from processing fines for traffic violations represented 37% of total revenues for the year ended December 31, 1997 compared to 34% for the year ended December 31, 1996.

   Fines for parking citations. Revenues from processing fines for parking citations increased $92,000 to $105,000 for the year ended December 31, 1997 from $13,000 for the year ended December 31, 1996, an increase of 708%. For the year ended December 31, 1997, we processed 37,600 transactions totaling $1.1 million, compared to 4,400 transactions totaling $132,000 for the year ended December 31, 1996. This increase is primarily attributable to additional government clients added during 1997. The average convenience fee charged was slightly higher for the year ended December 31, 1997 compared to the year ended December 31, 1996. The increase in revenues was driven both by an increase in the number of transactions processed and an increase in the average convenience fee. Revenues from processing fines for parking citations represented 9% of total revenues for the year ended December 31, 1997 compared to 2% for the year ended December 31, 1996.

   Other transaction fees. Other transaction fees increased $139,000 to $206,000 for the year ended December 31, 1997 from $67,000 for the year ended December 31, 1996, an increase of 207%. This increase is primarily attributable to additional utility and fax filing clients added during 1997. These revenues represented 17% of total revenues for the year ended December 31, 1997 compared to 9% for the year ended December 31, 1996.

   Other revenues. Other revenues decreased $168,000 to $267,000 for the year ended December 31, 1997 from $435,000 for the year ended December 31, 1996, a decrease of 39%. The decrease in other revenues was primarily due to decrease in computer system sales of $167,000.

 Expenses

   Cost of transaction revenues. Cost of transaction revenues increased $391,0000 to $696,000 for the year ended December 31, 1997 from $305,000 for the year ended December 31, 1996, an increase of 128%. Merchant discount fees increased $202,000 to $271,000 for the year ended December 31, 1997 from $69,000 for the year ended December 31, 1996, an increase of 293%. Cost of other revenues increased $200,000 to $284,000 for the year ended December 31, 1997 from $84,000 for the year ended December 31, 1996, an increase of 238%. This increase was primarily attributable to costs associated with system sales that occurred in 1997. Cost of revenues was 58% of total revenues for the year ended December 31, 1997 compared to 39% for the year ended December 31, 1996.

   Cost of other revenues. Cost of other revenues increased $240,000 to $284,000 for the year ended December 31, 1997 from $44,000 for the year ended December 31, 1996, an increase of 545%. This was due to a one time reclassification adjustment that was recorded in 1997 for $261,000.

   Sales and marketing expenses. Sales and marketing expenses increased $108,000 to $330,000 for the year ended December 31, 1997 compared to $222,000 for the year ended December 31, 1996. Sales and marketing expenses represented 27% of total revenues for the year ended December 31, 1997 compared to 28% for the year ended December 31, 1996.

   Development costs. Development costs decreased $32,000 to $206,000 for the year ended December 31, 1997 compared to $238,000 for the year ended December 31, 1996. The decrease in development costs was primarily attributable to capitalization of $200,000 in development costs in 1997 as a result of establishing technological feasibility upon completion of a working model for our software systems. Development costs represented 17% of total revenues for the year ended December 31, 1997 compared to 30% for the year ended December 31, 1996.

   General and administrative expenses. General and administrative expenses increased $160,000 to $466,000 for the year ended December 31, 1997 compared to $306,000 for the year ended December 31, 1996. This increase was primarily due to an increase in salary expenses from hiring additional personnel. General and administrative expenses represented 39% of total revenues for the years ended December 31, 1997 and 1996.

Selected Unaudited Quarterly Results of Operations

   The following tables set forth certain unaudited quarterly results of operations data for the seven quarters ended September 30, 1999, as well as the percentage of our revenues represented by each item. We believe this data has been prepared on substantially the same basis as the audited financial statements contained in this prospectus, and all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below for the fair presentation of the quarterly results of operations. The quarterly results of operations data should be read along with our audited financial statements and the related notes appearing elsewhere in this prospectus. The operating results for any quarter are not necessarily indicative of the operating results for future periods.

                                                       Three Months Ended
                         --------------------------------------------------------------------------------
                         March 31, June 30,  September 30, December 31, March 31, June 30,  September 30,
                           1998      1998        1998          1998       1999      1999        1999
                                                     (Dollars in thousands)
Revenues:
  Transaction fees......   $ 287    $ 507        $ 492        $ 790       $ 728    $5,247      $ 1,020
  Other revenues........      34       71           43          145         102        36           75
                           -----    -----        -----        -----       -----    ------      -------
    Total revenues......     321      578          535          935         830     5,283        1,095
Cost of revenues:
  Cost of transaction
   fees.................     108      253          232          416         421     4,397          488
  Cost of other
   revenues.............       7        4            2           58          19         2          100
                           -----    -----        -----        -----       -----    ------      -------
    Total cost of
     revenues...........     115      257          234          474         440     4,399          588
                           -----    -----        -----        -----       -----    ------      -------
Gross profit............     206      321          301          461         390       884          507
Operating expenses:
  Sales and marketing...     102       96           89           69         175       260          187
  Development costs.....     119      163          193          133         140       180          328
  General and
   administrative.......     112      113          112          258         199       350          589
  Deferred stock
   compensation.........      --       --           --           --          --        --          516
                           -----    -----        -----        -----       -----    ------      -------
  Allocated expenses
   from related
   parties..............      --       --           --           --          --        --          118
    Total operating
     expenses...........     333      372          394          460         514       790        1,738
                           -----    -----        -----        -----       -----    ------      -------
Income (loss) from
 operations.............    (127)     (51)         (93)           1        (124)       94       (1,231)
Other income (expense),
 net....................      (5)     (17)         (15)         (18)          3       (33)           1
                           -----    -----        -----        -----       -----    ------      -------
Net income (loss).......   $(132)   $ (68)       $(108)       $ (17)      $(121)   $   61      $(1,230)
                           =====    =====        =====        =====       =====    ======      =======
Revenues:
Transaction fees........      89 %     88 %         92 %         84 %        88 %      99 %         93
Other revenues..........      11       12            8           16          12         1            7
                           -----    -----        -----        -----       -----    ------      -------
Total revenues..........     100      100          100          100         100       100          100
Cost of revenues:
  Cost of transaction
   fees.................      34       44           44           45          51        83           44
  Other revenues........       2        1            0            6           2         0           10
                           -----    -----        -----        -----       -----    ------      -------
    Total cost of
     revenues...........      36       45           44           51          53        83           54
                           -----    -----        -----        -----       -----    ------      -------
Gross profit............      64       55           56           49          47        17           46
  Operating expenses:
  Sales and marketing...      32       17           17            7          21         5           17
  Development costs.....      37       28           36           14          17         3           30
  General and
   administrative.......      35       19           21           28          24         7           54
  Deferred stock
   compensation.........      --       --           --           --          --        --           47
                           -----    -----        -----        -----       -----    ------      -------
  Allocated expenses
   from related
   parties..............      --       --           --           --          --        --           11
    Total operating
     expenses...........     104       64           74           49          62        15          159
                           -----    -----        -----        -----       -----    ------      -------
Income (loss) from
 operations.............     (40)      (9)         (18)          --         (15)        2         (112)
Other income (expense),
 net....................      (1)      (3)          (3)          (2)         --        (1)          --
                           -----    -----        -----        -----       -----    ------      -------
Net income (loss).......     (41)%    (12)%        (21)%         (2)%       (15)%       1 %       (112)%
                           =====    =====        =====        =====       =====    ======      =======

Seasonality and Fluctuation of Quarterly Results

   We have experienced quarter-to-quarter revenue growth with some seasonal fluctuations in the second and fourth quarters of 1998 and the second quarter of 1999. The quarter-to-quarter revenue growth is due to an increase in the number of government clients and payment services and an increase in utilization rates. The fluctuations in the second and fourth quarter of 1998 relate primarily to an increase in convenience fees from processing California property tax payments, which are collected twice a year -- in April and December. The sharp increase in revenues in the second quarter of 1999 is due to processing personal federal income tax payments in April 1999. We expect that results for the second quarter of future years will continue to be impacted by the April 15 deadline for paying personal federal and state income taxes.

   Cost of revenues as a percentage of total revenues was significantly higher in the second quarter of 1999 than in previous quarters as a result of processing federal income tax payments, which have significantly lower margins than other payment services. This is due to the fact that our convenience fee is generally lower as a percentage of large government payments, such as income taxes, while our primary cost of sales, which are merchant discount fees, are relatively constant as a percentage of the government payment amount. For a discussion of convenience fees, please see "Business--Our Services--Fee Structure" on page 41.

   We anticipate that our operating expenses will continue to increase significantly due to the anticipated expansion of our sales force in order to obtain additional state and municipal clients, the marketing campaign to make consumer users aware of our electronic payment option, and development and implementation costs associated with our Internet service. If revenues in any quarter do not increase correspondingly with increases in expenses, our results for that quarter would be materially and adversely affected.

   For the foregoing reasons, we believe that comparisons of our quarterly operating results are not necessarily meaningful and that our operating results in any particular quarter should not be relied upon as necessarily indicative of future performance. In addition, it is possible that in some future quarters our operating results will be below the expectations of research analysts and investors, and in that case, the price of our common stock is likely to decline.

Liquidity and Capital Resources

   Historically, we have experienced operating losses during most periods. We expect to continue to incur losses from operations for the foreseeable future. Our working capital deficit was $60,000 at December 31, 1996. We had a working capital deficit of $221,000 at December 31, 1997. In December 1998, there was a capital contribution of $600,000 and our working capital was $392,000 at December 31, 1998. At September 30, 1999, our working capital deficit was $1.1 million.

   Net cash used in operating activities was $904,000 for the nine months ended September 30, 1999. For the nine months ended September 30, 1998, our operating activities used cash of $98,000. For the year ended December 31, 1998, 1997 and 1996, net cash used in operating activities were $245,000, $323,000 and $425,000, respectively.

   The cash used in operating activities for the nine months ended September 30, 1999 was primarily due to an increase in accounts receivable and a decrease in accounts payable. For the nine months ended September 30, 1998, the cash provided by operating activities was primarily attributable to a decrease in accounts receivable. Cash used for operating activities for the years ended December 31, 1998, 1997 and 1996 were primarily the result of our net loss and an increase in accounts receivable.

   Net cash used in investing activities was $255,000 and $148,000 for the nine months ended September 30, 1999 and 1998 and $298,000 and $139,000 for the years ended December 31, 1998 and 1997. This cash was used primarily for the purchase of computer equipment and software.

   Net cash provided by financing activities was $1.0 million and $425,000 for the nine months ended September 30, 1999 and 1998 and $992,000, $423,000 and $581,000 for the years ended December 31, 1998, 1997 and 1996. The cash generated in the nine months ended September 30, 1999 resulted from advances we received from our stockholders. The net cash generated in the nine months ended September 30, 1998 was primarily due to a loan we received from Beranson Holdings, Inc. The cash generated in 1998, 1997 and 1996 was due to capital contributions by our stockholders. As of September 30, 1999, we have the ability to borrow an additional $500,000 from our stockholders.

   We believe that, based on our current business plan, the net proceeds from this offering and existing cash equivalents will be sufficient to meet our operating activities, capital expenditures and other obligations for at least the next two years.

Year 2000 Readiness

   Many currently installed computer systems and software products were coded to accept and recognize only two-digit rather than four-digit entries to define the applicable year. These systems may recognize a date using "00" as the year 1900 rather than the year 2000. As a result, computer systems and/or software used by many companies, including our government clients and financial institutions upon which we rely to perform our services, may need to be upgraded to comply with year 2000 requirements. Those companies that do not upgrade risk system failure and/or miscalculations that can cause disruptions of normal business activities.

   State of Readiness. We have completed our assessment of our service and information technology systems. We believe that all of our mission critical systems and a majority of our non-mission critical systems are year 2000 compliant. We have also completed our initial survey of the information systems of our principal system vendors and service providers. Based on the oral representations of these vendors and service providers, we believe that the information technology systems of these third parties, as they relate to us, do not pose significant operational issues. We have replaced those principal vendors that have been unable to certify to us that their products are year 2000 compliant. Our assessment is on-going and will continue with respect to all principal vendors and service providers with which we do business. In addition, we do not believe that our embedded systems pose year 2000 concerns because we believe that we have identified all of our software and hardware that require year 2000 updates or modifications.

   Costs. We currently anticipate that our total expenses for year 2000 compliance will be less than $100,000. As of September 30, 1999, we have spent approximately $60,000 in personnel and other costs related to our year 2000 risk assessment and remediation efforts.

   Risks. All of our installed systems have customized programming code, many with date specific routines required by our government clients. If the host system/database supporting the customized system changes due to year 2000 upgrades, we may incur a failure to our operating system. Based upon tests conducted by our government clients, we believe these problems can be promptly remedied. However, we cannot guarantee that the test cases represent all of the possible year 2000 problems and that longer remedial periods will not be required.

   If a system failure occurs unrelated to coding, we believe we would be able to rebuild the failed system in a timely manner. Should such a system failure occur, we may need to rely on a large client to provide appropriate client representation for customer relations and technology support services to assist in fixing the problem. We cannot guarantee that our government clients will provide this assistance or that we would be able to rebuild our system in the anticipated time frame.

   Contingency Plans. We have developed a contingency plan based on the use of backup computer systems in the event a year 2000 problem occurs. We house both our interactive telephone and Internet processing systems in dual locations to provide complete system redundancy. These facilities contain emergency power generators and backup computer systems, which would be used in the event of failure due to a year 2000 problem. Because each system has interchangeable power supplies and hard drives, if we experience system failure, the redundant system is expected to immediately assume the functions of the failed system without interruption of service.

   Our contingency plan is periodically reviewed for adequacy with respect to our client base as well as to determine whether any new products or services we offer are consistent with our plan. Due to incremental increases in the use of our services, we cannot guarantee that at any given time our contingency plan adequately provides for the latest increase in use. Although our contingency plan has been tested against various year 2000 problem scenarios, we cannot be certain that we have provided for all contingencies, or that in the event of an actual year 2000 problem, our backup system will operate as planned.

New Accounting Pronouncement

   The Financial Accounting Standards Board recently issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. For a derivative not designated as a hedging instrument, changes in the fair value of the derivative are recognized in earnings in the period of change. We must adopt SFAS No. 133 by July 1, 2001. Our management does not believe the adoption of SFAS No. 133 will have a material effect on our financial position.

   In March 1998, the American Institute of Certified Accountants issued Statement of Position 98-1, Accounting for the Cost of Computer Software Developed or Obtained for Internal Use, or SOP 98-1. SOP 98-1 provides guidance on accounting for computer software developed or obtained for internal use, including the requirement to capitalize specified costs and amortization of such costs. We adopted SOP 98-1 in January 1999. The adoption did not have a material effect on our financial position or results of operations.

                                    BUSINESS

Company Overview

   We believe we are the leading provider of electronic payment options to government entities enabling consumers to use their credit cards to pay, by telephone or through the Internet, personal federal and state income taxes, sales and use taxes, property taxes and fines for traffic violations and parking citations. Our interactive toll-free telephone number, 1-888-2PAY-TAXSM, allows consumers to make payments and receive certain customer service information. Our 8882paytax.com Web site currently allows consumers to make certain payments, and we are actively working with government clients, including the IRS and the States of California and New Jersey to enable consumers to make additional tax and other payments through the Internet.

Industry Background

 Growth of Electronic Commerce and the Internet

   Increased use of credit cards, automated teller machines, electronic fund transfers and direct payroll deposits have automated, simplified and reduced the costs of financial transactions for financial institutions and businesses and their customers. Electronic commerce offers the potential to complete financial transactions more quickly, with greater accuracy and at a lower cost than traditional paper-based methods, and provides consumer users with added convenience. Consumers now routinely perform financial transactions by telephone, using an interactive telephone system, and through the Internet.

   The Internet has experienced rapid growth and has become an important tool for global communications and commerce. International Data Corporation estimates that there were 97 million Web users worldwide at the end of 1998 and projects this number will increase to approximately 320 million by the end of 2002. Internet-based financial services, such as electronic brokerage and banking, represent a significant portion of the electronic commerce market. The attractiveness of Internet-based financial services stems in large part from the speed and ease of conducting financial transactions over the Internet, as well as the ability of the Internet user to access additional information. The number of U.S. households using online banking is projected to grow from 7 million at the end of 1998 to more than 24 million by 2004, according to Dataquest, Inc., a unit of Gartner Group, Inc. Dataquest, Inc. estimates that approximately 57%, or about 13.7 million, of these households will be paying their bills online by 2004.

   Online communities on the Internet provide businesses an attractive means of promoting and selling their products and services. As we facilitate Web-based payments by individuals to government entities, we believe there are opportunities to offer and cross-sell contextually compatible services to our consumers. International Data Corporation estimates that commerce over the Internet will increase from approximately $32 billion worldwide in 1998 to approximately $133 billion in 2000 and to $1 trillion by 2003. Online communities that allow businesses to identify and reach specific audiences within a personalized context provide the opportunity to increase advertising efficiency and improve the likelihood of success for these businesses' advertising campaigns.

 The Market for Payments to Government Entities

   In addition to payments made automatically on behalf of consumers, such as payroll withholding taxes, individuals and small businesses make a variety of payments to government entities at the federal, state and local levels. These payments have traditionally been made by mailing checks, obtaining money orders or making payments in person.

  . Federal Level. The IRS estimates that for the 1999 tax year, there will be 128 million personal federal income tax filers making payments totaling approximately $920 billion, a portion of which is remitted through payroll withholding. Of these income tax filers, the IRS estimates that there are approximately 21 million individuals who will pay the balance shown as due on their tax return when filing their tax return on or before April 15 and 8 million individuals who pay taxes when filing for extensions of the April 15 deadline. Further, an additional 41 million estimated tax payment transactions are expected to be made by individuals for the 1999 tax year. Based on IRS data, we believe that payments for "balance-due" filers for the 1999 tax year will be approximately $45 billion. For "extension filers" this amount is approximately $206 billion and for "estimated filers" it is approximately $162 billion. Accordingly, total payments for the 1999 tax year are estimated to be approximately $414 billion.

  . State Level. Based on U.S. Census data, personal state income tax payments were approximately $160 billion for the 1998 tax year. Based on our experience with respect to personal federal income tax payments, we believe that approximately 45%, or $72 billion, of this total constitutes balance-due, estimated and extension tax payments. Based on U.S. Census data, state sales and use taxes paid by businesses totaled approximately $155 billion for 1998, a portion of which is paid by small businesses using checks or money orders. Fees collected by states for motor vehicle licenses and registrations are estimated to have been approximately $14 billion in 1998. Other state payments that could potentially be made electronically include corporate fees and taxes, professional license fees, employment withholding taxes and state disability insurance payments made by individuals and businesses.

  . Local Level. Based on U.S. Census data, local property taxes were approximately $225 billion in 1998. Based on our experience in the states where we accept credit card payments for such taxes, we estimate approximately 50% of that amount is not already included with mortgage payments. There are a substantial number of other payments to local government entities that could be paid electronically. For example, we estimate fines for traffic violations and parking citations to be in excess of $5 billion annually.

 Outsourcing Opportunity

   Providing electronic payment options is an attractive goal for government entities. Part of the IRS's stated strategy is to make electronic filing, payment and communication so simple, inexpensive and trusted that taxpayers will prefer these methods. Further, the IRS has stated that its goal is to substantially increase taxpayer access to electronic filing, payment, and communication products and services, and have 80% of all taxpayers file their returns electronically by the year 2007. Electronic payments provide significant benefits for government entities, including improved service, cost savings, reduced paperwork and faster transaction processing.

   Government entities may prefer to outsource electronic payment options rather than provide such options themselves because they lack the expertise, technical personnel and economies of scale necessary to implement and maintain the required software and hardware systems. In addition, legislation prohibits certain government entities from paying credit card payment processing fees associated with accepting credit cards.

   In selecting a provider of outsourced credit card payment services, we believe government entities consider the following:

  . a provider's ability to offer these services at no cost to the government entity;

  . referrals from other government entities currently using a provider's services;

  .  proven technology systems and implementation know-how;

  .  consumer usage of the provider's services;

  . the greatest possible consumer reach through both Internet and telephone conduits;

  . a provider's relationships with financial institutions and credit card companies; and

  .  flexibility in adapting to unique government procedures.

Our Solution

   Our pilot program for personal federal income taxes processed approximately 45,000 tax filings totaling more than $174 million in payments to the IRS from January 15, 1999 to April 15, 1999. According to IRS data, we captured a 95% market share, based on dollar volume, for credit card payments of personal federal income taxes due April 15, 1999. We also processed over 293,000 payments totaling $82.7 million during the first nine months of 1999 for our state and municipal government clients.

 Benefits to Consumer Users

   Although consumers must pay a convenience fee for our services and, a breach of our security system could allow access to personal credit card and other information, we believe that the following benefits of our services to consumers outweigh their detriments:

  . Convenience. Consumers can utilize our interactive telephone or Internet system to make payments to government entities by credit card, eliminating the need to mail checks, obtain money orders or make payments in person. As we integrate the federal and our state clients' income tax payment processes, consumers in those states will be able to pay their personal federal and state income taxes in a single session. For some fines for traffic violations and parking citations, consumers can also obtain information about outstanding balances.

  . Flexibility. By paying with credit cards, consumers gain the flexibility to pay their credit card balances over time rather than when a government obligation is due. This is an especially attractive option for consumers who do not have sufficient funds when the government payment is due.

  . Perquisites. Consumers can take advantage of frequent flyer programs, cash back arrangements or other benefits offered by credit card issuers. Payments for government obligations can be substantial, allowing consumers to earn significant rewards.

 Benefits to Government Clients

   Although there may be some indirect cost to the government entity to promote our services, we believe that the following benefits of our services to government clients outweigh their detriments:

  . Electronic Payment Option. Our services allow our government clients to provide consumers with an electronic payment option, furthering their goal of improving customer service, reducing paperwork and encouraging the electronic filing of tax forms.

  . No Charge. We provide our electronic payment options to our government clients at no charge.

  . Electronic Posting. Credit card payments allow information to be posted electronically to our government clients' existing systems, with real-time authorizations and posting, including fraud checking, credit availability and address verification.

  . Ease of Implementation. Our services are designed to work with the information system in place at our government clients and to require minimal adaptation. For example, government entities do not have to be Web-enabled to offer our Internet payment solutions to their constituents.

 Proven Track Record

   We have successfully provided a secure credit card payment option to the IRS, the states of California and New Jersey and the District of Columbia, as well as approximately 425 municipalities. In the nine months ended September 30, 1999, we processed approximately $257 million in credit card payments to our government clients.

 Recognized and Trusted Brand Name

   Most of our government clients list our interactive telephone number, 1-888-2PAY-TAX SM, as a payment option on their billing statements, tax publications and citations. The IRS has informed us that it plans to include our 1-888-2PAY-TAX SM number on instruction booklets for Form 1040 for the 1999 tax year and on the

IRS Web site. We believe that by featuring us on their billing statements and instruction booklets, government entities increase consumer awareness of and confidence in our services. We intend to further increase our brand awareness through advertising targeted towards consumer users. We believe that once a consumer successfully uses our services to make a payment, the consumer is more likely to use our service for future payments. According to a study conducted for us by a market research firm among consumers who had used our services, 89% of respondents stated that they plan to use our services again.

 Existing Relationships with Credit Card Issuers and Associations

   We believe our existing relationships with the major credit card issuers and associations will enable us to continue to provide electronic payment options for a broadening array of payments to government entities. We currently process payments using American Express(R), Visa(R), MasterCard(R) and the Discover(R) card. Imperial Bank, our majority stockholder, is a long-standing member of the Visa(R) and MasterCard(R) associations and processes transactions utilizing those credit cards for us. We are a merchant agent for American Express(R), eliminating the need for government entities to separately enter into contracts with American Express.

   All four credit card associations and organizations with whom we do business allow for convenience fees as long as the cardholder receives added convenience from the service. These card associations and issuers, except for Visa(R), allow for a tiered fee schedule that varies the fee depending on the amount charged. Because of Visa(R)'s rules against tiered convenience fees, we do not accept Visa(R) cards as a means of payment in tax-related payment programs, such as the IRS, the States of California and New Jersey and the District of Columbia. We do, however, accept Visa(R) as a means of payment in all non-tax-related payment programs, such as parking citations processing, where fixed conveniences fees can be charged.

Our Strategy

   Our goal is to continue to be the leading provider of, and further develop the market for, electronic payment services using credit cards to pay government obligations. The following are key elements of our strategy.

 Expand and Enhance Services for Personal Federal Income Tax Payments

   In January 1999, we signed a credit card payment contract with the IRS to provide our services for the balance-due payment of personal federal income taxes. This has significantly increased our profile and greatly expanded awareness of our 1-888-2PAY-TAX SM brand. The IRS has informed us that it plans to add our 1-888-2PAY-TAX SM number on instruction booklets for Form 1040 for the 1999 tax year and on the IRS Web site which, we believe, will further expand consumers' awareness of our products and services. For the 1998 tax year, we processed only income tax payments that were shown as due on tax returns filed on or before April 15, 1999. By early 2000, we expect to also process estimated and extension tax payments. We have a working relationship with the IRS's Electronic Tax Administration division (ETA). In 1998, the ETA published A Strategy For Growth, a document detailing its strategies through the year 2007, which features us as one of the ETA's industry partners and describes our electronic payment options. Further, we are working to develop a series of additional products that are consistent with their stated strategic objectives. The majority of these products focus on electronic filing and payment integration of personal federal and state income taxes.

 Leverage Our IRS Relationship to Obtain Additional State Government Clients

   We are leveraging our IRS relationship to provide our services to additional state government entities. Our efforts have been bolstered by the fact that the IRS has endorsed the concept of joint federal and state payments either by phone or through electronic filing. We currently provide our electronic payment conduit for income tax payments to the States of California and New Jersey and the District of Columbia, which together accounted for 21% of the personal state income tax market in the 1998 tax year. We are focusing on establishing relationships with other states, the 9 largest of which represented another 43% of the personal state income tax market in the 1998 tax year. We are hiring new regional sales managers and sales account executives to extend our coverage of state governments. A key element of our strategy for obtaining personal state income tax accounts is the integration of the personal federal and state income tax payment processes. According to a research study conducted for us by a market research firm among consumers who had used our personal federal income tax payment services in 1999, 75% indicated that they would use our services to make personal state income tax payments. Our integrated solution allows consumers to pay their personal federal and state income taxes in a single session, which should enhance consumer convenience and usage. Competitors who do not currently provide services to the IRS will be unable to offer this integrated service. Once we are providing personal income tax payment services to a particular state, we will look for opportunities to provide additional services covering sales and use tax payments, fees collected by departments of motor vehicles and other payments for that state. For example, we are currently providing services that allow small businesses in California to remit their sales and use tax payments by credit card.

 Leverage Our IRS and State Government Client Relationships to Obtain Additional Municipal Clients

   We currently provide services to over 400 municipal clients. We believe our relationships with the IRS and state government entities provide an advantage in helping us establish relationships with additional municipal clients. To further our strategic marketing position, we are creating a geo-demographic database of consumers who have already used our services. This database will be used in the selling process to municipalities to show an existing base of potential consumers in those municipalities. We are targeting municipal clients through direct sales, telemarketing and targeted newsletters and other mailings.

 Internet Services Roll-out

   In August 1999, we began providing our payment services through the Internet. We intend to offer our Internet payment services to all of our existing government clients within the next 6 to 12 months. In addition, all new government clients will have the option to sign up for both our Internet and telephone payment services.

   We currently offer Internet services for business license fees, parking citations, personal property tax, real estate tax, utility payments and other fees only in Arlington County, Virginia and Fairfax County, Virginia. We have verbal agreements to provide Internet Services for such payments by the end of the year to the following government entities:

  .  Marion County, Ohio

  .  Lucas County, Ohio

  .  Grand Blanc Township, Michigan

  .  Grand Blanc DPW, Michigan

  .  Rochester Hills, Michigan

  .  Allen County, Indiana

  .  Alexandria, Virginia

  .  Hanover County, Virginia

   We also have verbal agreements with the States of California and New Jersey for state income tax payments via the Internet, which we expect to offer on our Web site by the end of the year.

   We expect the Internet to be an increasingly important revenue source. However, Internet access is currently estimated to reach only 25% of the U.S. households, including a majority of households with greater than $75,000 of annual income compared to 94% for telephone. Therefore, we expect that the majority of our revenues will be generated by our interactive telephone service in the next few years. As more U.S. households acquire Internet access, we expect that consumers will increasingly want both the telephone and Internet options we offer.

 Introduce New Services and Service Enhancements

   In August 1999, we began processing credit card payments of sales and use taxes for the State of California. By early 2000, we expect to begin processing credit card payments of estimated and extension personal federal and state income taxes. We seek to remain at the forefront of our industry by continuing to develop additional and complementary services. We are exploring opportunities to process other payments, such as motor vehicle registration fees, state corporate fees and taxes, professional license fees, employment withholding taxes and state disability insurance. We are also exploring opportunities to provide direct debiting and other electronic fund transfer features to consumers in the future.

 Cross-Sell Related Services to Targeted Audiences

   Individuals and small businesses who utilize our payment services can be grouped into user communities distinguished by specific demographics and psychographics. Because these customers are active online consumers, they represent a valuable opportunity to expand our business by cross-selling other related services. For example, we may be able to facilitate the sale of consulting or other related services to small businesses that use our services to pay sales taxes, or the sale of automobile insurance or online driving school services to consumers paying fines for moving violations.

 Increase Brand Awareness and Consumer Use

   We have relied on our government clients and credit card issuers, and will continue to work with them, to publicize our services through government publications and credit card billing inserts. In order to increase the number of transactions we process, we intend to increase consumer awareness of our credit card payment services through an advertising campaign. We expect to increase our advertising spending with the proceeds of this offering. The advertising campaign will focus on promoting our services for personal federal and state income tax payments in March and early April. In addition, we plan to advertise throughout the year at the local level to promote our payment services for property taxes and fines for traffic violations and parking citations.

   Our marketing is also focused on promoting additional payment opportunities to our existing consumers. We believe that once a consumer uses our system, he or she is more likely to use our services to make other types of payments to government entities. Our Web site will promote different types of payments that can be made using our services. In addition, our Web site will invite consumer users to save their personal data on our secured site to facilitate future payments. We will use this data to identify and promote additional payment and cross-selling opportunities.

 Pursue Strategic Relationships and Acquisitions

   We intend to pursue strategic relationships with electronic income tax filing providers to offer our payment services to their customers, which would allow their customers to file returns and pay taxes electronically. We also plan to investigate and pursue relationships with Internet portals and other Internet financial service providers in order to reach additional Internet users. In addition, we may pursue opportunistic acquisitions that will enhance our product offering and technical capabilities, including companies that provide government client or consumer user products or services closely related to ours.

Government Clients

   As of September 1, 1999, we provide services to the IRS, the States of California and New Jersey, the District of Columbia and approximately 425 municipal government clients in 25 states throughout the United States. The highest concentration of municipalities we service are in California, Texas and Virginia. The table below lists, as of September 1, 1999, our existing government clients and the types of payments we process for those clients.

      Government Clients   Payment Type
      IRS                  Balance-due personal federal income taxes
      California           Balance-due personal state income taxes
                           Sales and use taxes
      New Jersey           Balance-due and estimated personal state income
                           taxes
      District of Columbia Balance-due personal state income taxes
      150 municipalities   Property taxes
      166 municipalities   Fines for traffic violations
      115 municipalities   Fines for parking citations
      81 municipalities    Other services

Our Services

 Our Telephone and Internet Conduits

   Our consumers can choose to make payments of federal, state and municipal taxes, as well as pay fines for traffic violations and parking citations, by telephone, using our 1-888-2PAY-TAX SM number, or over our 8882paytax.com Web site. We currently provide a telephone conduit for payments to all of our government clients. We work with our government clients to develop the script for our fully automated telephone conduits, which gather the necessary information in an efficient, user-friendly manner and inform the customers of the applicable convenience fee to be charged before the consumer confirms or cancels the payment. We continually update our interactive telephone systems to increase the ease of use of our services.

   Our 8882paytax.com Web site allows consumers to make certain payments, and we are working with our existing government clients, including the IRS, to enable consumers to make additional payments. We are also enhancing our Web site so that consumers will be able to obtain information regarding our services, access additional information, print receipts and save their personal data to facilitate future payments. Consumers using our Web site will receive a prompt informing them of the convenience fee before they confirm or cancel the payment. With the growing acceptance of the Internet and its use for effecting financial transactions traditionally conducted by mail, telephone or in person, we believe many users will prefer to make payments to our government clients through the Internet.

The following table lists the payments that can be made through our existing Internet site and interactive telephone system:

     Internet Payment Types                     Telephone Payment Types

     .  Business license fees                   .  Automated fax filings

     .  Parking citations                       .  Business license fees

     .  Personal property tax                   .  Federal income tax

     .  Real estate tax                         .  Homeowner's association
                                                   dues

     .  Utility bills                           .  Parking citations

     Current Internet Clients                   .  Personal property tax

     .  Arlington County, VA
 . Real estate tax

     .  Fairfax County, VA
                                                .  Sales and use tax

                                                .  State income tax

                                                .  Traffic Violations

                                                .  Utility bills

 Credit Card Payment Services

   For each payment type listed below, the following table sets forth the payments we currently process, those which we currently plan to provide pursuant to existing agreements and future services that we plan to begin processing within the next 6 to 12 months.


Payment Type               Currently Processed     Currently Planned Services Future Services
Personal federal           Balance-due payments    Estimated taxes
income taxes..........                             Extension payments
                                                   Integrated payment
                                                   of personal
                                                   federal and state
                                                   income taxes
Personal state income      Balance-due payments      Extension payments
taxes.................     Estimated tax payments    Integrated payment
                                                     of personal
                                                     federal and state
                                                     income taxes
Other state payments..     Sales and use taxes
                           Business and
                           professional
                           license fees
Property taxes........     Real estate and
                           personal property
                           taxes and school
                           district taxes
Fines for traffic          Fines for speeding and
violations............     other
                           traffic rule
                           violations
Fines for parking          Fines for parking rule
citations.............     violations
Utilities/miscellaneous..  Water, electricity and
                           gas bills
Other payments........                                                        Corporate taxes and
                                                                              fees
                                                                              Motor vehicle
                                                                              registration
                                                                              fees
                                                                              Public university
                                                                              tuition
                                                                              and other fees
                                                                              Building permit fees

 Customized Systems

   In addition to our electronic payment services, we design, install and implement individual systems for municipal government clients. These systems incorporate our electronic payment conduits and also provide connections between databases to transfer information simultaneously. These products include:

  Property Tax System....    Provides information about real estate taxes,
                             including secured and unsecured taxes,
                             supplemental taxes, asset valuation and
                             exemptions, tax rates, special assessments and redemptions.

  Citation Processing        Provides information about traffic violations,
  System.................    including bail, due dates, traffic school, proof
                             of corrections, warrants and drivers license holds.

  Parking System.........    Provides information about parking citations,
                             including fines, tow-aways, restricted zones and other infractions.

  Automated Fax Filing...    Allows attorneys and paralegals to fax documents
                             to courts and pay filing fees by credit card.

   We also build and sell custom applications, such as a polling place locator application, county social service inquiry system and additional government-related applications. These systems are generally sold to the government entity for a flat fee that covers our costs and provides significant margin.

 Fee Structure

   We charge consumer users a convenience fee to use our credit card services for payments to government entities. For large payments, such as personal federal and state income tax payments, we charge a convenience fee based on the amount of the payment, which in the first six months of 1999 averaged approximately 2.5% of the payment amount. For smaller payments, such as fines for traffic violations and parking citations, we charge a fixed convenience fee which in the first six months of 1999 averaged 8% of the amount due. The same convenience fee is charged for payments made by telephone or through the Internet. We currently accept American Express(R), Visa(R), MasterCard(R) and the Discover(R) card for most local payments. We currently accept American Express(R), MasterCard(R) and the Discover(R) card for federal and state payments.

 Cross Selling

   We intend to develop cross-selling opportunities for both the telephone system and the Internet. For example, on the telephone, after a customer executes a traffic citation payment, they can be prompted to register and pay for traffic school. On the Internet, the same prompts can be developed through text links on the traffic citation payment page. We may receive referral fees from the applicable service providers from whom our consumers purchase goods or services.

Sales and Marketing

 Focus on Signing Additional Government Clients

   We are leveraging our IRS relationship and our ability to offer the integration of personal federal and state income tax payments to attract new state government clients. Similarly, we will use our relationship with state governments to obtain new municipal clients. We intend to make significant additions to our sales and marketing staff and customer service infrastructure. Specific account executives are dedicated to the IRS and each state government client. We are targeting municipal clients through direct sales, telemarketing and targeted newsletters and other mailings. In addition, we publish a quarterly newsletter that announces our new services and government clients, which is distributed to our existing and potential government clients. We will continue to make presentations and operate booths at IRS tax conferences and other government entity gatherings.

 Focus on Increasing Utilization and Awareness

   To date, our services have been publicized primarily by our government clients and credit card issuers. Government publications and instruction booklets have been used to present the payment option to potential consumer users. For example, the IRS and state tax agencies have included our 1-888-2PAY-TAXSM phone number in selected tax publications distributed to individuals and tax preparation professionals, and, in the first half of April 1999, the IRS profiled our electronic payment option on its electronic services web page. A significant number of municipalities have provided our phone number as a payment alternative for fines for traffic violations and parking citations. In addition, major credit card issuers have also promoted our services because the government market represents an under-tapped market for credit card utilization. Our systems have been promoted through mailing inserts to all American Express(R) and Discover(R) cardholders, and a significant number of MasterCard(R) holders.

   We intend to launch an advertising campaign targeted at consumer users to broaden awareness of our electronic payment options. We will focus our campaign on promoting use of our personal federal and state income tax payment services during March and early April. In addition to increasing awareness for new consumer users, we will also focus on promoting additional payment opportunities to existing consumer users who have already used our services. We believe these existing consumer users are more likely to use our services to make other payments, and we will use our Web site to bring those services to the attention of our customers.

 Leverage Existing Relationships

   We have relationships with Bank of America, American National Bank (Illinois), Union Bank of California, Sun Trust and Novus Services implement systems for their government clients. For example, Novus Services was awarded the contract to provide personal income tax payment services for the State of California and subcontracted the implementation of the system to us. Our product implementation model and revenues as a subcontractor are identical to a directly contracted account. We will look for strategic opportunities to provide services to government entities in conjunction with these and other partners.

Our Operations and Technology

   We provide complete electronic credit card payment services to government entities. Our electronic payment conduits can perform all of the following functions for our government clients:

  . Capture unique identifiers for each transaction, such as citation number, social security number, the consumer's identity and related payment information.

  . Perform real-time authorizations and postings, including fraud checking, credit availability and address verification.

  . Electronically create daily transaction files from all remote and local systems.

  . Compare the daily transaction files to credit card authorization processor files--the "mirror balancing system". This validation process assures credible data and reliable funds flow to government clients.

  . Create a daily payment transaction activity report that is automatically e-mailed or sent by facsimile to government clients.

  . Create upload files from the mirror balancing system that are sent electronically to government clients. These files are used by clients to post payments to their internal systems.





   [Graphic Display of Transaction Process for the Payment of Property Tax]

   Our technological solutions and operations are focused on producing four integrated results for our government clients and consumers: reliability, security, audit capability and customer service/operational support. We designed our technology and resulting operations around these core concepts.

 Reliability

   Our foremost service goal is reliability, which we seek to accomplish through redundant hardware that provides disaster recovery and allows us to implement seamless real-time backup and 100% system availability. Our Internet payment servers are housed at Digex, Inc. facilities in Cupertino, California, and in Beltsville, Maryland. The Cupertino site is our primary processing location, containing a 72-hour capacity diesel generator. The Beltsville site is expected to be able to instantly assume processing and provide 100% system availability in the event the primary site is rendered inoperative. Additionally, should we experience overloads due to unexpected volume increases, our backup servers are designed to come into service without interruption.

   Our interactive telephone systems have the same dual facility scheme as our Internet systems. Our primary interactive telephone authorization and processing facility is located in San Ramon, California, where our computers have interchangeable power supplies and hard drives so that if a system fails, the redundant systems should assume the workload. We also maintain a backup facility in San Francisco, California, used for disaster recovery and transaction overflows.

 Transaction Security

   We place a high priority on transaction security and fraud prevention. Our goal is to maintain the confidentiality of all consumer credit card and related information. For our Internet conduit delivery vehicle, we employ secured socket layers for user security from the consumer's browser to our 8882paytax.com Web site. Taxpayer identity validations for credit card payments are transmitted in an encrypted manner and are performed in accordance with existing industry procedures.

   We have several system functions that are designed to combat fraud. For example, credit card authorizations are performed on-line and in real time. Our system captures the cardholder's credit card account number, card expiration date and billing statement mailing address and zip code, and requires the cardholder to enter a three or four digit card verification code or card verification value if it is present on the back of the card. Credit card information is transmitted exclusively to the credit card processor. No one outside of our system and the credit card processor's system receives the information, including the IRS and other government clients.

 Audit Capability

   Our internally-developed mirror balancing system and reporting systems provide us and our government clients with electronic audit capability. These applications enable us to account for all transactions, to assure that data transmissions to government clients are complete and reporting and update files are accurate.

 Customer Service

   We provide automated customer service systems, such as the transaction verification system, which allows consumers to confirm their transaction posting. In addition, we employ customer service representatives who are available to assist consumers with individual needs. We also provide a "Frequently Asked Questions" feature on our Web site to answer common questions that consumer users have. We intend to increase the number of customer service representatives so that calls from consumers to our government clients or to our credit card issuer partners relating to our services can be routed to us.

Payment Conduits

   We provide two principal conduits for making payments to government clients: via the interactive toll free telephone conduit and via the Internet.

  . Interactive Toll Free Telephone Conduit. In order to facilitate payments through our interactive telephone system, we first create a script of voice prompts, record the script, and program possible responses to the voice prompts into our computer database. We then establish a network connection to the government client's database system and program the connection to send and retrieve information to and from the client's database system.

    Payment and other information for our interactive telephone systems is received from consumers who respond to voice prompts on our toll free system by depressing touch-tone buttons on their telephones. Once the convenience fee and other necessary information is conveyed to and confirmed by the consumer, approval is obtained from the relevant credit card issuing bank, and the payment is processed. Upon completion of the payment, the user is given a receipt number.

  . Internet Conduit. In order to facilitate payments through our Internet conduit, we first configure the client's profile settings and create a screen and menu options or "links" within our Web site. Encrypted payment data may then be sent between our server and the government client's server. A "test mode" then follows until the client is converted to "live" mode to enable payments to be processed.

    Payment and other information for our Internet conduit is received from consumers who retrieve the payment screen on their computer through our secure Web site. Once their payment data is entered, approval is obtained from the credit card issuing bank and the payment is processed through our secure Web site. Upon completion of the payment, the user is given a receipt number.

Competition

 Alternative Payment Options

   In addition to using our credit card payment services, consumer users have the following payment options when making payments to government entities:

  . Checks, money orders or cash. Payment by mailing checks, obtaining money orders and paying in person are the traditional and currently the most widely used methods for making payments to government entities.

  . Credit card checks. Many of the issuing banks for Visa(R) and MasterCard(R) distribute cash advance checks to their cardholders. In March and early April, issuing banks generally promote the use of these checks to pay taxes. Because these checks are treated as a cash advance, they are generally a more expensive solution than our services. The typical terms for a cash advance include a fee, and the advance starts to accrue interest immediately at the issuing bank's applicable rate. In addition, many issuing banks apply the consumer's payments to other less expensive balances first. Moreover, cash advances typically do not qualify for frequent flyer mileage programs or any other perquisites. In contrast, payments made through our systems require a convenience fee, but are treated as purchases subject to generally lower interest rates, may not immediately accrue interest, and may qualify for various award programs.

  . Direct debit. Consumer users can arrange through their bank or otherwise to have payments to government entities directly debited from their checking or savings account. If arranged through the bank in which a consumer user's checking or savings account is maintained, this service is often provided free of charge.

 Competing Providers of Credit Card Services for Payments to Government
 Entities

   In selecting a provider of outsourced electronic payment services, we believe government entities consider the following:

  .  our ability to offer these services at no cost to the government entity;

  . existing relationships and referrals from other government entities currently using our services;

  .  our proven technology systems and implementation know-how;

  .  consumer usage of our services;

  . the greatest possible consumer reach through both Internet and telephone conduits;

  .  our relationships with financial institutions and credit card companies;

  .  our flexibility in adapting to unique government procedures;

  .  quality and convenience of our service;

  .  marketing and brand name recognition; and

  .  price of our services to consumers.

   A limited number of competitors are currently involved in the market for credit card payments to government entities. We believe we have a substantially larger government client base, and have greater name recognition than our primary competitors. There are, however, a number of larger credit card payment and electronic commerce companies with similar technological capabilities, some of which have greater resources than we do. We believe that the peculiarities of the government market create barriers to entry and expansion that favor the market leader. Our current competitors include the following:

  . For personal federal income tax payments by credit card, we currently have 100% market share for American Express(R) and MasterCard(R) payments. The only current competitor is a joint development effort by Intuit (TurboTax(R)) and Discover(R) card, for which Discover(R) card, which had approximately 5% of the overall credit card market based on total payment volume in 1998, is the only credit card accepted.

  . Bank of America is the processing bank for a number of government entities, which allows them to add processing services such as ours without submitting to the standard request for proposal process. Bank of America works with technology providers such as us to implement payment systems. Bank of America also partners with Electronic Data
     Systems/Phone Charge and Lockheed-IMS.

  . National Information Consortium, Inc. provides Internet services for government entities, and has indicated it intends to provide services to government entities with respect to the payment of sales and use taxes.

Intellectual Property

   We have registered the service marks 8882paytax.com SM, 1-888-2PAY-TAX SM and US Audiotex SM. We protect our intellectual property rights through a combination of trademark, service mark, copyright and trade secrets laws. We cannot assure you that the steps we have taken to protect our intellectual property rights, however, will be adequate to deter misappropriation of those rights. We may not be able to detect unauthorized use of and take appropriate steps to enforce our intellectual property rights. It may also be possible for unauthorized third parties to copy certain portions of our proprietary information or reverse engineer the proprietary information used in our services.

   In order to limit access to and disclosure of our proprietary information, all of our employees are subject to confidentiality and invention assignment arrangements, and we enter into nondisclosure agreements with third parties that are material to our business.

   Furthermore, we cannot assure you that third parties will not claim that we have infringed upon their patents or other proprietary rights. We have been, and from time to time we expect to be, subject to claims by third parties in the ordinary course of business, including claims of alleged infringement of service marks, trademarks, copyrights, patents and other intellectual property rights of third parties. Although there has not been any litigation relating to such claims to date, these claims and any resultant litigation would subject us to significant liability for damages and could result in the invalidation of our proprietary rights. In addition, even if we prevail, the litigation could be time-consuming and expensive to defend and could result in a diversion of our time and attention from our business, any of which could materially and adversely affect our business, operating results and financial condition. Any claims or litigation from third parties may also result in limitations on our ability to use the service marks, trademarks and other intellectual property subject to these claims or litigation, unless we enter into agreements with the third parties. However, these agreements may be unavailable on commercially reasonable terms, or not available at all.

   We also intend to continue to license technology from third parties, including our Web server and encryption technology. We cannot be certain that these third-party content licenses will be available to us on commercially reasonable terms or that we will be able to integrate the technology into our products and services. These licenses may expose us to increased risks. See "Risk Factors" on page 5.

   We license our base interactive telephone hardware and software systems from Alliance Systems Incorporated, which manufacturers the hardware and provides the operating system and other development tools that we use. The license fee is included in the cost of each system. Licenses for the processor software that enables us to receive authorizations from credit card companies are obtained from third party vendors each time a new government client account is established. An additional license is acquired from Artisoft Inc. to allow us to develop our interactive telephone applications. Finally, we obtain a separate license for the credit card processing software that we license from CyberSource Corp. with respect to each government client that is supported on our Internet conduit.

Regulatory Matters

   By virtue of Imperial Bank's ownership interest in us, and owing to the nature of our business, we are subject to various regulatory requirements. Imperial Bank is a California State chartered bank whose deposits are insured by the Federal Deposit Insurance Corporation (FDIC). It is not a member bank of the Federal Reserve System. Imperial Bank is subject to regulation and supervision by the FDIC, as its primary federal regulator, as well as by the California Department of Financial Institutions (the Department). Imperial Bank, in turn, is a wholly owned subsidiary of Imperial Bancorp, a registered bank holding company, which is subject to the provisions of the federal Bank Holding Company Act of 1956, as amended (the BHC Act) and which is regulated and supervised by the Board of Governors of the Federal Reserve System (the Federal Reserve).

   As long as Imperial Bank maintains a "controlling interest" in us--in general, 25% or more common stock ownership--we will be subject to examination and supervision by the FDIC as well as by the Department.

   Section 24 of the Federal Deposit Insurance Act generally restricts and prohibits insured state banks, such as Imperial Bank, and their subsidiaries from engaging in activities and making types of investments that are not permissible for national banks and their subsidiaries. The FDIC's regulations under this statute define "activity permissible for a national bank" to include any activity authorized for national banks under any statute, as well as activities recognized as permissible for a national bank in regulations, official circulars, bulletins, orders or written interpretations issued by the Office of the Comptroller of the Currency (the OCC).

   Our business involves processing payments by individuals to federal, state and local governments pursuant to telephonic or electronic instruction. This activity has long been recognized as part of or incidental to the business of banking, and is permissible for a national bank and for majority owned subsidiaries of national banks. The OCC has also broadly allowed national banks to perform, provide, or deliver through electronic means and facilities any activity, function, product or service that it is otherwise authorized to perform, provide or deliver, and, in connection with those services, provide unrelated services arising from excess capacity acquired or developed in good faith for banking purposes. These activities may be conducted by national banks directly, as well as through majority owned subsidiaries of national banks. These activities may also be conducted through subsidiaries in which the national bank holds less than 50% of the voting stock, provided, among other things, the bank is able to prevent the subsidiary from engaging in impermissible activities or may readily divest its ownership interest if the subsidiary engages in such impermissible activities. Because we believe that all of our current activities are permissible for national banks, we believe this limitation has no effect on our business and upon Imperial Bank's ownership interest in us at the present time.

   For as long as Imperial Bank owns a voting equity interest in us which equals 25% or more, or may otherwise be deemed by the regulatory authorities to constitute "control", we will also be subject to certain California State and federal statutes and regulations that apply to Imperial Bank. For example, we will be required to limit any transactions we may have with "affiliates" of Imperial Bank in the same manner as

Imperial Bank must limit its transactions with its affiliates. Among other things, all such dealings with affiliates must be at arms' length.

   We cannot guarantee that the banking laws will not be amended or construed differently, or that new laws or regulations will not be adopted, the effect of which could materially and adversely affect our business, operating results and financial condition.

   We are also subject to the laws and regulations relating to commercial transactions generally, such as the Uniform Commercial Code, and to the electronic fund transfer rules embodied in Regulation E issued by the Federal Reserve. The Federal Reserve's Regulation E implements the Electronic Fund Transfer Act, which was enacted in 1978. Regulation E protects consumers engaging in electronic transfers, and sets forth basic rights, liabilities and responsibilities of consumers who use electronic money services and of financial institutions that offer these services. For us, Regulation E sets forth disclosure and investigative procedures. For consumers, Regulation E establishes procedures and time periods for reporting unauthorized use of electronic money transfer services and limitations on the consumer's liability if the notification procedures are followed within prescribed periods. These limitations on the consumer's liability may result in liability to us.

   Given the expansion of the Internet commerce market, it is possible that the Federal Reserve might revise Regulation E or adopt new rules for electronic funds transfer affecting users other than consumers. Because of growth in the Internet commerce market, Congress has held hearings on whether to regulate providers of services and transactions in the Internet commerce market. It is possible that Congress or individual states could enact laws regulating the Internet commerce market. Initiatives are also pending in Congress which are intended to protect individual privacy and would, among other things, regulate the ability of financial institutions to use and share with affiliates and unrelated third parties information concerning individuals developed in the course of dealings with their customers, which is not currently subject to regulation. If enacted, these laws, rules, and regulations could be imposed on our business and industry and could have a material adverse effect on our business, operating results and financial condition. Federal, local and state laws and regulations may be adopted in the future to address issues such as user privacy, pricing, online content regulation, taxation and the characteristics and quality of online products and services.

   Any new law or regulation relating to the Internet could have a material and adverse effect on our business, operating results and financial condition.

Legal Proceedings

   We are currently not involved in any material legal proceedings.

Employees

   As of October 26, 1999, we had 35 employees. None of our employees are covered by collective bargaining agreements. We believe that our relations with our employees are good.

Facilities

   Our corporate headquarters are located in San Ramon, California, in a 7,500 square feet leased facility. Our annual rent is approximately $192,000. Our lease expires in August 2005. In addition, we lease two facilities where our back-up systems are located. We believe that our existing facilities are adequate for our current needs and that suitable additional space will be available, on acceptable terms, when needed.

                                   MANAGEMENT

Executive Officers and Directors

   The following table sets forth information about our management, directors and director nominees as of October 1, 1999:

Name                     Age                         Position
Thomas R. Evans.........  45 Chairman, Chief Executive Officer
Kenneth Stern...........  51 President and Director
Brian W. Nocco..........  47 Chief Financial Officer and Director
Michael P. Presto.......  46 Chief Operating Officer
Michael Barrett.........  37 Chief Internet and Sales Officer
Steve Johnson...........  55 Senior Vice President, National Sales Manager
Bruce Zanca.............  39 Senior Vice President, Communications and Administration
Debbie Soleta...........  36 Vice President, Finance
Brad Belton.............  34 Vice President, Engineering
Angelica F. Carey.......  30 Vice President, Corporate Marketing
Kirstin K. Gunn.........  37 Vice President, Consumer Marketing
Andrew Cohan............  45 Director Nominee
Christos Cotsakos.......  51 Director Nominee
George L. Graziadio,
 Jr. ...................  80 Director Nominee
Vernon Loucks...........  65 Director Nominee
Lee E. Mikles...........  43 Director Nominee
Bruce Nelson............  47 Director Nominee

   Thomas R. Evans has served as our Chairman and Chief Executive Officer since August 1999. From April 1998 to May 1999, Mr. Evans was the president and chief executive officer of Geocities, Inc., which was acquired by Yahoo! Inc. in May 1999. From 1991 to April 1998, Mr. Evans served as president and publisher of U.S. News and World Report, a magazine that reports on domestic and international current events. From January 1997 to April 1998, Mr. Evans also served as president and publisher of The Atlantic Monthly, a magazine that features articles on art, literature, politics and technology. In addition, from May 1995 to April 1998, Mr. Evans served as president and publisher of Fast Company, a magazine that showcases business people and ideas. From 1990 to 1991, Mr. Evans served as vice president, advertising director of U.S. News and World Report.

   Kenneth Stern, our founder, has served as President and a Director since 1986, and is responsible for our operations, product designs and sales support. From 1984 to 1986, Mr. Stern held a senior management position in software development at Integral Systems. From 1976 to 1984, Mr. Stern was Vice President of Systems Development at Tessereact Corporation.

   Brian W. Nocco has served as our Chief Financial Officer and Director since September 30, 1999. From May 1998 until joining us, Mr. Nocco was Executive Vice President of Corporate Development at Imperial Bank, where he was involved in our management and initial public offering process. From 1994 to 1998, Mr. Nocco served as Senior Vice President and Manager of Audit and Compliance for The Chubb Corporation, an insurance company headquartered in Warren, New Jersey. From 1977 to 1994, Mr. Nocco served in various lending and financial management positions, including Treasurer, at Continental Bank in Chicago, Illinois.

   Michael P. Presto has served as our Chief Operating Officer since September 1999, and is responsible for our technology, customer service and business operations. Mr. Presto was Senior Vice President, Circulation and Business Development at Curtis Circulation Company from April 1998 to September 1999, where he was responsible for worldwide circulation sales and marketing strategies. From January 1993 to April 1998,

Mr. Presto was Vice President of Consumer Marketing and Senior Vice President of Consumer Marketing and Distribution for The New York Daily News during which time he also served as President of Data Comm Services Inc., an affiliate telemarketing/fulfillment customer service business. In addition, Mr. Presto has held executive management positions at U.S. News and World Report and Newsweek.

   Michael Barrett has served as our Chief Internet and Sales Officer since September, 1999. Mr. Barrett is responsible for marketing, sales, business development and strategic partnerships with respect to our Internet initiative. From May 1999 to September 1999, Mr. Barrett worked as an e-commerce consultant for Yahoo!, Inc., and from September 1997 to May 1999, Mr. Barrett was Senior Vice President of Sales and Strategic Partnerships at Geocities, Inc. In addition, from November 1995 to September 1997, Mr. Barrett was Vice President of Advertising for Disney Online, and he served as Publisher of Family Computer Magazine for Family PC. Previously, he held sales management positions at Meredith Publishing, Newsweek and Family PC.

   Steve Johnson has served as Senior Vice President, National Sales Manager since 1998, and is responsible for our sales organization. Prior to joining us, Mr. Johnson was the Regional Director of Client Relationships and Business Development at Electronic Data Systems since 1987.

   Bruce Zanca joined us as Senior Vice President, Communications and Administration in September 1999. Mr. Zanca oversees our corporate communications, public relations and investor relations efforts. He also manages the firm business administration infrastructure. Until June 1999, he was Vice President of Communications at GeoCities, Inc., where he was in charge of the public affairs, media relations, government affairs and investor relations efforts. Prior to joining GeoCities, Mr. Zanca was Vice President of Corporate Communications at U.S. News and World Report since June 1995. From August 1994 to June 1995, Mr. Zanca was President of Zanca Associates, a full service communications consulting and television production company. From January 1989 to May 1989, Mr. Zanca served as a White House press secretary under Marlin Fitzwater, and from May 1989 to September 1991, he served as a public relations adviser to President George Bush.

   Debbie Soleta has served as Vice President, Finance since 1992, and is responsible for our accounting and overseeing our administrative staff. Ms. Soleta also served as a director from January 1998 to August 1999. Prior to joining us, Ms. Soleta was an accountant with a firm in Fremont, California, from 1989 to 1991.

   Brad Belton joined us in November 1992 as Senior Software Engineer. Since January 1994, he has served as Vice President, Engineering, and is responsible for our database systems development. From 1988 to November 1992, Mr. Belton held various positions with Zendex Corporation, a manufacturer of micro controllers and computer equipment, including the position of Senior Software Engineer and Manager. Mr. Belton received his B.S. degree in Software Engineering from Oregon Institute of Technology.

   Angelica F. Carey joined us as Vice President, Corporate Marketing in September 1999. Ms. Carey is responsible for managing our corporate marketing, as well as promoting our services to our government clients and business partners and contributing to our sales, public relations and strategic partnership efforts. From July 1998 to July 1999, Ms. Carey was the Director of Ad Sales Marketing at GeoCities, Inc. Prior to GeoCities, Ms. Carey was also involved in the launch and development of the award-winning new business magazine Fast Company, where she worked as Marketing Manager from 1995 to 1998. From October 1993 to January 1996, Ms. Carey was a Senior Marketing Writer at U.S. News and World Report.

   Kristen K. Gunn joined us as Vice President, Consumer Marketing in September 1999. In addition to managing our relationships with strategic marketing partners, Ms. Gunn will be overseeing the development of our brand image and consumer marketing campaign. Before joining us, Ms. Gunn was the Director of Visitor Marketing at GeoCities, Inc. where she was responsible for marketing over 4 million homepages and promoting

GeoCities as a visitor destination. At GeoCities, Ms. Gunn also worked on creating the company's initial corporate branding campaign. From 1993 to 1998, Ms. Gunn served as the Manager of New Media at U.S. News and World Report. As a member of the magazine's first new media team, Ms. Gunn worked on the development, construction and launch of three Web sites in addition to managing the sites' advertising and business development relationships.

   Andrew Cohan will join our board of directors upon consummation of the offering. Since September 1999, he has been Chairman and Chief Executive Officer of Artist Marketing Corp., a marketing company for artists and entertainment/celebrity figures. From August 1997, Mr. Cohan was Senior Vice President, Worldwide Entertainment, Licensing and Marketing for Sony Signature, an entertainment licensing and marketing company. From January 1996 to July 1997, Mr. Cohan was Senior Vice President, Chief Merchandising Officer for Beverages and More, a start-up beverages retailer. Before that, Mr. Cohan was Vice President, Merchandising for Emerson Radio Corporation since February 1994.

   Christos M. Cotsakos will join our Board of Directors upon consummation of the offering. Mr. Cotsakos is the Chairman of the Board of Directors and Chief Executive Officer of E*TRADE Group, Inc., an electronic broker/dealer. Prior to joining E*TRADE, he served as President, Co-Chief Executive Officer, Chief Operating Officer and a Director of A.C. Nielsen, Inc. from March 1995 to January 1996, as President and Chief Executive Officer of Nielsen International from September 1993 to March 1995, and as President and Chief Operating Officer of Nielsen Europe, Middle East and Africa from March 1992 to September 1993. Mr. Cotsakos joined Nielsen after 19 years with the Federal Express Corporation, where he held a number of senior positions. Mr. Cotsakos also serves as a director of several technology companies in both the public and private sector.

   George L. Graziadio, Jr. will join our Board of Directors upon completion of this offering. Mr. Graziadio has been the Chairman of the Board, President and Chief Executive Officer of Imperial Bancorp, a bank holding company, since 1969. Mr Graziadio is engaged as an owner or partner in many other business activities, primarily in the real estate industry. He also serves on the board of directors of various subsidiaries of Imperial Bancorp, including the board of directors of Imperial Bank, our majority stockholder. He serves on the board of directors of Coastcast Corp., a manufacturer of golf clubheads, orthopedic implants and surgical tools. Mr Graziadio is the uncle of Lee E. Mikles, one of our director nominees.

   Vernon R. Loucks Jr. will join our Board of Directors upon consummation of the offering. Mr. Loucks is the Chairman of the Board of Directors of Baxter International, Inc., a developer, distributor and manufacturer of health care products and services, and previously served as Baxter's Chief Executive Officer from 1980 through 1998. Mr. Loucks also serves as a director of Affymetrix, Inc., Anhauser-Busch Companies, Inc., The Dun & Bradstreet Corporation, Emerson Electric Company and The Quaker Oats Company.

   Lee E. Mikles will join our Board of Directors upon completion of this offering. Mr. Mikles is the chairman of Mikles/Miller Management Inc., an investment advisor and Chairman of Mikles/Miller Securities, LLC, a registered broker/dealer. He has has been a director of Imperial Bancorp since 1996 and its wholly-owned subsidiary, Imperial Bank, since 1993. Mr. Mikles also serves on the board of directors of Coastcast Corp., and Boss Holdings, Inc. Mr. Mikles is the nephew of George L. Graziadio, Jr., one of our director nominees.

   Bruce Nelson will join our Board of Directors upon consummation of the offering. Mr. Nelson most recently was Vice Chairman of Young & Rubicam Inc. Prior to that position, he worked at McCann-Erickson Worldwide for 19 years in various positions, including as Director of Worldwide Accounts, Director of Strategy for Worldwide Accounts and Creative Director for Worldwide Accounts.

Board of Directors and Committees

   Our board of directors is composed of up to nine members. Currently there are six vacancies. Within 30 days following the consummation of this offering, we intend to fill those vacancies with individuals, including one individual designated by Kenneth Stern, who will be neither our officers nor employees.

   Within 30 days following the completion of this offering, our board of directors will establish an Audit Committee and a Compensation Committee. Effective upon their joining our board of directors, certain of our independent directors will serve as the members of the Audit Committee and the Compensation Committee. The Audit Committee's principal functions will include making recommendations to our board of directors regarding the annual selection of our independent auditors, reviewing the proposed scope of each annual audit and reviewing the recommendations of our independent auditors resulting from the audit of our consolidated financial statements. The Compensation Committee's principal function will be to establish the compensation of our Chief Executive Officer and other senior officers and to establish and administer our compensation programs, including the grant of awards under our stock incentive plan. See "--1999 Stock Incentive Plan" on page 53. Our board of directors may at various times establish other committees to facilitate the management of our company.

Director Compensation

   Prior to this offering, directors received no compensation for their service on our board of directors. Upon completion of this offering, directors who are not our employees will receive an annual retainer of $20,000. Directors will be reimbursed for out-of-pocket expenses incurred in connection with their service as directors. In addition, each non-employee director will receive, upon consummation of this offering, options to purchase 75,000 shares of our common stock at an exercise price per share equal to the initial public offering price. Directors who are our officers or employees will not receive any additional compensation for their services as directors. See "--1999 Stock Incentive Plan" on page 53.

Executive Compensation

   The following table sets forth information with respect to the compensation earned during the year ended December 31, 1998 by our Chief Executive Officer and our two other most highly compensated executive officers (collectively, the Named Executive Officers). We did not pay any bonuses in 1998. Perquisites and other personal benefits, securities and property did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for any of the Named Executive Officers.

                           Summary Compensation Table

                                                                       Other
     Name and Principal Position                          Salary    Compensation
     Thomas Evans(1)..................................  $       --     $  --
      Chairman and Chief Executive Officer
     Kenneth Stern.................................... 144,000(/2/)       --
      President
     Brian W. Nocco(3)................................          --        --
      Chief Financial Officer

--------

(1) Mr. Evans became our Chairman and Chief Executive Officer in August 1999. His annual base salary is $200,000. Please see "--Employment Agreements" on page 55 for a detailed description of Mr. Evans's employment agreement.

(2) Effective August 1999, Mr. Stern's annual base salary is $215,000. Please see "--Employment Agreements" on page 55 for a detailed description of Mr. Stern's employment agreement.

(3) Mr. Nocco became our Chief Financial Officer as of September 30, 1999. His annual base salary is $200,000. Please see "--Employment Agreements" on page 55 for a detailed description of Mr. Nocco's employment agreement.

1999 Stock Incentive Plan

   In August 1999, our board of directors adopted the 1999 Stock Incentive Plan. We have reserved a total of 6,900,000 shares of common stock for issuance under the plan. The purpose of the plan is to promote our long-term growth and profitability by providing individuals with incentives to improve stockholder value and contribute to our growth and financial success, and by enabling us to attract, retain and reward the best available persons for positions of substantial responsibility. The plan provides for the grant of both:

  .  non-qualified stock options; and

  . incentive stock options within the meaning of Section 422 of the Internal Revenue Code.

   Participation in the plan is open to our key employees, officers and directors. Key employees and officers may be granted incentive stock options and non-qualified stock options. Directors who are not our employees may only receive non-qualified stock options.

   We have granted non-qualified stock options to purchase 4,488,012 shares of our common stock to the following individuals and groups:

      Name                                                      Number of Shares
      Thomas Evans.............................................    1,325,460
      Kenneth Stern............................................      212,073
      Brian Nocco..............................................      397,638
      All executive officers as a group (11 persons)...........    4,320,999
      All others (5 persons)...................................      167,013

   All of the above options are non-qualified stock options, have a term of ten years and an exercise price of $1.33 per share.

   We have granted stock options to Mr. Evans to purchase up to 1,325,460 shares of our common stock and to other executive officers and employees to purchase up to 2,499,822 shares of our common stock which are exercisable immediately. All of these shares will be non-transferable and subject to our right to repurchase those shares at a price of $1.33 per share. We may exercise this right at any time during the 30-day period following termination of employment for reasons other than death, disability or a change in control. Our repurchase right will expire with respect to one-third of the option shares on the first anniversary of the grant date. Thereafter, our right will expire on a cumulative basis with respect to the remaining shares on a monthly basis on the last day of each of the next 24 consecutive months. Further, upon completion of this offering, we will grant Mr. Evans an additional option to acquire shares of our common stock at an exercise price of $1.33 per share so that, when combined with the option described above, Mr. Evans will have options to acquire a number of shares of our common stock as is equal to a total of five percent (5%) of our common stock outstanding at that time, on a fully diluted basis, including the options granted to Mr. Evans.

   In addition, upon completion of this offering, we will grant other executive officers and employees additional options to acquire shares of our common stock at an exercise price of $1.33 per share so that, when combined with the options described above, these individuals will have options to acquire a number of shares of our common stock as is equal to a total of 9.43% of our common stock outstanding at that time, on a fully diluted basis, including the options granted to these individuals.

   We have also granted 662,730 stock options to purchase shares of our common stock to executive officers and employees, other than Mr. Evans, which will vest on the date of this offering. Kenneth Stern has been delegated the authority to grant, upon completion of this offering, any employees selected by him additional options to acquire shares of our common stock at an exercise price of $1.33 per share so that, when combined with the options already granted, these employees selected by Mr. Stern to receive options will have options to acquire a number of shares of our common stock equal to a total of two and one-half percent

(2.5%) of our common stock outstanding at that time, on a fully diluted basis, including the options granted to these employees.

   In addition, Mr. Stern has also been delegated the authority to grant, upon completion of this offering, non-qualified stock options to any of our employees to purchase shares of our common stock at an exercise price equal to the initial public offering price so that they will have options to acquire a number of shares of common stock equal to a total of two and one-half percent (2.5%) of our common stock outstanding at that time, on a fully diluted basis, including the options granted to these employees.

   The plan is administered by the compensation committee of our board of directors. The compensation committee has the authority to:

  . determine whether and to what extent incentive stock options and/or non-qualified stock options will be granted to eligible key employees;

  . select key employees and outside directors to whom options will be granted;

  . determine the number of shares of common stock to be covered by each option granted;

  . determine the exercise price, vesting schedule and all other terms and conditions of stock options granted;

  . determine the fair market value of a share of common stock on a given date;

  . provide that all shares of common stock received by an optionee upon the exercise of a stock option prior to the consummation of this offering shall be subject to a right of first refusal, which requires the option holder to offer to us any shares that the option holder wishes to sell; and

  . amend the terms of any option, prospectively or retroactively, provided that no amendment will impair the rights of the option holder without his or her written consent.

   For incentive stock options to qualify under Section 422 of the Internal Revenue Code, they:

  . must have an exercise price at least equal to fair market value on the date of grant; and

  .  may not be exercisable more than ten years from the date of grant.

   If any of our employees or any employee of our subsidiaries owns over 10% of the combined voting power of all classes of our stock on the date of grant, the incentive stock options granted to these employees:

  .  must have an exercise price not less than 110% of the fair market value;
     and

  .  may not be exercisable more than five years from the date of grant.

   The exercise price of any option may be paid:

  .  in cash;

  .  through a "cashless exercise";

  .  by tendering of shares of common stock;

  .  by a combination of cash and shares; or

  .  by any other means approved by the compensation committee.

   Our board of directors may terminate, amend or modify the plan at any time, except that all awards made prior to termination of the plan will remain in effect until they have been satisfied or terminated in accordance with the terms of the plan and such awards.

Employment Agreements

   We have entered into an employment agreement with Thomas Evans, our Chairman and Chief Executive Officer. The employment agreement provides for an annual base salary of $200,000. In addition, under the terms of his agreement, Mr. Evans will receive a one-time bonus of $500,000, $250,000 of which has been paid to date, and $250,000 of which will be paid no later than the first anniversary of the commencement of his employment with us. Mr. Evans was also granted options to purchase 1,325,460 shares of our common stock at $1.33 per share under the 1999 Stock Incentive Plan. We agreed to grant Mr. Evans additional options under our 1999 Stock Incentive Plan at an exercise price of $1.33 per share upon consummation of this offering so that, at that time, he would hold options, including the initial grant of options to purchase 1,325,460 shares, to purchase shares of our common stock equal to a total of 5% of our common stock outstanding, on a fully diluted basis, including the options granted to Mr. Evans. Under the terms of the employment agreement, Imperial Bank has guaranteed that the "value"--as defined in the agreement--of Mr. Evans' vested options will be worth $10,000,000 on or before the third anniversary of the date of the agreement, or Imperial Bank will pay Mr. Evans an amount equal to the difference between $10,000,000 and the highest value of the vested options on or before the third anniversary. If Mr. Evans' employment is terminated by us without "cause" or if he terminates his employment for "good reason," including a "change in control," as these terms are defined in the agreement, we will be required to pay him his base salary and benefits for one year, and all of his options will vest immediately. If Mr. Evans' employment is terminated by us with cause, we will be required to pay him any compensation, benefits or reimbursements accrued through the date of termination. Mr. Evans' employment under the agreement may be terminated by us on 30 days' notice without cause, or immediately upon notice with cause, and may be terminated by Mr. Evans on 60 days' notice without good reason, or immediately for good reason.

   We have entered into an employment agreement with Kenneth Stern, pursuant to which Mr. Stern has agreed to serve as our President and a member of our board of directors until August 23, 2006. The employment agreement provides for an annual base salary of $215,000 and a minimum annual bonus of $100,000. Mr. Stern has the right to take early retirement at any time after the third anniversary of the date of the agreement, upon which we would be required to pay him his base salary and bonus through August 23, 2006. If Mr. Stern's employment is terminated by us without "cause" or if he terminates his employment for "good reason," as these terms are defined in the agreement, we will be required to pay him his base salary and bonus through August 23, 2006, and provide benefits through December 31, 2002 or for one year from the date of termination, whichever is later. Additionally, Mr. Stern would be entitled to retain his position as a director through August 23, 2006, provided that he and Beranson Holdings, Inc. own or control an aggregate of 10% of our outstanding common stock. If Mr. Stern's employment is terminated by us with cause, we will be required to pay him any compensation, benefits or reimbursements accrued through the date of termination. Mr. Stern's employment under the agreement may be terminated by us on 30 days' notice without cause, or immediately upon notice with cause, and may be terminated by Mr. Stern on 120 days' notice without good reason, or immediately for good reason.

   We have entered into an employment agreement with Brian Nocco, pursuant to which Mr. Nocco will serve as our Chief Financial Officer and a member of our board of directors. The employment agreement provides for an annual base salary of $200,000, as well as reimbursement for relocation expenses. In addition, under the terms of his agreement, Mr. Nocco will receive a minimum bonus of $100,000 in 2000. Mr. Nocco was also granted options to purchase 397,638 shares of our common stock at $1.33 per share under the 1999 Stock Incentive Plan. We agreed to grant Mr. Nocco additional options under our 1999 Stock Incentive Plan at an exercise price of $1.33 per share upon consummation of this offering so that, at that time, he would hold options, including the initial grant of options to purchase 397,638 shares, to purchase shares of our common stock equal to a total of 1.5% of our common stock outstanding, on a fully diluted basis, including the options granted to Mr. Nocco. If Mr. Nocco's employment is terminated by us without "cause" or if he terminates his employment for "good reason," including a "change in control," as these terms are defined in the agreement, we will be required to pay him his base salary and benefits for one year, and all of his options will vest immediately. If Mr. Nocco's employment is terminated by us with cause, we will be required to pay him any compensation, benefits or reimbursements accrued through the date of termination. Mr. Nocco's employment under the agreement may be terminated by us on 30 days' notice without cause, or immediately upon notice with cause, and may be terminated by Mr. Nocco on 60 days' notice without good reason, or immediately for good reason.

   We have entered into an employment agreement with Michael P. Presto, our Chief Operating Officer. The employment agreement provides for an annual base salary of $200,000. In addition, under the terms of his agreement, Mr. Presto will receive a minimum bonus of $100,000 in 2000. Mr. Presto was also granted options to purchase 662,730 shares of our common stock at $1.33 per share under the 1999 Stock Incentive Plan. We agreed to grant Mr. Presto additional options under our 1999 Stock Incentive Plan at an exercise price of $1.33 per share upon consummation of this offering so that, at that time, he would hold options, including the initial grant of options to purchase 662,730 shares, to purchase shares of our common stock equal to a total of 2.5% of our common stock outstanding, on a fully diluted basis, including the options granted to Mr. Presto. If Mr. Presto's employment is terminated by us without "cause" or if he terminates his employment for "good reason," including a "change in control," as these terms are defined in the agreement, we will be required to pay him his base salary and benefits for one year, and all of his options will vest immediately. If Mr. Presto's employment is terminated by us with cause, we will be required to pay him any compensation, benefits or reimbursements accrued through the date of termination. Mr. Presto's employment under the agreement may be terminated by us on 30 days' notice without cause, or immediately upon notice with cause, and may be terminated by Mr. Presto on 60 days' notice without good reason, or immediately for good reason.

   We have entered into an employment agreement with Michael Barrett, our Chief Internet and Sales Officer. The employment agreement provides for an annual base salary of $200,000. In addition, under the terms of his agreement, Mr. Barrett will receive a minimum bonus of $100,000 in 2000. Mr. Barrett was also granted options to purchase 795,276 shares of our common stock at $1.33 per share under the 1999 Stock Incentive Plan. We agreed to grant Mr. Barrett additional options under our 1999 Stock Incentive Plan at an exercise price of $1.33 per share upon consummation of this offering so that, at that time, he would hold options, including the initial grant of options to purchase 795,276 shares, to purchase shares of our common stock equal to a total of 3% of our common stock outstanding, on a fully diluted basis, including the options granted to Mr. Barrett. If Mr. Barrett's employment is terminated by us without "cause" or if he terminates his employment for "good reason," including a "change in control," as these terms are defined in the agreement, we will be required to pay him his base salary and benefits for one year, and all of his options will vest immediately. If Mr. Barrett's employment is terminated by us with cause, we will be required to pay him any compensation, benefits or reimbursements accrued through the date of termination. Mr. Barrett's employment under the agreement may be terminated by us on 30 days' notice without cause, or immediately upon notice with cause, and may be terminated by Mr. Barrett on 60 days' notice without good reason, or immediately for good reason.

   The employment agreements generally contain confidentiality provisions and covenants not to compete during the term of employment and for one year after termination of employment.

Compensation Committee Interlocks and Insider Participation

   Prior to this offering, we have had no separate compensation committee or other board committee performing equivalent functions. Upon filling the vacancies on our board of directors, our board of directors will create a Compensation Committee composed solely of outside directors. During the year ended December 31, 1998, none of our executive officers served:

  . as a member of the compensation committee, or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors, of another entity, one of whose executive officers served on our board of directors;

  . as a director of another entity, one of whose executive officers served on our board of directors; or

  . as a member of the compensation committee, or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors, of another entity, one of whose executive officers served as a director of our company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   Our stockholders, Imperial Bank and Beranson Holdings, Inc., a company affiliated with Kenneth Stern, our President, have from time to time made advances to us to bridge temporary cash shortages and fund certain capital expenditures, particularly purchases of equipment and other technology required to support the expansion of our IRS and state income tax relationships. These advances are made under lines of credit from Imperial Bank and Beranson Holdings, Inc. in the combined amount of $2.8 million and are evidenced by promissory notes bearing interest at a floating rate equal to Imperial Bank's prime rate plus 2% per annum. The notes mature on the earlier of December 31, 2000 or the date that is 30 days after the date of the completion of our initial public offering. As of October 26, 1999, the aggregate principal and interest accrued on these notes was $2.3 million. We expect to repay the balance of the promissory notes, together with the accrued interest, from the net proceeds of this offering. We do not believe we would have been able to obtain financing from an unaffiliated third party on similar or more favorable terms.

   During the past year, we have received the following advances from our stockholders:

  . August 16, 1999; $200,000 from Imperial Bank and $50,000 from Beranson Holdings, Inc.

  . August 24, 1999; $1,105,600 from Imperial Bank and $276,400 from Beranson Holdings, Inc.

  . October 1999; $560,000 from Imperial Bank and $140,000 from Beranson Holdings, Inc.

   In January 1998, Imperial Bank agreed to increase its ownership interest of U.S. Audiotex LLC from 20% to 80% by purchasing a 60% membership interest, or 75% of Beranson Holdings, Inc.'s membership interest, from Beranson Holdings, Inc. for $3,010,000, of which $2,510,000 was immediately payable to Beranson Holdings, Inc. The purchase price balance of $500,000 was payable according to the following structure:

  . In order to fund our cash flow needs, Imperial Bank made a capital contribution of $500,000 to us, bearing interest at 10% per annum, in return for a preferred membership interest.

  . Imperial Bank's preferred membership interest was subject to mandatory redemption upon the formation of Official Payments Corporation.

  . Imperial Bank was obligated to forward any redemption payments it received from us to Beranson Holdings, Inc. as an additional payment for its purchase of the membership interest.

   For accounting purposes, Imperial Bank's preferred membership interest was treated by us as a loan from Beranson Holdings, Inc. to us. Upon our formation on August 24, 1999, the mandatory redemption of Imperial Bank's preferred membership interest was triggered and this "loan," including $82,000 of accrued interest, was repaid to Beranson Holdings, Inc. out of the proceeds of the advances made to us on that date by Imperial Bank and Beranson Holdings, Inc.


   Imperial Bank is one of three merchant banks we use to process credit card transactions and perform traditional merchant credit card settlement services. Under our agreement with Imperial Bank for processing and settlement services, Imperial Bank is authorized to retain from our sales revenues customary merchant discount fees usually charged for similar processing services, on a product by product basis. During the nine months ended September 30, 1999, we paid Imperial Bank approximately $1.6 million for performing these processing and settlement services. We believe Imperial Bank is providing these services on terms no less favorable to us than could be obtained from unaffiliated third parties. We expect that Imperial Bank will continue to provide these services to us following this offering.

   Imperial Bank has provided human resource services and other assistance to us. These services and assistance include payroll processing and benefits administration, including the administration of our 401(k) plan and other benefit programs, and employee recruiting. Like all wholly-owned and majority-owned subsidiaries of Imperial Bank, we pay a pass-through charge, based on the total number of employees, for these services. During the nine months ended September 30, 1999, we paid Imperial Bank a fee of $7,000 for these services. We believe Imperial Bank is providing these services on terms no less favorable to us than could be obtained from unaffiliated third parties. Upon completion of this offering, Imperial Bank will continue to provide these services to us for the foreseeable future.

   Imperial Bank and Beranson Holdings, Inc. have guaranteed the performance of our obligations under two equipment leases. Upon completion of this offering, we expect that Imperial Bank and Beranson Holdings, Inc. will be released as the guarantors of our lease obligations.

   We were originally organized as a California limited liability company ("LLC"). In anticipation of our initial public offering, we merged the LLC with and into a Delaware corporation, as a result of which all the assets and liabilities of the LLC were transferred to the corporation. Prior to the merger, Imperial Bank and Beranson Holdings, Inc. were the only members of the LLC and owned membership interests representing 80% and 20%, respectively, in the LLC. Since the merger, Imperial Bank and Beranson Holdings, Inc. hold a corresponding percentage ownership interest in us, with Imperial Bank owning 12,000,000 shares of our common stock and Beranson Holdings, Inc. owning 3,000,000 shares of our common stock.

                             PRINCIPAL STOCKHOLDERS

   This table sets forth information regarding the beneficial ownership of our common stock as of September 30, 1999 by:

  . each person known to us to own beneficially more than 5% of our outstanding common stock;

  .  each of our directors;

  . each of our executive officers listed in the summary compensation table in the "Management" section on page 52; and

  .  all of our directors and executive officers as a group.

   The calculations of the percentages in the following table are based on 15,000,000 shares of our common stock outstanding prior to the closing of this offering, and 20,000,000 shares outstanding immediately following the completion of this offering. Unless otherwise noted, each of the persons listed below has sole voting and investment power with respect to their shares.

Stockholder Name and      Shares Beneficially             Shares Beneficially
Address(/1/)            Owned Prior to Offering          Owned After Offering
--------------------    ------------------------------------------------------
                          Number            Percentage     Number   Percentage
Imperial Bank..........     12,000,000             80.0% 12,000,000    60.0%
  c/o Imperial Bank
  Building
  9920 South La Cienega
  Boulevard
  Inglewood, CA 90301
Beranson Holdings,
 Inc.(1)...............      3,000,000             20.0   3,000,000    15.0
  c/o Official Payments
  Corporation
  2333 San Ramon Valley
  Boulevard, Suite 450
  San Ramon, California
  94583
Thomas R. Evans........      1,325,460(/2/)         8.1   1,325,460     6.2
  c/o Official Payments
  Corporation
  445 Park Avenue, 10th
  Floor
  New York, New York
  10022
Kenneth Stern(1).......      3,212,073             21.1   3,212,073    15.9
  c/o Official Payments
  Corporation
  2333 San Ramon Valley
  Boulevard, Suite 450
  San Ramon, California
  94583
Brian Nocco............        397,638              2.6     397,638     1.9
  c/o Official Payments
  Corporation
  2333 San Ramon Valley
  Boulevard, Suite 450
  San Ramon, California
  94583
George L. Graziadio,
 Jr. ..................            --               --       75,000       *
  c/o Imperial Bank
  Building
  9920 South La Cienega
  Boulevard
  Inglewood, CA 90301
Lee E. Mikles..........            --               --       75,000       *
  c/o Imperial Bank
  Building
  9920 South La Cienega
  Boulevard
  Inglewood, CA 90301
Andrew Cohan...........            --               --       75,000       *
  c/o Official Payments
  Corporation
  2333 San Ramon Valley
  Boulevard, Suite 450
  San Ramon, California
  94583
Christos Cotsakos......            --               --       75,000       *
  c/o Official Payments
  Corporation
  2333 San Ramon Valley
  Boulevard, Suite 450
  San Ramon, California
  94583
Vernon R. Loucks Jr....            --               --       75,000       *
  c/o Official Payments
  Corporation
  2333 San Ramon Valley
  Boulevard, Suite 450
  San Ramon, California
  94583
Bruce Nelson...........            --               --       75,000       *
  c/o Official Payments
  Corporation
  2333 San Ramon Valley
  Boulevard, Suite 450
  San Ramon, California
  94583
All executive officers
 and directors as a
 group................. 7,320,999              37.9       7,770,999    31.4
(17 persons)

--------

*  Less than 1%.

(1) Beranson Holdings, Inc. is a company controlled by Mr. Stern and his wife, Michaella Stern, as joint tenants. Lauren Stern, a minor, is the only other stockholder. Accordingly, Mr. Stern is deemed to beneficially own the shares of our common stock owned by Beranson Holdings, Inc.

(2) Consists of 1,325,460 shares of our common stock underlying presently exercisable options, equal to 5% of our common stock outstanding after this offering on a fully diluted basis. For a discussion of Mr. Evans's arrangement, see "Management--Employment Agreements" on page 55.

                          DESCRIPTION OF CAPITAL STOCK

General

   We are authorized to issue up to 150,000,000 shares of common stock, 15,000,000 shares of which are issued and outstanding, held by two stockholders of record. An additional 6,900,000 shares of common stock are issuable upon exercise of outstanding stock options under our 1999 Stock Incentive Plan.

   The following description provides a summary of the material rights and limitations relating to ownership of our capital stock. For a complete legal description of our capital stock, you should refer to our certificate of incorporation and bylaws, copies of which are included as exhibits to the registration statement of which this prospectus is a part.

Common Stock

   Upon completion of this offering, there will be no preemptive, conversion, subscription, redemption or repurchase rights associated with the shares of common stock. Each holder of common stock is entitled to one vote for each share owned of record on matters submitted to a vote of the stockholders. Holders of common stock are not entitled to cumulative voting rights in the election of directors. If we are liquidated, the holders of common stock are entitled to participate ratably in the assets available for distribution after satisfaction of all claims of our creditors.

   The holders of common stock are entitled to receive ratably such dividends as our board of directors, in its discretion, may declare out of funds legally available therefor. Under the Delaware General Corporation Law (the DGCL), dividends may be paid out of either:

  .  surplus as defined in the DGCL; or

  . net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

   See "Dividend Policy" on page 16.

Bylaw Provisions

   Our bylaws provide that our board of directors will consist of not less than 3 nor more than 9 members. The exact number of directors constituting our board can be fixed and changed from time to time by our board. The directors will be elected at the annual meeting of stockholders or any special meeting of stockholders and each director so elected will hold office until the next annual meeting or until his successor is elected and qualified or until his earlier resignation or removal. Our bylaws may be amended by the affirmative vote of 80% of our stockholders or the affirmative vote of two-thirds of our board of directors. See "Risk Factors" on page 5.

Anti-Takeover Matters

 Provisions of the DGCL

   Section 203 of the DGCL generally restricts a corporation from entering into certain business combinations with an interested stockholder (defined as any person or entity that is the beneficial owner of at least 15% of a corporation's voting stock) or its affiliates, unless:

  . the transaction is approved by the board of directors of the corporation prior to the date such person or entity became an interested stockholder;

  . the interested stockholder acquired 85% of the corporation's stock, excluding voting stock owned by directors and officers and certain employee stock plans of the corporation, in the same transaction in which the interested stockholder exceeds 15%; or

  . the business combination is approved by the board of directors and by a vote of two-thirds of the outstanding voting stock not owned by the interested stockholder.

   The DGCL provides that a corporation may elect not to be governed by
Section 203. At present, we do not intend to make such an election and we intend to avail ourselves of the rights afforded by Section 203. The effect of
Section 203 may be to render more difficult a change in control of our company.

 Charter Provisions

   Our certificate of incorporation provides that stockholders may not take action by written consent, but only at a duly called annual or special meeting of stockholders. Special meetings of our stockholders may be called only by our Chairman or a majority of our directors. Our certificate of incorporation also includes supermajority voting provisions. The affirmative vote of 80% of our stockholders is required for the removal of our directors, the adoption, amendment or repeal of our bylaws, and the consummation of some business combinations with any related person, which is defined as any person or entity who, together with its affiliates, owns 10% of our voting stock. However, the supermajority requirement will not apply to business combinations with related persons if the combinations are approved by a majority of our directors, or if our stockholders receive the requisite type and amount of consideration.

Limitation of Director and Officer Liability

   Our certificate of incorporation and bylaws provide that, to the extent not prohibited by law, we will indemnify any person who is or was made, or threatened to be made, party to any threatened, pending or completed action, suit or proceeding, by reason of the fact that such person is or was our director or officer, or is or was serving in any capacity at our request for any other corporation, partnership or other enterprise, against judgments, fines, penalties, excise taxes, amounts paid in settlement costs, charges and expenses, including attorneys' fees. Persons who are not directors or officers of our company may be similarly indemnified in respect of service to our company to the extent our board of directors at any time specifies such persons are entitled to the benefits of the indemnification provisions contained in our certificate of incorporation or bylaws. Our certificate of incorporation provides for the elimination of personal liability to our company or our stockholders for monetary damages for breach of fiduciary duty as a director, except for:

  . any breach of the director's duty of loyalty to our company or our stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . certain unlawful dividends or redemptions as provided under Section 174 of the DGCL; or

  . any transaction from which the director derived an improper personal benefit.

Transfer Agent

   American Stock Transfer & Trust Company will be the transfer agent and registrar for the common stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no public market for our securities. Upon completion of this offering, there will be 20,000,000 shares of our common stock outstanding, assuming there is no exercise of the Underwriters' over-allotment option or options outstanding under our stock option plans. Of these shares, the 5,000,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below.

Sales of Restricted Shares

   The remaining 15,000,000 shares of common stock are deemed "restricted securities" under Rule 144. Upon expiration of the Lock-Up Agreements described below, these shares of common stock will be available for sale in the public market, subject to the provisions of Rule 144 under the Securities Act.

   The Lock-Up Agreements provide that, for a period of 180 days after the date of this prospectus, our stockholders prior to this offering will not sell, offer, contract or grant any option to sell, pledge, transfer, establish an open put equivalent position or otherwise dispose of any shares of common stock, any options to purchase shares of common stock or any shares convertible into or exchangeable for shares of common stock, owned directly by such persons or with respect to which they have the power of disposition, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation.

   In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a stockholder, including an Affiliate, who has beneficially owned his or her restricted securities, as that term is defined in Rule 144, for at least one year from the later of the date such securities were acquired from us or, if applicable, the date they were acquired from one of our Affiliates is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of 1% of the then outstanding shares of common stock--200,000 shares immediately after this offering--or the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, under Rule 144(k), if a period of at least two years has elapsed between the later of the date restricted securities were acquired from us or, if applicable, the date they were acquired from one of our Affiliates, a stockholder who is not an Affiliate of us at the time of sale and has not been an Affiliate of us for at least three months prior to the sale is entitled to sell the shares immediately without compliance with the foregoing requirements under Rule 144.

   Securities issued in reliance on Rule 701--such as shares of common stock acquired pursuant to the exercise of certain options granted under our 1999 Stock Option Plan--are also restricted securities and, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, may be sold by stockholders, other than our Affiliates subject only to the manner of sale provisions of Rule 144 and by Affiliates under Rule 144 without compliance with its one-year holding period requirement.

Registration Rights

   We have granted Imperial Bank and Beranson Holdings, Inc. the right to demand, on four occasions and one occasion, respectively, that we register their shares of our common stock. In addition, under the terms of the registration rights agreements, if we propose to register any of our securities, either for our own account or for the account of another stockholder exercising registration rights, Imperial Bank and Beranson Holdings, Inc. are entitled to notice of the registration and are entitled to include their shares in the registration. Both the demand and the "piggy-back" registration rights are subject to a number of conditions and limitations, among them the right of the underwriters of any registration to limit the number of shares included in the registration. We have agreed to pay the expenses associated with the registration of Imperial Bank's and Beranson Holdings,

Inc.'s shares of our common stock, including the reasonable cost of legal counsel, not to exceed $75,000 for each registration.

Options

   We intend to file registration statements on Form S-8 under the Securities Act to register all shares of common stock issuable under our 1999 Stock Incentive Plan. Shares issued upon the exercise of stock options after the effective date of the registration statements on Form S-8 will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to Affiliates and the Lock-up Agreements noted above, if applicable.

Effect of Sales of Shares

   Prior to this offering, there has been no public market for our common stock, and no prediction can be made as to the effect, if any, that market sales of shares of common stock or the availability of shares for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of significant numbers of shares of our common stock in the public market could adversely affect the market price of our common stock and could impair our future ability to raise capital through an offering of our equity securities.

                                  UNDERWRITING

   Subject to the terms and conditions contained in an underwriting agreement
dated       , 1999, the underwriters named below, who are represented by
Donaldson, Lufkin & Jenrette Securities Corporation, CIBC World Markets Corp. and DLJdirect Inc. have severally agreed to purchase from us the respective number of shares of common stock set forth opposite their names below.

                                                                       Number of
      Underwriter                                                       Shares
      Donaldson, Lufkin & Jenrette Securities Corporation.............
      CIBC World Markets Corp.........................................
      DLJdirect Inc. .................................................
                                                                         -----
        Total.........................................................
                                                                         =====

   The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares of common stock offered by this prospectus are subject to approval by their counsel of certain legal matters and to certain other conditions. The underwriters are obligated to purchase and accept delivery of all the shares of common stock offered by this prospectus, other than those shares covered by the over-allotment option described below, if any are purchased.

   The underwriters initially propose to offer the shares of our common stock in part directly to the public at the initial public offering price set forth on the cover page of this prospectus and in part to certain dealers, including the underwriters, at the initial offering price less a concession not in excess
of $    per share. The underwriters may allow, and the dealers may re-allow, to
other dealers a concession not in excess of $    per share. After the initial
offering of the common stock, the public offering price and other selling terms may be changed by the representatives of the underwriters at any time without notice. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

   We have granted to the underwriters an option, exercisable within 30 days after the date of this prospectus, to purchase, from time to time, in whole or in part, up to a total of 750,000 additional shares of common stock at the initial public offering price less underwriting discounts and commissions. The underwriters may exercise the option solely to cover overallotments, if any, made in connection with the offering. To the extent that the underwriters exercise the option, each underwriter will become obligated, subject to a number of conditions, to purchase its pro rata portion of such additional shares based on such underwriter's percentage underwriting commitment as indicated in the preceding table.

   At our request, the underwriters have reserved for sale, at the initial public offering price, up to 7.5% of the shares included in the offering, to be sold to some of our and our shareholders' directors, officers and employees and family of our and our shareholders' directors and executive officers, to strategic partners, and to other persons and entities that we believe have contributed to the development and success of our business. The number of shares available for sale to the general public will be reduced to the extent these persons purchase reserved shares. The persons purchasing shares under our directed share program must commit to purchase shares at the same time as the general public. Any reserved shares that are not orally confirmed for purchase within one day of the pricing of the offering will be offered by the underwriters to the general public on the same terms as the shares offered in our initial public offering.

   We have agreed to indemnify the underwriters against a number of liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make.

   We and each of our executive officers, directors, stockholders and option holders have agreed, subject to some exceptions, not to:

  . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

  . enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common stock;

for a period of 180 days after the date of this prospectus without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation. In addition, during the 180-day period, we have also agreed not to file any registration statement with respect to, and each of our executive officers, directors and certain of our stockholders has agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of our common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation. However, Donaldson, Lufkin & Jenrette Securities Corporation may, in its sole discretion, release all or any portion of the securities subject to the lock-up agreements. We have determined that if the lock-up with respect to a significant number of shares has been waived, whether with respect to a single stockholder or a number of stockholders, we will review applicable securities laws and, if public disclosure would be appropriate, disclose the waiver.

   Prior to the offering, there has been no established trading market for our common stock. The initial public offering price of the shares of our common stock offered by this prospectus was determined by negotiation among us and the representatives of the underwriters. The factors considered in determining the initial public offering price included the history of and the prospects for the industry in which we compete, our past and present operations, our historical results of operations, our prospects for future earnings, the recent market prices of securities of generally comparable companies and the general condition of the securities markets at the time of the offering.

   Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares of common stock offered by this prospectus in any jurisdiction where action for that purpose is required. The shares of common stock offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any shares of common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of the particular jurisdiction. Persons with this prospectus should inform themselves about and observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of common stock offered hereby in any jurisdiction in which such an offer or a solicitation is unlawful.

   The following table shows the underwriting fees to be paid to the underwriters by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option described above.

                                                                     Total
                                                               -----------------
                                                          Per     No      Full
                                                         Share Exercise Exercise
Underwriting fees paid by us............................  $      $        $

   In connection with the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may overallot the offering, creating a syndicate short position. The underwriters may bid for and stabilize the price of our common stock. In addition, the underwriting syndicate may reclaim selling concessions from syndicate members and selected dealers if they repurchase previously distributed common stock in syndicate covering transactions, in stabilizing transactions or otherwise. These activities may stabilize or maintain the market price of our common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

                                 LEGAL MATTERS

   The validity of the issuance of the shares of common stock offered by this prospectus will be passed upon for us by Cadwalader, Wickersham & Taft, New York, New York. Certain legal matters in connection with the offering will be passed upon for the underwriters by Simpson Thacher & Bartlett, New York, New York.

                                    EXPERTS

   The financial statements of Official Payments Corporation as of December 31, 1997, 1998, for the period from January 1, 1996 to June 26, 1996 of the predecessor company and for the period from June 26, 1996 (inception) to December 31, 1996 and for each of the years in the two-year period ended December 31, 1998 have been included herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                           ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. You should read this prospectus together with the additional information described in "Where You Can Find Additional Information" on page 66. The information on our www.8882paytax.com Web site is not part of this prospectus.

   8882paytax.com SM and 1-888-2PAY-TAX SM are registered service marks of Official Payments Corporation. All other brand names, trademarks and service marks appearing in this prospectus are the property of their respective holders.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

   We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. You may inspect a copy of the registration statement without charge at the SEC's principal office in Washington, D.C. and obtain copies of all or any part thereof upon payment of certain fees from the Public Reference Section of the SEC at the SEC's principal office, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the Commission's Regional Offices in New York, located at 7 World Trade Center, Suite 1300, New York, New York 10048, or in Chicago, located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The SEC's World Wide Web address is www.sec.gov.

   We intend to furnish holders of our common stock with annual reports containing, among other information, audited financial statements certified by an independent public accounting firm and quarterly reports containing unaudited condensed financial information for the first three quarters of each fiscal year. We intend to furnish such other reports as we may determine or as may be required by law.

                       OFFICIAL PAYMENTS CORPORATION

                         Index to Financial Statements

                                                                           Page
Independent Auditors' Report.............................................  F-2
Balance Sheets as of December 31, 1997, 1998 and September 30, 1999......  F-3
Statements of Operations for the period from January 1, 1996 to June 26,
 1996 (predecessor company) and for the period from June 26, 1996
 (inception) to December 31, 1996 and for the years ended December 31,
 1997 and 1998 and for the nine-month periods ended September 30, 1998
 (unaudited) and 1999 (unaudited)........................................  F-4
Statements of Stockholders' Equity (Deficit) for the period from June 26,
 1996 (inception) to December 31, 1996 and for the years ended December
 31, 1997 and 1998 and for the nine-month period ended September 30, 1999
 (unaudited).............................................................  F-5
Statements of Cash Flows for the period from June 26, 1996 (inception) to
 December 31, 1996 and for the years ended December 31, 1997 and 1998 and for the nine-month periods ended September 30, 1998 (unaudited) and 1999
 (unaudited).............................................................  F-6
Notes to Financial Statements............................................  F-7

                       INDEPENDENT AUDITORS' REPORT

The Board of Directors

Official Payments Corporation:

   We have audited the accompanying balance sheets of Official Payments Corporation as of December 31, 1997 and 1998 and the related statements of operations, stockholders' equity (deficit) and cash flows for the period from January 1, 1996 to June 26, 1996 (predecessor company) and for the period from June 26, 1996 (inception) to December 31, 1996 and for each of the years in the two-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Official Payments Corporation as of December 31, 1997 and 1998, and the results of its operations and cash flows for the period from January 1, 1996 to June 26, 1996 (predecessor company) and for the period from June 26, 1996 (inception) to December 31, 1996 and for each of the years in the two-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

San Francisco, California

August 12, 1999, except note 1 and note 8

 which is as of October 26, 1999

                       OFFICIAL PAYMENTS CORPORATION

                                 BALANCE SHEETS
                (In thousands, except share and per share data)

                                                   December 31,
                                                   -------------  September 30,
                                                   1997    1998       1999
                                                                   (unaudited)
                      ASSETS
Current assets:
 Cash and cash equivalents........................ $ 182  $  631     $   514
 Accounts receivable..............................   265     554         532
 Receivable from related parties..................    12     --          --
 Prepaid expenses and other current assets........    54      29         134
 Receivable from U.S. Treasury....................   --      --           95
                                                   -----  ------     -------
    Total current assets..........................   513   1,214       1,275
Property and equipment, net.......................   251     533         750
Other assets......................................   --      --           36
                                                   -----  ------     -------
    Total assets.................................. $ 764  $1,747     $ 2,061
                                                   =====  ======     =======
  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
 Accounts payable and accrued expenses............ $ 404  $  654     $   480
 Deferred revenue.................................    62      99         107
 Current portion of notes payable and capital
  lease obligations...............................   268      69         106
 Notes payable to related parties.................   --      --        1,632
                                                   -----  ------     -------
    Total current liabilities.....................   734     822       2,325
Notes payable and capital lease obligations.......   121     241         208
Notes payable to related party....................   --      500         --
                                                   -----  ------     -------
    Total liabilities.............................   855   1,563       2,533
                                                   -----  ------     -------
Commitments and contingencies
Stockholders' equity (deficit):
  Common Stock, $0.01 par value; 150,000,000
   shares authorized; 15,000,000, shares issued
   and outstanding as of December 31, 1997, 1998
   and September 30, 1999 (unaudited),
   respectively...................................   150     150         150
  Additional paid-in capital......................   428   1,028      42,373
  Deferred stock compensation.....................   --      --      (40,711)
  Accumulated earnings (deficit)..................  (669)   (994)     (2,284)
                                                   -----  ------     -------
    Stockholders' equity (deficit)................   (91)    184        (472)
                                                   -----  ------     -------
    Total liabilities and stockholders' equity
     (deficit).................................... $ 764  $1,747     $ 2,061
                                                   =====  ======     =======

                See accompanying notes to financial statements.

                       OFFICIAL PAYMENTS CORPORATION

                            STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)

                                                                              Period
                                                                               from
                                                                             June 26,
                                                                               1996                         Nine months
                                                          Period from      (Inception)    Year ended      ended September
                                                        January 1, 1996         to       December 31,           30,
                                                              to           December 31, ----------------  ----------------
                                                         June 26, 1996         1996      1997     1998     1998     1999
                                                     (Predecessor Company)                                  (unaudited)
Revenues:
  Transaction fees..................................         $ 111           $   240    $   935  $ 2,076  $ 1,286  $ 6,995
  Other revenues ...................................           201               234        267      293      148      213
                                                             -----           -------    -------  -------  -------  -------
    Total revenues..................................           312               474      1,202    2,369    1,434    7,208
Cost of revenues:
  Cost of transaction fees..........................            28               193        412    1,009      593    5,306
  Cost of other revenues............................            40                44        284       71       13      121
                                                             -----           -------    -------  -------  -------  -------
    Total cost of revenues..........................            68               237        696    1,080      606    5,427
                                                             -----           -------    -------  -------  -------  -------
Gross profit........................................           244               237        506    1,289      828    1,781
Operating expenses:
  Sales and marketing...............................           107               115        330      356      287      622
  Development costs.................................           114               124        206      608      475      648
  General and administrative........................           148               158        446      595      337    1,138
  Deferred stock compensation.......................           --                --         --       --       --       516
  Allocated expenses from related party.............           --                --          20      --       --       118
                                                             -----           -------    -------  -------  -------  -------
    Total operating expenses........................           369               397      1,002    1,559    1,099    3,042
                                                             -----           -------    -------  -------  -------  -------
Income (loss) from operations.......................          (125)             (160)      (496)    (270)    (271)  (1,261)
Other income (expense), net.........................           (31)               (7)        (6)     (55)     (37)     (29)
                                                             -----           -------    -------  -------  -------  -------
    Net income (loss)...............................         $(156)          $  (167)   $  (502) $  (325) $  (308) $(1,290)
                                                             =====           =======    =======  =======  =======  =======
Basic and diluted net income (loss) per share.......         $ --            $ (0.01)   $ (0.03) $ (0.02) $ (0.02) $ (0.09)
                                                             =====           =======    =======  =======  =======  =======
Shares used in basic and diluted net income (loss)
 per share..........................................           --             15,000     15,000   15,000   15,000   15,000
                                                             =====           =======    =======  =======  =======  =======



                See accompanying notes to financial statements.

                       OFFICIAL PAYMENTS CORPORATION

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

 Period from June 26, 1996 (inception) to December 31, 1996 and the years ended
  December 31, 1997 and 1998 and for the nine-month period ended September 30,
                             1999 (unaudited)
                                 (In thousands)



                                                                   Note                   Total
                          Common stock  Additional   Deferred   receivable  Retained  stockholders'
                          -------------  paid-in      stock        from      equity      equity
                          Shares Amount  capital   compensation stockholder (deficit)   (deficit)
Balance as of June 26,
 1996 (inception).......     --  $ --    $   --           --       $ --      $   --      $  --
Issuance of common stock
 for liabilities
 contributed............  12,000   120      (464)         --         --          --        (344)
Issuance of common stock
 for cash and note
 receivable.............   3,000    30       970          --        (500)        --         500
Net income (loss).......     --    --        --           --         --         (167)      (167)
                          ------ -----   -------     --------      -----     -------     ------
Balance as of December
 31, 1996...............  15,000   150       506          --        (500)       (167)       (11)
Distribution of note
 receivable to
 stockholder............     --    --        (98)         --         --          --         (98)
Repayment of note
 receivable.............     --    --        --           --         500         --         500
Services performed by
 stockholder............     --    --         20          --         --          --          20
Net income (loss) ......     --    --        --           --         --         (502)      (502)
                          ------ -----   -------     --------      -----     -------     ------
Balance as of December
 31, 1997...............  15,000   150       428          --         --         (669)       (91)
Capital contribution....     --    --        600          --         --          --         600
Net income (loss) ......     --    --        --           --         --         (325)      (325)
                          ------ -----   -------     --------      -----     -------     ------
Balance as of December
 31, 1998...............  15,000   150     1,028          --         --         (994)       184
Deferred stock
 compensation
 (unaudited)............     --    --     41,227      (41,227)       --          --         --
Amortization of deferred
 stock compensation
 (unaudited)............     --    --        --           516        --          --         516
Services performed by
 stockholder
 (unaudited)............     --    --        118          --         --          --         118
Net income (loss)
 (unaudited)............     --    --        --           --         --       (1,290)    (1,290)
                          ------ -----   -------     --------      -----     -------     ------
Balance as of September
 30, 1999 (unaudited)...  15,000 $ 150   $42,373     (40,711)      $ --      $(2,284)    $ (472)
                          ====== =====   =======     ========      =====     =======     ======


                See accompanying notes to financial statements.

                       OFFICIAL PAYMENTS CORPORATION

                            STATEMENTS OF CASH FLOWS
                                 (In thousands)

                           Period from                  Year ended     Nine months
                         January 1, 1996  Period from    December         ended
                               to        June 26, 1996      31,       September 30,
                          June 26, 1996  (Inception) to ------------  --------------
                          (Predecessor    December 31,  1997   1998   1998    1999
                            Company)          1996
                                                                       (unaudited)
Cash flows provided by
 (used in) operating
 activities:
 Net income (loss)......      $(156)         $(167)     $(502) $(325) $(308) $(1,290)
 Adjustments to
  reconcile net income
  (loss) to net cash
  provided by (used in)
  operating activities:
  Depreciation and
   amortization.........          3             14         29     57     36      132
  Deferred stock
   compensation.........        --             --         --     --     --       516
  Services performed by
   related party........        --             --          20    --     --       118
  Changes in operating
   assets and
   liabilities:
   Accounts receivable..        (51)           (76)      (101)  (289)   143       22
   Prepaid expenses and
    other assets........         40             12        (35)    25   (256)    (141)
   Receivable from U.S.
    Treasury............        --             --         --     --     --       (95)
   Accounts payable and
    accrued expenses....          4             90        235    250    276     (174)
   Deferred revenue.....        (74)           (64)        31     37     11        8
                              -----          -----      -----  -----  -----  -------
    Net cash provided by
     (used in) operating
     activities.........       (234)          (191)      (323)  (245)   (98)    (904)
                              -----          -----      -----  -----  -----  -------
Cash flows provided by
 (used in) investing
 activities--capital
 expenditures...........        (43)           (63)      (139)  (298)  (148)    (255)
                              -----          -----      -----  -----  -----  -------
Cash flows provided by
 (used in) financing
 activities:
 Issuance of common
  stock.................        --             500        --     --     --       --
 Capital contribution ..        --             --         --     600    --       --
 Repayment of notes
  payable and capital
  leases................        119            (38)       (77)  (108)   (75)     (90)
 Repayment of note
  receivable from
  stockholder...........        --             --         500    --     --       --
 Notes payable to
  related party.........        --             --         --     500    500    1,132
                              -----          -----      -----  -----  -----  -------
    Net cash provided by
     (used in) financing
     activities.........        119            462        423    992    425    1,042
                              -----          -----      -----  -----  -----  -------
(Decrease) increase in
 cash and cash
 equivalents............       (158)           208        (39)   449    179     (117)
Cash and cash
 equivalents at
 beginning of period....        171             13        221    182    182      631
                              -----          -----      -----  -----  -----  -------
Cash and cash
 equivalents at end of
 period.................      $  13          $ 221      $ 182  $ 631  $ 361  $   514
                              =====          =====      =====  =====  =====  =======
Supplemental disclosure
 of noncash activity:
 Net liabilities
  contributed...........      $ --           $ 384      $ --   $ --   $ --     $ --
 Assets acquired through
  capital leases........      $ --           $ --       $ --   $  41  $   3  $    94
                              =====          =====      =====  =====  =====  =======

                See accompanying notes to financial statements.

                       OFFICIAL PAYMENTS CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

        December 31, 1997, 1998 and September 30, 1999 (unaudited)

(1) Description of Business and Summary of Significant Accounting Policies

 (a) The Company

   Official Payments Corporation (the Company) was formed as U.S. Audiotex, LLC a California limited liability company (the "LLC"), on June 26, 1996. U.S. Audiotex Corporation, a Delaware corporation (the "Corporation"), was formed on August 24, 1999. Effective September 30, 1999, the LLC merged with and into the Corporation. On October 20, 1999, the Company changed its name to Official Payments Corporation. The Company provides credit card payment options for consumers to pay personal federal and state income taxes, sales and use taxes, property taxes and fines for traffic violations and parking citations.

   On June 26, 1996, Beranson Holdings, Inc., (the Predecessor) a company wholly owned by the Company's president, contributed net liabilities of $344,000 to the Company in exchange for an 80% interest in the Company. These assets and liabilities were recorded at the historical basis of the Predecessor. The Predecessor also had a business which collected revenues from interactive voice response classified advertisements. The formation of the Company excluded this operation of the Predecessor so revenues and net loss from this business activity totaling $752,000 and $14,000, respectively for the year ended December 31, 1996 have not been included in the financial statements of the Company. The activities of Beranson Holdings, Inc. for the first six months of 1996 related to the credit card payment business have been presented in the financial statements of the Company.

 (b) Unaudited Interim Financial Information

   The financial information for nine months ended September 30, 1998 and 1999 is unaudited, but includes all adjustments (consisting only of normal recurring adjustments and deferred stock compensation) which the Company considers necessary for the fair presentation of the financial position at such dates and the operations and cash flows for the periods then ended. Operating results for the nine months ended September 30, 1999 are unaudited, and are not necessarily indicative of results which may be expected for the entire year.

 (c) Cash and Cash Equivalents

   The company considers cash on hand, deposits in bank, certificates of deposits, and short-term marketable securities with original maturities of less than 90 days to be cash equivalents.

 (d) Property and Equipment

   Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. The Company has determined the estimated useful lives of their assets to be three years for computer equipment and five years for furniture and fixtures.

 (e) Revenue Recognition

   Transaction fees are derived from convenience fees paid by consumers for credit card payment services provided by the Company. Convenience fees are charged based on the amount of the payment processed and the type of payment. Transaction fees are recognized in the month the services are provided.

   Other revenues consists of the sale of customized systems which include software licenses, implementation services, training and post contract support related to these system sales. As vendor specific objective evidence does not exist for each element of the contract, revenues are recognized upon customer acceptance of the

                       OFFICIAL PAYMENTS CORPORATION

        December 31, 1997, 1998 and September 30, 1999 (unaudited)

software which occurs after installation of the system and the completion of training. Maintenance revenues are deferred based on vendor specific objective evidence and recognized ratably over the contractual term of the maintenance agreement, generally one year.

 (f) Development Costs

   Development costs associated with new products and enhancements to existing software products are expensed as incurred until technological feasibility is established upon completion of a working model. To date, the Company's software development has been completed concurrent with the establishment of technological feasibility, and, accordingly, $200,000 has been capitalized. The Company amortizes this cost on a straight line basis over an estimated useful life of three years, which is determined to be the greater of the amount computed using the straight-line method and the ratio that current gross revenues from the capitalized software bear to current and anticipated future revenues from the capitalized software.

 (g) Concentration of Risk

   Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of accounts receivable. The Company performs ongoing credit evaluations of its clients and generally does not require collateral. Uncollectible accounts have been insignificant to date. The Company had one customer that accounted for 22% of accounts receivable at December 31, 1997 and none that account for greater than 10% of accounts receivable at December 31, 1998 and September 30, 1999 (unaudited).

   In the nine-month period ended September 30, 1999 transaction fees from IRS payments accounted for 60% of total revenues (unaudited). The Company's agreement with the IRS covers credit card payments for 1998 tax returns filed during the 1999 filing season. The agreement was renewed for an additional one-year period by mutual consent of both parties.

   In April 1999 certain payments to the U.S. Treasury were duplicated which resulted in an overpayment totaling $440,000. In August 1999, the Internal Revenue Service acknowledged this overpayment and has agreed to reimburse the Company for the full overpayment. During September 1999, the Internal Revenue Service reimbursed the Company approximately $345,000 of this payment.

 (h) Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 (i) Fair Value of Financial Instruments

   The fair values of the Company's cash, cash equivalents, accounts receivable, accounts payable approximate their carrying values due to their short maturity. The fair value of amounts due to related parties is not readily determinable.

                       OFFICIAL PAYMENTS CORPORATION

        December 31, 1997, 1998 and September 30, 1999 (unaudited)


 (j) Accounting for Impairment of Long-Lived Assets

   The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of their carrying amount or fair value less cost to sell.

 (k) Net Income (Loss) Per Share

   Basic net income (loss) per share is computed using the weighted-average number of outstanding shares of common stock and, when dilutive, potential shares of options and warrants to purchase common stock using the treasury stock method. Diluted net income (loss) per share is computed using the weighted-average number of shares of common stock and, when dilutive, potential shares of options and warrants to purchase common stock using the treasury stock method outstanding.

 (l) Comprehensive Income (Loss)

   The Company has no components of other comprehensive income (loss), and accordingly, the comprehensive income (loss) is the same as net income (loss) for all periods presented.

 (m) Recent Accounting Pronouncements

   The FASB recently issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. For a derivative not designated as a hedging instrument, changes in the fair value of the derivative are recognized in earnings in the period of change. The Company must adopt SFAS No. 133 by July 1, 2001. Management does not believe the adoption of SFAS No. 133 will have a material effect on the financial position of the Company.

   In March 1998, the Accounting Standards Executive Committee issued Statement of Position 98--1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use or SOP 98-1. SOP 98-1 establishes the accounting for costs of software products developed or purchased for internal use, including when such costs should be capitalized. The adoption of SOP 98-1 in 1998 did not have a material affect on our financial position or results of operations.

 (n) Advertising Expense

   The cost of advertising is expensed as incurred. Such costs are included in selling and marketing expense and totaled approximately $6,000, $28,000, $28,000 and $63,000 for the years ended December 31, 1996, 1997, 1998 and the nine-month period ended September 30, 1999 (unaudited).

 (o) Stock Compensation

   The Company uses the intrinsic-value method to account for all of its employee stock compensation plans. Expense associated with stock compensation is being amortized on a straight-line basis over the vesting period of the individual awards.

                       OFFICIAL PAYMENTS CORPORATION

        December 31, 1997, 1998 and September 30, 1999 (unaudited)


(2) Related Party Transactions

   Notes receivable (payable) from/to related parties is as follows:

                                                  December 31,
                                                  --------------  September 30,
                                                  1997    1998        1999
                                                                   (unaudited)
                                                        (In thousands)
      Advances to an officer..................... $  11  $   --      $   --
      Amount due from Beranson Holdings, Inc.....     1      --          --
      Note payable to stockholders...............   --      (500)     (1,632)
                                                  -----  -------     -------
                                                  $  12  $  (500)    $(1,632)
                                                  =====  =======     =======

   On June 26 1996 the net liabilities (see footnote 1) contributed by the Predecessor included a note receivable of $98,000 from Kenneth Stern, the sole shareholder of the Predecessor. In 1997 the note was distributed to Kenneth Stern and the Company recorded a distribution to stockholders of $98,000.

   During the period from June 26, 1996 to December 31, 1996 the Company allocated approximately $16,000 of its general and administrative expenses to Beranson Holdings, Inc.

   Imperial Bank and Beranson Holdings, Inc., a company affiliated with our President, have from time to time made advances to fund certain capital expenditures. These advances are evidenced by promissory notes bearing interest at a floating rate equal to Imperial Bank's prime rate (7.75% as of June 30, 1999) plus 2% per annum. Principal and accrued interest of approximately $558,000 was repaid by the Company on August 24, 1998 and was refinanced with new notes to stockholder due December 31, 2000.

   Imperial Bank is one of 3 merchant banks used to process credit card transactions and perform traditional merchant credit card settlement services for the Company. The Company's agreement with Imperial Bank does not prohibit it from utilizing other merchants and is cancellable by the Company upon 30 days notice. During the nine months ended September 30, 1999, for performing these charges the Company paid Imperial Bank approximately $1.6 million for performing these merchant discount fees.

   Imperial Bank provides administrative and financial services to the Company. The Company reimburses Imperial Bank for these services to the extent they represent ongoing activities such as human resources, payroll processing and employee benefits administration. During the nine months ended September 30, 1999, the Company incurred approximately $7,000 for these services (unaudited). To the extent that Imperial Bank provides services for activities that are not paid for by the Company, the Company's allocated cost is recorded as expense and as a contribution of capital. For the year ended December 31, 1997 and for the nine months ended September 30, 1999 (unaudited), the Company recorded $20,000 and $118,000 respectively for these services. No such services were received by the Company or performed on behalf of the Company for all other periods presented.

   In April 1999, the Company received an intercompany advance of $440,000 from Imperial Bank to assist in its working capital needs. This amount was repaid by the Company in August, 1999.

   In June 1999, the stockholders of the Company agreed to loan the Company $2.8 million in working capital which is payable on the earlier of the date that is 30 days following the IPO date or December 31,

                      OFFICIAL PAYMENTS CORPORATION

        December 31, 1997, 1998 and September 30, 1999 (unaudited)

2000. Through September 30, 1999 (unaudited), the Company received advances of approximately $1.6 million from the stockholders which bears interest at 2% above prime and which will be repaid from the proceeds of the Company's initial public offering.

(3) Property and Equipment

   Property and equipment are summarized as follows:

                                                   December 31,  September 30,
                                                   -------------     1999
                                                    1997   1998   (unaudited)
                                                         (In thousands)
     Computer equipment........................... $  456 $  768    $1,019
     Furniture and fixtures.......................     38     66       164
                                                   ------ ------    ------
                                                      494    834     1,183
     Less accumulated depreciation and
      amortization................................    243    301       433
                                                   ------ ------    ------
                                                    $ 251 $  533    $  750
                                                   ====== ======    ======

Property and equipment recorded under capital leases was approximately
$24,000, $64,000 and $158,000 as of December 31, 1997, 1998 and September 30,
1999 (unaudited), respectively, with related accumulated amortization of approximately $11,000, $20,000 and $38,000, respectively.

(4) Debt and other commitments

   The Company has a credit facility with a third party bank which consists of a $500,000 line of credit and a term loan due May 2001 with an original principal amount of $250,000. The borrowings bear interest at the bank's prime rate of 7.75% as of December 31, 1998 plus 1.50%. The Company also leases certain equipment under capital leases, extending through 2000.

   Notes payable were as follows:

                                                   December 31,  September 30,
                                                   -------------     1999
                                                    1997   1998   (unaudited)
                                                         (In thousands)
     Line of credit............................... $  208 $  151    $  119
     Term loan....................................    171    121        83
     Capital lease obligation.....................     10     38       113
                                                   ------ ------    ------
                                                      389    310       315
     Less current portion.........................    268     69       106
                                                   ------ ------    ------
     Long-term notes payable...................... $  121 $  241    $  209
                                                   ====== ======    ======

   The Company leases its facility and certain equipment under operating leases, extending through 1999.

   The Company is in compliance with all financial covenants under this debt and other commitments as of December 31, 1998.

                       OFFICIAL PAYMENTS CORPORATION

        December 31, 1997, 1998 and September 30, 1999 (unaudited)

   Future minimum debt and capital leases payments as of September 30, 1999 were as follows (in thousands) (unaudited):

       1999................................................................ $ 40
       2000................................................................  153
       2001................................................................  113
       2002 and thereafter.................................................   20
                                                                            ----
         Total future minimum debt and capital leases payments............. $326
                                                                            ====

   Future minimum lease payments under noncancelable operating leases as of September 30, 1999 were as follows (in thousands) (unaudited):

     Years ending December 31:
       1999................................................................ $ 98
       2000................................................................  194
       2001................................................................  199
       2002................................................................  203
       2003................................................................  207
                                                                            ----
         Total future minimum lease payments under operating leases........ $901
                                                                            ====

   Rental expense under operating leases for the years ended December 31, 1997 and 1998 was $64,000 and $75,000, respectively.

(5) Stockholders' Equity (Deficit)

   On January 23, 1998, Imperial Bank purchased 9 million shares of common stock or 75% of the Predecessor's 12 million shares of common stock in the Company for $3,010,000. In addition, Imperial Ventures, a wholly owned subsidiary of Imperial Bank, transferred its 3 million shares of common stock in the Company to Imperial Bank.

   As of December 31, 1998, Imperial Bank and the Predecessor are the holders of 80% and 20% of the Company's common stock, respectively.

(6) Income Taxes

   As of December 31, 1998 the Company had no federal or Californian net operating loss carryforwards. As of December 31, 1998 the Company has no federal or Californian research and development credit carryforwards for tax purposes. All tax operating losses to date have been used by the members of U.S. Audiotex, LLC on their personal tax returns.

(7) Segment Information

   The Company has adopted the provisions of SFAS No. 131, Disclosure About Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the reporting by public business enterprises of information about operating segments, products and services, geographic areas, and major customers. The method for determining which information to report is based on the way that management organizes the operating segments within the Company for making operating decisions and assessing financial performance.

                       OFFICIAL PAYMENTS CORPORATION

        December 31, 1997, 1998 and September 30, 1999 (unaudited)


   The Company's chief operating decision-maker is considered to be the Company's President. The President reviews financial information by disaggregated information about revenues by product for purposes of making operating decisions and assessing financial performance. The financial information reviewed by the President is consistent with the information presented in the accompanying statements of operations. Therefore, the Company operates in a single operating segment.

                                                               Period from
                                                             January 1, 1996  Period from
                                                                   to        June 26, 1996                Nine months ended
                                                              June 26, 1996  (Inception) to  Year ended     September 30,
                                                              (Predecessor    December 31,  ------------- -----------------
                                                                Company)          1996       1997   1998    1998     1999
                                                                                                             (unaudited)
                                                                                     (In thousands)
Revenues by product are:
 Transaction fees:
  Federal income tax........................................      $--             $--       $  --  $  --  $    --  $  4,342
  Moving violations.........................................       101             160         446    827      580      888
  Parking citations.........................................       --               13         105    157      115      206
  Property taxes............................................       --                7         178    765      356      954
  State income taxes........................................       --               --         --     --       --       291
  Fax filing................................................        10              33         120    192      140      165
  Service bureau-utilities..................................       --               27          86    135       95      149
 Other revenues:
  System sales..............................................       159             204         166    115       15      105
  Maintenance & consulting..................................        42              30         101    178      133      108
--------------------------------------------------                ----            ----      ------ ------ -------- --------
 Total revenues.............................................      $312            $474      $1,202 $2,369 $==1,434 $==7,208

   No single customer accounted for greater than 10% of revenues in any period reported.

(8) Subsequent Events

 (a) Recapitalization

   On August 24, 1999, the Company issued 2,400 shares of common stock to Imperial Bank for an aggregate consideration of $8.00 and 600 shares of common stock to Beranson Holdings, Inc. for an aggregate consideration of $2.00. In connection with the merger of U.S. Audiotex, LLC into U.S. Audiotex Corporation, a Delaware Corporation, the limited liability company interests of Imperial Bank and Beranson Holdings in U.S. Audiotex, LLC were exchanged for 11,997,600 and 2,999,400 shares of the Company's common stock, respectively. Share information has been restated for all periods presented.

 (b) Initial Public Offering (Unaudited)

   On September 15, 1999, our Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission permitting us to sell shares of our common stock in connection with a proposed IPO.

 (c) Stock Incentive Plan

   The Board of Directors adopted the 1999 Stock Incentive Plan (the Incentive
Plan) on August 24, 1999. The Incentive Plan provides for the grant of nonstatutory stock options to employees or outside directors. A total of 6,900,000 shares of our common stock are reserved for issuance under the Incentive Plan, 900,000 of which are available for grants to outside directors.

                       OFFICIAL PAYMENTS CORPORATION

        December 31, 1997, 1998 and September 30, 1999 (unaudited)


   Options granted under the Incentive Plan may be designated as qualified or nonqualified at the discretion of our Board of Directors, with exercise prices for incentive stock options of not less than the fair value of the underlying stock at the date of grant. Options granted under the plan vest annually over a maximum five year period and expire ten years from the date of grant.

   The Company uses the intrinsic value method to account for the Incentive Plan. Accordingly, compensation cost is recognized for stock options when, on the date of grant, the current market value of the underlying common stock exceeds the exercise price of the stock options at the date of grant. In the nine-month period ended September 30, 1999, the Company recorded deferred compensation expense of approximately $41 million for options granted to employees to purchase approximately 4,488,000 shares of our common stock at an exercise price of $1.33 per share.

 (d) Stock Split

   On October 26, 1999 our Board of Directors authorized a 3 for 1 split of all of the outstanding shares of the Company's common stock which will be effective prior to the completion of the Company's initial public offering. Shares and per share number information has been restated for all periods presented to give effect to this stock split.


 (e) Significant Employment Agreements

   In August 1999, the Company entered into an employment agreement with Thomas
R. Evans, the Chairman and Chief Executive Officer. The employment agreement as amended as of September 14, 1999 provides for an annual base salary of $200,000 and a one-time bonus of $500,000. Mr. Evans was granted options to purchase 1,325,460 shares of common stock at $1.33 per share. The Company may exercise this right at any time during the 30-day period following Mr. Evans' termination of employment for reasons other than death, disability or a change in control. The Company's repurchase right will expire with respect to one-third of the 1,325,460 option shares on the first anniversary of the grant date. Thereafter, the Company's right will expire on a cumulative basis with respect to 29,763 shares per month on the last day of each of the next 24 consecutive months. Further, upon completion of this offering, the Company will grant Mr. Evans an additional option to acquire shares of the Company's common stock at an exercise price of $1.33 per share so that, when combined with the option described above, Mr. Evans will have options to acquire such number of shares of the Company's common stock as is equal to an aggregate of five percent (5%) of the Company's common stock outstanding at that time, on a fully diluted basis (including the options granted to Mr. Evans).

   Under the terms of the employment agreement, Imperial Bank has guaranteed that the value (as defined in the agreement) of Mr. Evans' 1,325,460 options will be worth $10,000,000 based upon the number of options vested on or before the third anniversary of the date of the agreement, or Imperial Bank will pay Mr. Evans an amount equal to the difference between $10,000,000 and the highest value of the vested options on or before the third anniversary. As part of the $41 million in deferred stock compensation recorded by the Company in the nine-month period ended September 30, 1999 (unaudited) the Company recorded $10 million of deferred stock compensation based upon this guarantee. This $10 million of deferred stock compensation is being amortized on a straight-line basis over the vesting period of the options which is 36 months.

   In August 1999, the Company entered into an employment agreement with Kenneth Stern, pursuant to which Mr. Stern has agreed to serve as the Company's President and a member of the board of directors until August 23, 2006. The employment agreement provides for an annual base salary of $215,000 and a minimum annual bonus of $100,000. Mr. Stern has the right to take early retirement at any time after the third anniversary of the date of the agreement, upon which the Company would be required to pay him his base salary and bonus through August 23, 2006.

                         [OFFICIAL PAYMENTS Logo]

                     5,000,000 Shares of common stock

                            ----------------------

                                   PROSPECTUS

                            ----------------------

                          Donaldson, Lufkin & Jenrette

                               CIBC World Markets

                       DLJdirect Inc.

--------------------------------------------------------------------------------

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representation as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of U.S. Audiotex Corporation have not changed since the date hereof.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Until     , 1999 (25 days after the date of this prospectus), all dealers that effect transactions in these shares of common stock may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the expenses in connection with this Registration Statement. The Company will pay all expenses of the offering. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission, National Association of Securities Dealers, Inc. ("NASD") and the Nasdaq National Market.

      Securities and Exchange Commission Filing Fee...................  $23,978
      NASD Filing Fee.................................................    6,500
      Nasdaq National Market Listing Fee..............................        *
      Printing Fees and Expenses......................................        *
      Legal Fees and Expenses.........................................        *
      Accounting Fees and Expenses....................................        *
      Blue Sky Fees and Expenses......................................        *
      Miscellaneous...................................................        *
                                                                        -------
        Total.........................................................  $     *
                                                                        =======

--------
* To be completed in an amendment.

Item 14. Indemnification of Directors and Officers

   Subsection (a) of Section 145 of the General Corporation Law of Delaware (the "DGCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or complete action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

   Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

   Section 145 of the DGCL further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification or advancement of expenses provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

   Our certificate of incorporation provides that no director, or person serving on a committee of the board of directors, shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

  . for any breach of the director's duty of loyalty to us or our stockholders;

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  .  under Section 174 of the DGCL; or

  . for any transaction from which the director derived an improper personal benefit.

   Our bylaws provide that we must indemnify our directors, officers and employees against any liability incurred in connection with any proceeding in which they may be involved as a party or otherwise, by reason of the fact that he or she is or was a director, officer, employee, or agent of us, or is or was serving at our request as a director, officer, employee, agent, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan, or other entity or enterprise, except:

  . to the extent that such indemnification against a particular liability is expressly prohibited by applicable law;

  .  for a breach of such person's duty of loyalty to us or our stockholders;

  .  for acts or omission not in good faith;

  .  for intentional misconduct or a knowing violation of law; or

  . for any transaction resulting in receipt by such person of an improper personal benefit.

   Such indemnification may include advances of expenses prior to the final disposition of such proceeding.

Item 15. Recent Sales of Unregistered Securities

   On August 24, 1999, we issued 2,400 shares of our common stock to Imperial Bank for an aggregate consideration of $8.00 and 600 shares of common stock to Beranson Holdings, Inc. for an aggregate consideration of $2.00. We relied on the exemption under Section 4(2) of the Securities Act of 1933, as amended, because it was an offer made by an issuer not involving a public offering. In connection with the merger of U.S. Audiotex, LLC into us, which merger we effected as of September 30, 1999, the limited liability company interests of Imperial Bank and Beranson Holdings, Inc. in U.S. Audiotex, LLC were exchanged for 11,997,600 and 2,999,400 shares of our common stock, respectively. The merger was an internal corporate reorganization solely involving the existing members of U.S. Audiotex, LLC in order to convert our corporate form into a C corporation in anticipation of this initial public offering.

Item 16. Exhibits and Financial Statement Schedule

    (a) Exhibits.

 Exhibit
 No.                                   Description
 -------                               -----------
  1.1    --Form of Underwriting Agreement.**
  2.1    --Merger Agreement, dated as of September 24, 1999, between U.S.
          Audiotex, LLC and U.S. Audiotex Corporation.
  3.1    --Certificate of Incorporation of the Registrant.*
  3.1.1  --Amended Certificate of Incorporation of the Registrant.
  3.2    --Bylaws of the Registrant.*
  4.1    --Common Stock Specimen.**
  5.1    --Opinion of Cadwalader, Wickersham & Taft.**
 10.1    --Amended Employment Agreement, dated as of September 14, 1999, by and among U.S. Audiotex Corporation, Imperial Bank and Thomas R. Evans.*
 10.2    --Employment Agreement, dated August 24, 1999, between U.S. Audiotex
          Corporation and Kenneth Stern.*
 10.3    --1999 Stock Incentive Plan.*
 10.4    --Stockholders Agreement, dated August 24, 1999, by and among U.S.
          Audiotex Corporation, U.S. Audiotex, Inc. and Imperial Bank.*
 10.5    --Electronic Tax Administration Memorandum of Agreement between the
          Internal Revenue Service and U.S. Audiotex, LLC.*
 10.5.1  --Electronic Tax Administration Memorandum of Agreement Between the
          Internal Revenue Service and U.S. Audiotex Corporation, dated October
          4, 1999.
 10.6    --Contract between U.S. Audiotex, LLC and the Office of the Chief
          Financial Officer of the District of Columbia with an award date of
          December 22, 1998.
 10.7    --Term contract between the New Jersey Division of Purchase and
          Property and U.S. Audiotex, LLC, together with related Response to
          Request for Proposal.
 10.8    --Subcontract with the Novus Services, Inc., dated November 30, 1998, of the IVR Services agreement with the California Franchise Board.
 10.9    --Processing Agreement, dated as of July 16, 1995, by and between
          Imperial Bank and U.S. Audiotex LLC.
 10.10   --Contract with the Internal Revenue Service for Integrated Electronic
          Filing and Payment of Individual Income Tax by Credit Card, dated
          September 30, 1999.**
 23.1    --Consent of Cadwalader, Wickersham & Taft (included in Exhibit
          5.1).**
 23.2    --Consent of KPMG LLP.
 24.1    --Power of Attorney (included on signature page).
 27.1    --Financial Data Schedule.
 99.1    --Consent of George L. Graziadio
 99.2    --Consent of Lee E. Mikles
 99.3    --Consent of Bruce Nelson
 99.4    --Consent of Christos Cotsakos
 99.5    --Consent of Andrew Cohan
 99.6    --Consent of Vernon Loucks

--------

 * Previously Filed

** To be filed by amendment.

   (b) Financial Statement Schedules.

   All schedules are omitted because they are not applicable or the required information is shown in the financial statements or the notes thereto.

Item 17. Undertakings

   The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Ramon, State of California, on October 26, 1999.

                                          U.S. AUDIOTEX CORPORATION

                                          By: /s/ Thomas R. Evans
                                             ----------------------------------
                                                     Thomas R. Evans
                                                 Chief Executive Officer

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas R. Evans and Brian W. Nocco, and each of them, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform such and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on October 26, 1999


              Signature                                  Title

   /s/ Thomas R. Evans
-------------------------------------
           Thomas R. Evans                 Chairman and Chief Executive Officer
                                        and

                                           a director
                                           (principal executive officer)
   /s/ Brian W. Nocco
-------------------------------------
                                           Chief Financial Officer and a
         Brian W. Nocco                 director
                                           (principal accounting officer)

   /s/ Kenneth Stern
-------------------------------------      President and a director
            Kenneth Stern


 Exhibit
 No.                               Description                             Page
 -------                           -----------                             ----
  1.1    --Form of Underwriting Agreement.**
  2.1    --Merger Agreement, dated as of September 24, 1999, between
          U.S. Audiotex, LLC and U.S. Audiotex Corporation.
  3.1    --Certificate of Incorporation of the Registrant.*
  3.1.1  --Amended Certificate of Incorporation of the Registrant.
  3.2    --Bylaws of the Registrant.*
  4.1    --Common Stock Specimen.**
  5.1    --Opinion of Cadwalader, Wickersham & Taft.**
 10.1    --Amended Employment Agreement, dated as of September 14, 1999, by and among U.S. Audiotex Corporation, Imperial Bank and
          Thomas R. Evans.*
 10.2    --Employment Agreement, dated August 24, 1999, between U.S.
          Audiotex Corporation and Kenneth Stern.*
 10.3    --1999 Stock Incentive Plan.*
 10.4    --Stockholders Agreement, dated August 24, 1999, by and among
          U.S. Audiotex Corporation, U.S. Audiotex, Inc. and Imperial
          Bank.*
 10.5    --Electronic Tax Administration Memorandum of Agreement between the Internal Revenue Service and U.S. Audiotex, LLC.*
 10.5.1  --Electronic Tax Administration Memorandum of Agreement Between
          the Internal Revenue Service and U.S. Audiotex Corporation,
          dated October 4, 1999.
 10.6    --Contract between U.S. Audiotex, LLC and the Office of the
          Chief Financial Officer of the District of Columbia with an award date of December 22, 1998.
 10.7    --Term contract between the New Jersey Division of Purchase and
          Property and U.S. Audiotex, LLC, together with related
          Response to Request for Proposal.
 10.8    --Subcontract with the Novus Services, Inc., dated November 30,
          1998, of the IVR Services agreement with the California
          Franchise Board.
 10.9    --Processing Agreement, dated as of July 16, 1995, by and
          between Imperial Bank and U.S. Audiotex LLC.
 10.10   --Contract with the Internal Revenue Service for Integrated
          Electronic Filing and Payment of Individual Income Tax by
          Credit Card, dated September 30, 1999.**
 23.1    --Consent of Cadwalader, Wickersham & Taft (included in Exhibit
          5.1).**
 23.2    --Consent of KPMG LLP.
 24.1    --Power of Attorney (included on signature page).
 27.1    --Financial Data Schedule.
 99.1    --Consent of George L. Graziadio
 99.2    --Consent of Lee E. Mikles
 99.3    --Consent of Bruce Nelson
 99.4    --Consent of Christos Cotsakos
 99.5    --Consent of Andrew Cohan
 99.6    --Consent of Vernon Loucks

--------

 * Previously Filed

** To be filed by amendment.